AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2004
                                                REGISTRATION NO. 333-___________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                IMPROVENET, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                          ____________________________

            DELAWARE                        1521                 77-0452868
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                       10799 NORTH 90TH STREET, SUITE 200
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 346-0000
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                 WITH COPIES TO:
                              ____________________
                              ____________________
                              ____________________
                              ____________________
            JEFFREY RASSAS                              AND TO:
        CHIEF EXECUTIVE OFFICER                 JEFFREY R. PERRY, ESQ.
           IMPROVENET, INC.                 LAW OFFICE OF JEFFREY R. PERRY
    10799 N. 90TH STREET, SUITE 200         10799 N. 90TH STREET, SUITE 200
       SCOTTSDALE, ARIZONA 85260               SCOTTSDALE, ARIZONA 85260
       TELEPHONE: (480) 346-0000               TELEPHONE: (480) 346-0000
       FACSIMILE: (480) 346-3000               FACSIMILE: (480) 346-3000
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

Approximate Date of Proposed Sale to the Public: As soon as practicable, from time to time, after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                            CALCULATION OF REGISTRATION FEE

                                                    Dollar
                                                    Amount     Proposed Maximum     Proposed Maximum     Amount of
                                                    to be       Offering Price          Aggregate       Registration
Title of Each Class of Security to be Registered Registered(1)  Per Share(2)(3)    Offering Price(2)(3)     Fee
================================================ ============ ==================== ==================== =============
Common stock, $.001 par value, outstanding         25,310,410        $0.21                $5,315,186          $673
------------------------------------------------ ------------ -------------------- -------------------- -------------
Common stock, $.001 par value, underlying
outstanding warrants                               12,836,664        $0.21                $2,695,699          $342
================================================ ============ ==================== ==================== =============
                                          TOTALS   38,147,074        $0.21                $8,010,885        $1,015
================================================ ============ ==================== ==================== =============

(1)     Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the warrants.

(2)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule
        457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices reported on the Over The Counter Bulletin Board on August 19, 2004.

(3)     Per share price determined pursuant to Rule 457(c) as of August 19, 2004.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              CROSS REFERENCE SHEET

ITEM
NO.          CAPTION IN FORM SB-2                   CAPTION IN PROSPECTUS
-----   -------------------------------     ------------------------------------

1.      Front of Registration               Front Cover Page; Front Cover of
        Statement and Outside Front         Prospectus
        Cover of Prospectus

2.      Inside Front and Outside            Inside Front Cover of Prospectus;
        Back Cover Pages of                 Outside Book Cover of Prospectus
        Prospectus

3.      Summary of Information and          Risk Factors
        Risk Factors Summary;

4.      Use of Proceeds                     Use of Proceeds

5.      Determination of Offering           Plan of Distribution
        Price

6.      Dilution                            Not Applicable

7.      Selling Securityholders             Selling Securityholders

8.      Plan of Distribution                Plan of Distribution

9.      Legal Proceedings                   Our Business - Litigation

10.     Directors, Executive Officers,      Management
        Promoters and Control Persons

11.     Security Ownership of Certain       Principal Shareholders
        Beneficial Owners and Management

12.     Description of Securities           Description of ImproveNet's
                                            Securities

13.     Interest of Named Experts and       Not Applicable
        Counsel

14.     Disclosure of Commission Position   Management-Limitation of Liability
        on Indemnification for Securities   and Indemnification Matters
        Act Liabilities

15.     Organization Within Last Five       Certain Transactions
        Years

16.     Description of Business             Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations; The Business

17.     Management's Discussion and         Management's Discussion and Analysis
        Analysis or Plan of Operation       of Financial Condition and Results
                                            of Operations

18.     Description of Property             Our Business-Facilities

19.     Certain Relationships and Related   Certain Transactions
        Transactions

20.     Market for Common Equity and        Market for Common Stock
        Related Stockholder Matters

21.     Executive Compensation              Management - Executive Compensation

22.     Financial Statements                Financial Statements

23.     Changes in and Disagreements with   Not Applicable
        Accountants on Accounting and
        Financial Disclosure

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION, DATED ___, 2004

                             UP TO 38,147,074 SHARES

                                IMPROVENET, INC.

         This offering relates to the possible sale, from time to time, by certain securityholders of ImproveNet, Inc. ("IMPROVENET") of shares of our common stock. ImproveNet will not receive any of the proceeds from the sale of these shares but will receive certain amounts upon exercise of outstanding warrants.

         ImproveNet's common stock is traded on the OTC Bulletin Board under the symbol "IMPV." On August 19, 2004 the last reported sale price of the common stock on the OTC Bulletin Board was $0.20 per share. The bid price and asked price were $01.8 and $0.24, respectively.

         The shares of common stock described in this prospectus are for resale and are to be or have been issued to certain ImproveNet securityholders. The shares offered are being registered, in some cases, due to ImproveNet's contractual obligations to these selling securityholders while in other cases, due to . The selling securityholders may elect to sell all, a portion or none of the shares of common stock described in this prospectus. Sales may be made through brokers at the prevailing market price at the time of such sales or at other prices as may be negotiated. See "PLAN OF DISTRIBUTION." The common stock also may be offered in block trades, private transactions or otherwise at prices to be negotiated. All expenses of registration of these shares are being borne by ImproveNet, but the selling securityholders will pay any brokerage and other expenses of sale incurred by them.
                                  ____________

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                                  ____________

         Each selling securityholder and any broker executing selling orders on behalf of a selling securityholder may be deemed to be an "underwriter." Commissions received by any broker may be deemed to be underwriting commissions.
                                  ____________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this prospectus is ___, 2004.

                               Prospectus Summary

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                IMPROVENET, INC.

BUSINESS OF ISSUER

         ImproveNet, Inc. is a nationally recognized provider of home improvement services. There are two major categories of home improvement services. The first category is service provider matching services and marketing services, and the second, offered through our wholly-owned subsidiary eTechLogix, is as a developer of and marketer of Enterprise Commerce Management ("ECM") software sold under the product servicemark of Smart FusionSM for the Building Materials Industry ("BMI"), which is segmented into many vertical markets.

SERVICE PROVIDER MATCHING SERVICES

         Our service provider matching service is the process by which homeowners are matched to our network of pre-screened ImproveNet contractors. This was the core business model upon which the Company was founded and has been the primary source of our revenue. Since its inception, we have invested quite heavily in establishing a pool of national remodeling contractors. We consider this to be the core of its business and we anticipate the major portion of the Company's resources and efforts in the foreseeable future will be devoted to further this service.

MARKETING SERVICES

         We provide advertising and marketing services on behalf of home improvement suppliers and marketing programs for building materials manufacturers, distributors, contractors and trade professionals, as well as other companies who wish to communicate to our consumer and service provider audiences. We also provide content and on-line tools on behalf of companies to assist them in serving their own customers on-line.
OTHER INFORMATION

         We started business in January 1996 as a regional contractor matching service. Originally ImproveNet was a California corporation but reincorporated in Delaware in 1998. Our principal executive offices, customer care center, and sales and marketing facilities are located at 10799 North 90th Street, Suite 200, Scottsdale, AZ 85260.

                                  THE OFFERING

SECURITIES OFFERED....................  This prospectus relates to the offering by our securityholders of up to
                                        38,147,074 shares of our common stock.
                                        The shares registered with this
                                        prospectus include 25,310,410
                                        outstanding shares of common stock, and
                                        12,836,664 shares issuable upon exercise of outstanding warrants.

COMMON STOCK OUTSTANDING
AFTER OFFERING........................  As of August 14, 2004, we had 53,707,715
                                        shares of common stock outstanding,
                                        including 25,310,410 shares covered by
                                        this prospectus. The exercise of all
                                        outstanding warrants covered by this
                                        prospectus will result in the issuance
                                        of an additional 12,836,664 additional
                                        shares. The holders of the outstanding
                                        warrants are not obligated to exercise
                                        their warrants so there is no assurance
                                        that all or any portion of these shares
                                        will be issued.

                                        For purposes of this prospectus, we have assumed that an additional 12,836,664 shares will be issued upon exercise of outstanding warrants.

SYMBOL................................  IMPV

RISK FACTORS..........................  This offering involves a high degree of risk. See "RISK FACTORS" beginniNG on
                                        page 5.

                             SUMMARY FINANCIAL DATA

         The following summary financial information is derived from our financial statements included in this prospectus. This data should be read with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements and related notes included herein.

                                                                                      Six Months Ended
                                                Years Ending December 31,                  June 30,
                                             ------------------------------      ------------------------------
                                                 2003              2002              2004              2003
                                             ------------      ------------      ------------      ------------
                                                                                  (unaudited)       (unaudited)
STATEMENT OF OPERATIONS DATA:
 Sales                                       $  3,223,587      $    777,257      $  1,880,247      $  1,648,548
 Cost of Sales                                  1,787,449           240,394           845,043           966,423
 Gross Profit                                   1,436,138           536,863         1,035,204           682,125
 Gain (Loss) From Operations                     (851,653)         (405,220)          (62,255)         (355,378)
 Net Loss Per Common Share                          (0.02)            (0.02)            (0.02)            (0.01)
 Weighted Average Number of Basic Shares       39,210,315        28,909,573        40,422,152        39,210,315

                                                                        December 31,                 June 30,
                                                               -----------------------------       ------------
                                                                   2003              2002              2004
                                                               ------------      ------------      ------------
                                                                                                                        (unaudited)

BALANCE SHEET DATA:
         Cash and Cash Equivalents                             $    382,415      $    446,833      $  1,072,627
         Current Assets                                             720,720         1,431,359         1,615,114
         Total Assets                                               820,520         1,589,353         1,683,821
         Current Liabilities                                      1,008,208         3,401,514           890,599
         Accumulated Deficit                                     (3,081,507)         (412,794)       (1,963,096)
         Shareholders' Equity (Deficit)                             872,689        (1,839,041)          791,100

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "SECURITIES ACT") and Section 21E of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). We may also make forward-looking statements from time to time in filings with the Securities and Exchange Commission ("SEC"), press releases or otherwise. We intend that the forward-looking statements be subject to the safe harbors created by these statutory provisions. Wherever possible, we have identified the forward-looking statements by words such as "ANTICIPATES," "BELIEVES," "CONTEMPLATES," ESTIMATES," "EXPECTS," "INTENDS," "PLANS," "PROJECTS," "FORECASTS" and similar expressions.

         Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events, plans and expectations. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions could prove inaccurate. Our forward-looking statements reflect only our current views with respect to future events and financial performance or operations and speak only as of the date the statements are made. Our actual results may differ materially from such statements. Factors that may cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as elsewhere in this prospectus. The inclusion of forward-looking information should not be regarded as a representation that the future events, plans or expectations contemplated will be achieved.

         The inclusion of forward-looking information should not be regarded as a representation that the future events, plans or expectations contemplated will be achieved. We disclaim any obligation to subsequently revise forward-looking statements to reflect subsequent events or circumstances or the occurrence of unanticipated events.

                                  RISK FACTORS

         INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW, WHICH CAN AFFECT THE COMPANY'S CURRENT POSITION AND FUTURE PROSPECTS, AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY, ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF THE COMMON STOCK TO DECLINE AND A LOSS OF PART OR ALL OF ANY INVESTMENT IN THE COMMON STOCK.

WE HAVE A RECENT HISTORY OF LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

         The Company has continued to sustain losses for the past two years but with Funds received from its private placement in June 2004, the Company now has positive working capital and positive net worth.

         Our operating losses have limited our ability to obtain vendor credit or extended payment terms and bank financing on favorable terms; accordingly, we depend on our cash and cash equivalent balances to fund our operations.

         As a result of the merger with ImproveNet in late 2002, both revenue and operating expenses increased significantly in 2003. Prior to the Merger, the ImproveNet business operated at a significant loss. The ImproveNet business has been moved from California to Arizona and has been integrated into the infrastructure of eTechLogix, leveraging existing technical, marketing and administrative personnel. We believe that during 2004 ImproveNet will reach operating profitability.

         With Funds received from the private placement in June 2004, we expect that our available cash resources will be sufficient to meet our anticipated needs for operations and capital expenditures during the next 12 months. We will strive to make ongoing realignments, if required, to achieve positive cash flow with our existing cash resources. We are additionally decreasing our marketing and other operating expenditures to assist us in maintaining our available cash resources. We may need to raise additional funds in order to develop new or enhance existing services, to respond to competitive pressures or to acquire complementary businesses, services or technologies. No assurances can be made that the Funds received from the recent Private placement will be adequate or sufficient to fund expansion, react to competitive pressures, or take advantage of unanticipated opportunities that we may identify.

WE FACE CONTINUED CHALLENGES IN THE INTEGRATION OF THE SEPARATE BUSINESSES OF IMPROVENET AND ETECHLOGIX FOLLOWING THE MERGER.

         We have not experienced the anticipated synergistic results from the integration of the separate businesses of ImproveNet and eTechLogix following the Merger. The strategies of cross-marketing service offerings, the opportunities of expanded markets, the development of additional revenue streams, the enhanced ability to raise capital, and the availability of public currency for making strategic acquisitions have had limited success to date. It is unknown how successful these efforts will be in the future. This could affect the results of our operations, negatively impact our financial performance and harm our business.

BECAUSE WE ARE NO LONGER LISTED ON THE NASDAQ NATIONAL MARKET SYSTEM, THE LIQUIDITY OF OUR COMMON STOCK HAS BEEN SERIOUSLY LIMITED.

         On June 29, 2001, we received a Nasdaq Qualification Panel Decision indicating that we have failed to comply with the minimum bid price requirement for continued listing, and we were delisted from the Nasdaq National Market System. Our stock is currently being traded on the Nasdaq Over-The-Counter Bulletin Board; however, the liquidity of our common stock is significantly lower than when it was listed on the Nasdaq National Market System.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

         Currently only a very limited trading market exists for ImproveNet common stock. Our common stock trades on the OTC Bulletin Board under the symbol "IMPV.OB." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

         Our shares are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the registrant's net tangible assets; or exempted from the definition by the Commission. Since our shares are deemed to be "penny stocks", trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

OUR MARKETS ARE COMPETITIVE AND VOLATILE AND WE MAY SUFFER PRICE REDUCTIONS, BE UNABLE TO ATTRACT HOMEOWNERS TO OUR WEB SITE, BE UNABLE TO MAINTAIN OUR SERVICE PROVIDER NETWORK OR ENTER INTO NEW MULTI-YEAR COMMERCIAL CONTRACTS IF WE DO NOT COMPETE EFFECTIVELY.

         The market for our services is intensely competitive, evolving and subject to rapid technological change. To remain competitive, we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our online and offline services in order to attract homeowners to our Web site and maintain our service provider network. We expect the intensity of competition to increase in the future. Increased competition may result in changes in our pricing model, fewer homeowners visiting our

Web site, service providers leaving our network, less marketing revenue, reduced gross margins and loss of market share, any one of which could significantly reduce any future profitability. In addition, technological barriers to entry are relatively low. As a result, current competitors, including local referral businesses and online referral companies including ServiceMagic.com, and Contractor.com as well as potential competitors such as The Home Depot, Lowe's and Sears Roebuck & Company who have launched Web sites similar to ours that could gain broader market acceptance based on content, products and services. Because of the localized nature of the service provider matching services, our Web site presentation, and the personalized approach of our customer service and operations center, we believe that we distinguish our service provider matching service from that of our competitors but cannot assure that our customers will recognize such distinctions or that this will sustain our business.

         The business management software, e-distribution and e-commerce markets are intensely competitive, and we face increasing competition in every aspect of this business. E-commerce distribution is a relatively new fragmented industry and is anticipated to attract significant competition. We may not be able to compete effectively in such an environment.

         Some of our competitors have more resources and broader and deeper customer access than we do. In addition, several of these competitors have or can readily obtain extensive knowledge of the home improvement industry. Our competitors may be able to respond more quickly than we can to new technologies or changes in Internet user preferences and devote greater resources than we can to the development, promotion and sale of their services. We may not be able to maintain our competitive position against current and future competitors, especially those with significantly greater resources and brand recognition.

HOMEOWNERS AND SERVICE PROVIDERS MAY BE RELUCTANT TO ACCEPT AN INTERNET-BASED SERVICE PROVIDER MATCHING SERVICE.

         Currently most homeowners use traditional means including word-of-mouth referrals, Yellow Pages and local contractor matching services to obtain service providers for their home improvement projects. In addition, many service providers do not use the Internet for business purposes and may be reluctant to become part of a network of service providers on an Internet-based service provider matching service. If homeowners do not use our matching service or service providers do not join our network, we will not be able to generate significant revenues from either services or advertising.

IF WE DO NOT ATTRACT AND RETAIN A NETWORK OF HIGH QUALITY SERVICE PROVIDERS, OUR BUSINESS COULD BE HARMED.
         We expect to derive the majority of our revenues from our network of service providers in the form of payments for each homeowner referral that we provide to them and for each home improvement project that they win. Our business is highly dependent on homeowners' use of our Web site to find service providers for their home improvement projects so that service providers will achieve a satisfactory return on their participation in the ImproveNet program.

         A key element of the growth of our business is the pace at which service providers adopt the ImproveNet matching process. This adoption includes responding to homeowner inquiries within 72 hours, providing a competitive, firm quote to homeowners quickly, and paying the service fees to ImproveNet. We devote significant effort and resources to screening and supporting participating service providers and to developing programs that monitor service providers' job wins and that collect service fees from service providers for these wins. Our inability to screen and support service providers effectively, or the failure of our service providers to respond professionally and in a timely manner to homeowner inquiries, could result in low homeowner satisfaction and harm our business. In addition, the failure of our service providers to win home improvement projects, report their wins to us, or pay us service fees could harm our business.

         We must actively recruit new service providers and retain and motivate our current service providers to ensure that we continually have adequate coverage. We believe that service providers in the home improvement industry suffer from a relatively high failure or turnover rate that makes it difficult for us to retain service providers. Accordingly, we expect that not all of our service providers will remain active participants in our network. If we are unable to achieve low turnover among our network of service providers our business could be harmed.

THE MARKETS IN WHICH WE COMPETE ARE CYCLICAL WHICH CAN AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS.

         The demand for our service provider matching services is cyclical and fluctuates from season to season during the year. Historically during the spring and summer, the demand of homeowners to proceed with home improvement projects is stronger than at other times of the year. Numerous factors may account for this increased demand. As a result, the quantity and quality of the home improvement project leads we receive at various times of the year fluctuates. This directly affects the number of home improvement project leads we provide. Therefore, revenues from lead fees and win fees may be negatively impacted at times when the demand is less. Our financial performance and results can be impacted.

         In a similar way, the demand from our manufacturer and distributor customer base for our business management software, e-commerce and e-distribution solutions is cyclical. During the late fall and winter when demand for building materials decreases, manufacturers and distributors in the BMI are more receptive to the business management software, e-commerce and e-distribution solutions we offer. We believe this is primarily due to a less demanding schedule for the manufacturers and distributors affording them time to focus on our solutions. The result of this fluctuation can negatively impact our financial performance and results.

IF HOMEOWNERS FAIL TO REPORT, AND SERVICE PROVIDERS FAIL TO REPORT AND TO PAY TO US WIN FEES, DIRECTLY OR INDIRECTLY, OUR BUSINESS WOULD BE HARMED.

         Our service providers are responsible for paying us a win fee for each job that they obtain from us. We ask service providers not to pass on the cost of the win fee to the homeowner. However, we do not currently provide any guarantee to the homeowner that our service providers have not raised their rates to cover the win fee nor do we audit or plan to audit our service providers to confirm that they have not raised their rates. Homeowners may believe that they are indirectly paying us our win fee through the higher rates of service providers and, therefore, choose to select service providers through word-of-mouth referrals, Yellow Pages, local contractor matching services or other means rather than using our matching service. If homeowners choose not to use our service, we will lose service revenues and visitors to our Web sites and our business will be harmed.

         We depend on our service providers to report that they have won a job, report the correct contract amount, and pay us our win fee. We rely on our relationships with our service providers and the incentive to receive future leads from us to encourage service providers to report wins and pay win fees. Currently, we do not have a control or an oversight mechanism in place with either service providers or homeowners to ensure that they report wins and pay win fees. If service providers do not report wins, the correct contract amounts, or pay us win fees, we will lose service revenues and our business will be harmed.


WE ARE UNCERTAIN IF OUR NEW SUBSCRIPTION BASED PROGRAM, RECENTLY INTRODUCED TO OUR EXISTING AND PROSPECTIVE SERVICE PROVIDERS, WILL BE ACCEPTED.

         In July 2004, we introduced a new subscription based program to our existing and prospective service providers for purchasing homeowner home improvement leads. The subscription program has three different pricing levels. Two of those levels include a monthly subscription fee along with lead fees at various rates. None of the three pricing levels includes win fees. Our expectation is that all of our service providers will be converted to one of the pricing levels of the subscription program eliminating win fees altogether. There are no assurances that our existing and prospective service providers will be receptive to the new subscription program or will be successfully converted to the subscription program.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS TO ATTRACT VISITORS TO OUR WEB SITES.

         We have entered into commercial contracts with Web based search engine companies and suppliers of home improvement products and services to generate revenues and increase the number of visitors to our Web sites. Under these contracts, search engine companies link search requests to our Web site, and suppliers have placed links to our Web site from their Web sites to allow their customers to visit our Web site if the customers are interested in obtaining home improvement information or searching for a service provider. We believe that increasing the number of visitors to our Web sites will increase the number of job submissions. We cannot assure you that these contracts will lead to increased visits to our Web sites or that increased visits to our Web sites will result in increased job submissions. If we do not maintain our existing contracts on terms as favorable as currently in effect or if we are not able to establish new contracts on commercially reasonable terms, our business could be harmed.

         Companies that we may pursue for a commercial contract may offer services competitive with suppliers with which we currently have contracts. As a result, these suppliers may be reluctant to enter into commercial contracts with us.

         We purchase preferential placement on high-traffic Web sites. We believe these Web sites can help us to increase the number of visitors to www.ImproveNet.com. There is intense competition for preferential placements on these Web sites. If we lose our relationships with any one of these Web sites, job submissions on ImproveNet.com may decrease and we may not be able to enter into commercially reasonable contracts with replacement high-traffic Web sites, if at all.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS TO PROVIDE SOFTWARE TOOLS AND INFRASTRUCTURE.

         We integrate third-party software into our service offerings on our Web sites. We would be harmed if the providers from which we license software ceased to deliver and support reliable products, to enhance their current products, or to respond to emerging industry standards. In addition, third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain, this software could limit the features available on our Web sites, which could harm our business.

IN 2003 WE WERE DEPENDENT UPON A THIRD-PARTY RELATIONSHIP FOR THE CUSTOMER SERVICE AND OPERATIONS OF OUR SERVICE PROVIDER MATCHING SERVICE. ALTHOUGH THESE FUNCTIONS WERE RECENTLY MOVED IN-HOUSE, IT IS UNCLEAR IF THE TRANSITION HAS BEEN IMPLEMENTED SMOOTHLY.

         Our customer service and operations for the service provider matching service are performed under terms of a services agreement with a Canadian corporation in Nova Scotia, Canada which provides for termination without cause upon 180 days notice by the Canadian corporation. In January 2004, the Canadian corporation provided written notice to us of termination of the services agreement. We have staffed our Scottsdale, Arizona offices for the customer service and operations for the service provider matching service. In late March 2004, the transition of our customer service and operations was made to our Scottsdale, Arizona offices. It is unclear if the transition has been implemented smoothly or if the customer service and operations will be performed adequately in the new location. There is an element of goodwill associated with the customer relationship aspect of the customer service center which could have been lost when the services agreement was terminated. Early on, we experienced some disruption in customer support, collections of accounts receivable and revenues following the time of the transition of our Customer Care Center.

WE ARE DEPENDENT UPON CORPORATE ACCEPTANCE OF OUR SERVICES AND PRODUCTS NARROWLY TARGETED TO THE MANUFACTURERS AND DISTRIBUTORS IN THE BUILDING MATERIALS INDUSTRY.

         Acceptance of technology based solutions within the building materials industry is an unproven strategy and may not materialize despite our marketing and sales efforts. Our focus on a narrow market for these offerings could harm our business if the pace of acceptance is slower than we anticipate.

WE ARE DEPENDENT UPON A FEW MAJOR CUSTOMERS FOR REVENUE RECEIVED FROM SALES OF E-COMMERCE AND E-DISTRIBUTION SOFTWARE.

         Our reliance on a few major customers for revenue currently generated by eTechLogix leaves our business vulnerable to the ability of those customers to pay us timely. Although our efforts are focused on increasing our customer base, there can be no assurances that we will be successful. Almost all of the revenue generated by eTechLogix is received from eight primary customers.

WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO MANAGE FUTURE GROWTH.

         Any future growth we may experience will present many challenges and place additional pressure on our already limited resources and infrastructure. No assurances can be given that we will be able to execute our business plans and strategies and effectively manage future growth. Our future growth may place a significant strain on our managerial, operational, financial and other resources. Our success will depend upon our ability to manage growth effectively, which will require that we continue to implement and improve our operational, administrative, financial and accounting systems and controls and continue to expand, train and manage our employees. Our systems, procedures and controls may not be adequate to support operations and we may not be able to achieve the rapid execution necessary to successfully penetrate the building materials industry. Our inability to manage internal or acquisition based growth effectively would cause a significant strain on our resources and our resulting financial performance would be materially adversely affected.

WE HAVE EXPERIENCED DIFFICULTY IN ACCURATELY FORECASTING OUR SALES, WHICH RESULTS IN OUR SALES REVENUES TO VARY FROM OUR ESTIMATES.

         As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND MAY RESULT IN CONTINUED LOSSES.

         As a result of our limited operating history, rapid growth and change in business focus, and because of the emerging nature of the market in which we compete, our historical financial data is of limited value in planning future operating expenses. Our expense levels will be based in part on expectations concerning future revenues. Our revenue is derived primarily from service and product sales, which are difficult to forecast accurately. Revenues from our service provider matching services are subject to credits made to the service providers from time to time, and the amount of credits made during any particular period are difficult to forecast. We account for credits as they are actually made. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. A significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations and financial condition. Our business development and marketing expenses will increase significantly as we expand our operations. To the extent that such expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected.

OUR INABILITY TO COLLECT ACCOUNTS RECEIVABLE ON A TIMELY BASIS COULD CAUSE OUR CASH FLOW TO BE IMPAIRED AND REDUCE OUR PROFITABILITY.

         While we have gained significant expertise in dealing with Internet distribution and collection issues and have instituted credit review and approval procedures, no assurances can be given that future unexpected problems and collection risks will not develop from these and other customers which could reduce our profitability or increase our losses.

IF WE FAIL TO RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO CONTINUE TO OPERATE COULD BE HARMED.

         We depend on the continued service of our key technical, operational and administrative personnel. In particular, the loss of the services of any of the remaining personnel, individually or as a group, could cause us to incur increased operating expenses and divert other personnel time in searching for their replacements. We do not have employment agreements with any employee, and we do not maintain any key person life insurance policies for any of our employees. The loss of any of our remaining personnel could harm our business.

THREE OF OUR EMPLOYEE BOARD MEMBERS HOLD A CONTROLLING INTEREST IN US, WHICH LIMITS THE ABILITY OF OTHER SHAREHOLDERS TO INFLUENCE CORPORATE DECISIONS.

         Three of the current members of our Board of Directors who also serve in senior management positions, collectively hold a controlling interest in our outstanding common stock and can effectively control the election of our Board of Directors. As a practical matter, these three members of our Board will continue to control ImproveNet into the foreseeable future.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE COULD LOSE THESE RIGHTS AND OUR BUSINESS COULD BE HARMED.

         We depend upon our ability to develop and protect our intellectual property rights, including our databases of homeowners and service providers and our internally-developed matching criteria and algorithms, to distinguish our services from our competitors' services. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Our databases are protected by trade secret laws and our matching service is protected primarily by trade secret and copyright laws. Existing laws afford only limited protection of intellectual property rights. Attempts could be made to copy or reverse engineer aspects of our processes or services or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our intellectual property rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our intellectual property is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights. The use by others of our proprietary rights could harm our business.

OUR SERVICES COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

         Third parties could claim that we have infringed their intellectual property rights by claiming that our matching service infringes their patents, trade secrets or copyrights. In the ordinary course of business, we have received, and may receive in the future, notices from third parties claiming infringement of their proprietary rights. In addition, providers of goods and services over the Internet are increasingly subject to claims that they infringe patents that cover basic elements of electronic commerce. The resolution of any claims could be time-consuming, result in costly litigation, delay or prevent us from offering our services or require us to enter into royalty or licensing agreements, any of which could harm our business. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our services, our business would be harmed. Furthermore, former employers or our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information in our business.

IF WE EXPERIENCE SYSTEM FAILURES, OUR REPUTATION WOULD BE HARMED AND USERS MIGHT SEEK ALTERNATIVE SERVICE PROVIDERS, CAUSING US TO LOSE REVENUES.

         We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Substantially all of our computer hardware for operating our Web sites is currently located at AT&T in Phoenix, Arizona with backups located at our facility in Scottsdale, Arizona. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, have a limited formal disaster recovery plan and have no alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that could occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems either at AT&T or at our facility could result in interruptions in our services. Any damage to or failure of our systems could result in interruptions in our service. In addition to placing an increased burden on our engineering staff, any system failure could create user questions and complaints that must be responded to by our customer support personnel. The system failures of various third-party Internet service providers, online service providers and other Web site operators could result in interruptions in our service to those users who require the services of these third-party providers and operators to access our Web sites. These interruptions could reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable. Since we have been keeping logs of our Web sites, our ImproveNet.com Web site has been unintentionally interrupted for periods ranging from two minutes to one hour, the latter prior to February 2000.

WE MAY HAVE CAPACITY RESTRAINTS THAT COULD LIMIT THE GROWTH OF OR REDUCE OUR REVENUES.
         The satisfactory performance, reliability and availability of our Web sites, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. If the volume of traffic, including at peak times, on our Web sites increases, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of these increases, if any, in the use of our services or to expand or upgrade our systems and infrastructure in a timely manner to accommodate these increases.

         We use internally developed systems for operating our services and processing our transactions, including billing and collections processing. We must continually improve these systems in order to accommodate the use of our Web sites. If we add new features and functionality to our services, we could be required to develop or license additional technologies. Our inability to add additional software and hardware or upgrade our technology, transaction processing systems or network infrastructure could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience, delays in accounts receivable collection or losses of recorded financial information. Our failure to provide new features or functionality also could result in these consequences. The required hardware may not be readily available or affordable and we may be unable to effectively upgrade and/or expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

WE COULD BE HELD LIABLE FOR PRODUCTS AND SERVICES.
         We could be subject to claims relating to products and services that we perform on behalf of homeowners or referrals to selected contractors through our Web site. Homeowners may bring claims against us or our service providers, who may have among other things, provided them with poor workmanship or caused bodily injury or damage to property. Currently we have no insurance coverage for such potential claims. In addition, claims, with or without merit, would result in diversion of our financial resources and management resources.

WE DEPEND ON THE USE OF THE INTERNET. IF THE USE OF THE INTERNET DOES NOT GROW, OUR REVENUES MAY NOT GROW AND COULD DECLINE AND OUR BUSINESS COULD BE HARMED.

         We depend on increased acceptance and use of the Internet. In particular, our matching service depends upon service providers being willing to use the Internet to find jobs through our service. We believe that service providers generally have not traditionally used computers or the Internet to operate their businesses. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty. As a result, acceptance and use of the Internet may not develop or a sufficiently broad base of users may not adopt or continue to use the Internet as a medium of commerce.

THE INTERNET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, FREQUENT NEW PRODUCT AND SERVICE INTRODUCTIONS AND EVOLVING INDUSTRY STANDARDS.

         To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance features and reliability of our services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes, and we may also lose customers and revenues if our services fail to adapt to the rapid changes characteristic of the Internet.

         Conversely, if the Internet experiences increased growth in number of users, frequency of use and bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. The success of our business will rely on the Internet providing a convenient means of interaction and commerce. Our business depends on the ability of users to access information without significant delays or aggravation.

FUTURE GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR SERVICES OR INCREASE THE COST OF DOING BUSINESS.

         There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content, user privacy, taxes or the quality of services. Any new law or regulation pertaining to the Internet, or the adverse application or interpretation of existing laws, could decrease the demand for our services or increase our cost of doing business.

         We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues created by the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty for or adversely affect companies doing business on the Internet. This could reduce demand for our services or increase the cost of doing business.

GENERAL ECONOMIC CONDITIONS MAY CHANGE DRAMATICALLY FROM YEAR TO YEAR.

         General economic conditions, which affect consumer confidence and home improvement and home-building spending, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing and unemployment rates may change dramatically and impact our ability to operate.

LEGISLATIVE AND REGULATORY INITIATIVES REGARDING THE COLLECTION AND USE OF OUR USERS' PERSONAL INFORMATION MAY RESULT IN LIABILITY AND EXPENSES.

         Current computing and Internet technology allows us to collect personal information about our users. In the past, the Federal Trade Commission has investigated companies that have sold personal information to third parties without permission or in violation of a stated privacy policy. Currently, we collect personal information only with the users' consent and under our privacy policy. If we begin collecting or selling personal information without permission or in violation of our privacy policy, we could face potential liability for compiling and providing information to third parties.

THE IMPOSITION OF ADDITIONAL STATE AND LOCAL TAXES ON INTERNET-BASED TRANSACTIONS WOULD INCREASE OUR COST OF DOING BUSINESS AND HARM OUR ABILITY TO BECOME PROFITABLE.

         We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our ability to become profitable.

         United States of America federal law limits the ability of the states to impose taxes on Internet-based transactions. Until October 21, 2001, state and local taxes on Internet-based commerce that are discriminatory against Internet access are prohibited, unless the taxes were generally imposed and actually enforced before October 1, 1998. It is unclear how long this tax moratorium will continue. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of state and local taxes could harm our ability to become profitable.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT OR FUTURE STOCKHOLDERS MAY CAUSE OUR STOCK PRICE TO DECLINE.

      If our stockholders or option and warrant holders sell substantial amounts of our common stock in the public market, including shares issued in completed or future acquisitions or upon the exercise of outstanding options and warrants, then the market price of our common stock could fall. As of June 30, the holders of 12,000,000 shares of common stock and warrants to purchase an additional 8,000,000 shares of common stock have demand and/or piggyback registration rights. All of these shares are included in this registration statement. In addition, we have included in this registration approximately 13,310,410 additional shares of our common stock and shares underlying approximately 4,836,664 additional warrants. The registration of this amount of shares of our common stock could adversely affect the market price of our common stock. We also have filed a registration statement to register shares of common stock under our 1999 Equity Incentive Plan and Stock Purchase Plan. Shares issued pursuant to existing or future shelf registration statements, upon exercise of stock options and warrants will be eligible for resale in the public market without restriction.

WE HAVE A LARGE NUMBER OF SHARES OF COMMON STOCK THAT CAN BE SOLD IN THE PUBLIC MARKET, AND FUTURE SALES OF OUR COMMON STOCK, OR THE PERCEPTION THAT SUCH FUTURE SALES MAY OCCUR, MAY CAUSE OUR STOCK PRICE TO DECLINE.

         A substantial number of shares of our common stock could be sold into the public market in this offering. Up to 25,310,410 shares could be offered for sale under this prospectus, representing approximately 45% of the outstanding common stock as of August 14, 2004. In addition, as of such date, another 12,836,664 shares of common stock could be offered for sale upon the exercise of warrants. The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock.

                                 DIVIDEND POLICY

         Under Delaware law, dividends may only be paid out of net profits. Holders of our common stock are entitled to receive dividends, if any, as declared by our Board of Directors. We have never declared or paid a dividend on our common stock and we anticipate that we will retain any future earnings, if any, for use in the operation and expansion of our business, and we do not intend to pay dividends in the foreseeable future.

                             MARKET FOR COMMON STOCK

         Our Common Stock began trading on the Nasdaq National Market System under the symbol "IMPV" on March 16, 2000 and subsequently, on the Over The Counter Bulletin Board on June 29, 2001. The following table sets forth the high and low bid prices for our common stock as reported by the OTC Bulletin Board in the periods indicated. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not reflect actual transactions.

Fiscal 2002                                                 High         Low
-----------                                                 ----         ---

     First Quarter ended March 31, 2002                  $ 2.1250     $ 0.7500
     Second Quarter ended June 30, 2002                   11.6250       0.5000
     Third Quarter ended September 30, 2002               10.5000       4.5000
     Fourth Quarter ended December 31, 2002                9.9375       3.3125

Fiscal 2003                                                 High         Low
-----------                                                 ----         ---

     First Quarter ended March 31, 2003                  $ 9.5000     $ 3.4375
     Second Quarter ended June 30, 2003                    7.0310       2.1250
     Third Quarter ended September 30, 2003                9.3750       3.0310
     Fourth Quarter ended December 31, 2003                 3.500       1.6875

Fiscal 2004                                                 High         Low
-----------                                                 ----         ---

     First Quarter ended March 31, 2004                  $   0.23     $   0.09
     Second Quarter ended June 30, 2004                      0.35         0.09

         As of June 30, 2004, there were approximately 407 owners of record of our Common Stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Common Stock in this offering but may receive up to $1,935,700 upon the exercise of the warrants if all of these warrants are exercised. There can be no assurance that any warrants will be exercised. See "DESCRIPTION OF IMPROVENET'S SECURITIES - Warrants" below for a complete description of the warrants. We plan to use the proceeds, if any, from the exercise of the warrants for general corporate and working capital purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following summary financial information for the years ended December 31, 2002 and 2003 is derived from our audited financial statements included in this prospectus. The following summary financial information for the six months ended June 30, 2003 and 2004 is derived from our unaudited financial statements that, in our opinion reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such dates. This information should be read with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements and related notes included herein.

                                                                                      Six Months Ended
                                                Years Ending December 31,                  June 30,
                                             ------------------------------      ------------------------------
                                                 2003              2002              2004              2003
                                             ------------      ------------      ------------      ------------
                                                                                  (unaudited)       (unaudited)
STATEMENT OF OPERATIONS DATA:
 Sales                                       $  3,223,587      $    777,257      $  1,880,247      $  1,648,548
 Cost of Sales                                  1,787,449           240,394           845,043           966,423
 Gross Profit                                   1,436,138           536,863         1,035,204           682,125
 Gain (Loss) From Operations                     (851,653)         (405,220)          (62,255)         (355,378)
 Net Loss Per Common Share                          (0.02)            (0.02)            (0.02)            (0.01)
 Weighted Average Number of Basic Shares       39,210,315        28,909,573        40,422,152        39,210,315

                                                                        December 31,                 June 30,
                                                               -----------------------------       ------------
                                                                   2003              2002              2004
                                                               ------------      ------------      ------------
                                                                                                                        (unaudited)

BALANCE SHEET DATA:
         Cash and Cash Equivalents                             $    382,415      $    446,833      $  1,072,627
         Current Assets                                             720,720         1,431,359         1,615,114
         Total Assets                                               820,520         1,589,353         1,683,821
         Current Liabilities                                      1,008,208         3,401,514           890,599
         Accumulated Deficit                                     (3,081,507)         (412,794)       (1,963,096)
         Shareholders' Equity (Deficit)                             872,689        (1,839,041)          791,100

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information that we believe is relevant to an assessment and understanding of ImproveNet's results of operations and financial condition for the fiscal years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003. The following discussion should be read in conjunction with the Financial Statements and related notes. See "INDEX TO FINANCIAL STATEMENTS" and the Financial Statements referenced in the index.

OVERVIEW

BASIS OF PRESENTATION

         On December 23, 2002, eTech merged into Etech Acquisition, Inc., (the "Merger") an Arizona corporation and wholly owned subsidiary of ImproveNet. Through this merger, the former shareholders of eTech acquired a controlling interest in ImproveNet and accordingly, the Merger is accounted for as a reverse merger, with eTech being the accounting acquirer of ImproveNet. The Company has treated the merger as being effective December 31, 2002 as ImproveNet had de minimus operations from December 23, 2002 to December 31, 2002. As such, the financial statements present the historic financial position, operations and cash flows of eTech for all periods up to December 31, 2002 but include both ImproveNet and eTech for year 2003. Refer to Note 8, Merger with eTech, for additional information and disclosures related to the Merger.

         The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has continued to sustain losses for the past two years but with Funds Received from its private placement in June 2004, the Company now has positive working capital and positive net worth.

ACQUISITION

         On December 23, 2002, eTech merged with eTech Acquisition, Inc., an Arizona corporation and wholly-owned subsidiary of ImproveNet, that was created during 2002 to merge eTech and ImproveNet. This Merger occurred pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated July 30, 2002. Under the terms of the Merger Agreement, eTech paid $500,000 to ImproveNet and incurred $19,000 in costs directly related to the merger. At the time of the Merger, each outstanding share of eTech Common Stock, no par value per share, was converted into the right to receive and became exchangeable for 5,555.555556 shares of ImproveNet Common Stock, par value $.001 per share. A total of 35,417,750 shares of ImproveNet common stock were issued in the Merger to eleven
(11) different shareholders of eTech. Through the merger, the former directors of eTech collectively received 30,310,740 shares of ImproveNet Common Stock and as a result, acquired control of the Company.

         Each unexpired outstanding option to purchase eTech Common Stock was converted, on the same vesting schedule, into an option to purchase a number of shares of ImproveNet Common Stock equal to the number of shares of eTech Common Stock that could have been purchased under such option multiplied by 5,555.555556, at a price per share of ImproveNet Common Stock equal to the per share exercise price of $.05 per share. Options to acquire 788,889 shares of ImproveNet Common Stock were issued in the Merger as a result of these outstanding options, of which, 222,222 had vested as of the date of the Merger.

         Warrants to purchase 1,500,000 shares of ImproveNet were issued as a result of the Merger. These warrants were issued in conjunction with subordinated convertible notes payable, as discussed below.

TENDER OFFER

         Under the terms of the Merger Agreement, the Company agreed to present a cash tender offer ("Tender Offer") to pre-merger shareholders of ImproveNet. The price per share was based in part on ImproveNet's available cash balance at the closing of the merger. The Tender Offer was available from the time of the merger through January 2, 2003.

         Prior to the closing of the merger, ImproveNet deposited approximately $2,557,000 with its stock transfer agent for payments to be made under the Tender Offer. In conjunction with the Tender Offer, the Company disbursed a total of approximately $1,962,000 to various pre-merger ImproveNet shareholders in January 2003 resulting in the acquisition of 13,913,975 treasury shares in January 2003. Funds remaining with the stock transfer agent in excess of disbursements of approximately $595,000 are classified as receivable from stock transfer agent on the accompanying balance sheets.

CONVERSION OF SUBORDINATED CONVERTIBLE NOTES PAYABLE

         During July 2002, eTech issued an aggregate of $150,000 of subordinated convertible notes payable to two accredited investors. The notes are secured by substantially all of the Company's assets and are subordinated to the eTech's 9.00% note payable to a bank (Refer to Note 5, Notes Payable). In conjunction with the issuance of these subordinated convertible notes payable, eTech also issued one-year warrants to purchase an aggregate of 1,500,000 shares of ImproveNet at a purchase price of $0.15 per share. The subscription of the warrants was expressly conditioned upon the closing of the Merger. The Company expensed approximately $81,000 in connection with these warrants to recognize the fair value of the warrants.

         During August 2002, eTech issued an aggregate of $100,000 of subordinated convertible notes payable to accredited investors and officers of eTech (refer to Note 7, Related Party Transactions). The notes are secured by substantially all of eTech's assets and are subordinated to the $150,000 of aggregate subordinated notes payable discussed above and to the 9.00% note payable to a bank (Refer to Note 5, Notes Payable).

         All of the subordinated convertible notes payable described above bear interest at a rate of 10.00% per annum and are due two years after the date of issue, provided they are not converted prior to this date. The notes are convertible into common shares of eTech in whole, or in part, at the option of the lender at any time during the term of the note at a rate of one share for every $555.5555556 of debt converted. The notes will automatically be converted if there is a transfer of more than 50% of the voting control of the Company, in one transaction or a series of transactions with ImproveNet directly or by merger or consolidation in which the existing shareholders of eTech do not directly retain more than 50% of the voting control of eTech, or a sale of all or substantially all assets of eTech to ImproveNet or one of ImproveNet's subsidiaries. The shares of eTech that will be received by the note holders if automatic conversion occurs will be converted to shares of ImproveNet using the same conversion rate as all other eTech shares converted in a merger transaction. Immediately prior to the closing of the Merger, all of the subordinated convertible notes payable were converted into shares of Etech common stock and upon closing of the Merger were exchanged into shares of ImproveNet common stock.

         The proceeds of the subordinated notes payable of $250,000 were to be used for a portion of a $500,000 deposit by Etech with ImproveNet. This deposit was made prior to the Merger and in accordance with the Merger Agreement.

SHORT TERM PROMISSORY

         In June 2003 following the closing of the Merger, we borrowed $75,000 for a 90-day period represented by a promissory note that we issued to an accredited investor. Warrants to purchase 200,000 shares of our common stock were also issued in that transaction. The promissory note was renewed in September 2003 for $80,000 including accrued but unpaid interest, and a warrant to purchase an additional 150,000 shares of our common stock was issued at that time. The promissory note was paid in full in December 2003.

ISSUANCE OF UNSECURED CONVERTIBLE PROMISSORY NOTES

         In December 2003, we completed a private placement of $400,000 of 8% unsecured convertible promissory notes, each with a maturity of December 15, 2005, issued to a limited group of accredited investors.

         The notes will accrue 8% interest per year payable quarterly commencing March 15, 2004. The first quarterly payment was made on March 15, 2004. The principal of each note and all accrued but unpaid interest is convertible into shares of our common stock at the rate of five (5) shares for each one dollar of debt represented by each note. Proceeds received from the issuance of the notes are being used for working capital and general corporate purposes. In addition, approved finders of the participating accredited investors were collectively issued warrants to purchase 520,000 shares of our common stock.

PRIVATE PLACEMENT AND CONVERSION OF CONVERTIBLE PROMISSORY NOTES

         On June 24, 2004, we completed a sale of 10,500,000 shares of our common stock, par value $0.001 per share, for $0.10 per share to several accredited investors (collectively, the "Investors"), for an aggregate purchase price of $1,050,000 in a private placement transaction pursuant to provisions of a Common Stock Subscription Agreement dated June 23, 2004 (the "Agreement"). We also granted the Investors 3-year warrants to purchase a total of 8,000,000 shares of our common stock at an exercise price of $0.15 per share. The right to designate a nominee to our Board of Director's was also granted to one of the accredited investors. The funds received will be used for general corporate purposes and to increase our financial flexibility.

         As part of the transaction, the Investors also purchased 1,500,000 shares of common stock from affiliates of three of our officers and directors for an aggregate purchase price $150,000. Each of these three selling parties entered into a lock-up agreement restricting future sales of their common stock for a specified period as well as a voting agreement regarding the accredited investor's designated nominee to our Board of Directors.

         In addition, the principal balance and all accrued interest on $370,000 of the $400,000 outstanding convertible promissory notes we issued to accredited investors in December 2003 were converted into common stock and warrants on similar terms to the private placement (the "Converting Investors") on June 24, 2004 as more specifically set forth in each respective Second Amendment to ImproveNet, Inc. Unsecured Convertible Promissory Note Subscription Agreement and 8% Unsecured Convertible Promissory Note (the "Second Amendments"). A total of 3,707,400 shares of common stock were issued along with 3-year warrants to purchase an additional 2,466,666 shares of common stock at an exercise price of $0.15 per share. We have paid in full the remaining $30,000 of convertible promissory notes in lieu of conversion.

         We have agreed to file a registration statement with the Securities Exchange Commission within sixty days of the closing of the Agreement covering the resale of the common stock by the Investors and the Converting Investors.

ACCOUNTING FOR THE MERGER

         The Company accounted for this merger in accordance with SFAS No. 141, "Business Combinations." As discussed above, the former shareholders of eTech acquired a controlling interest in the Company, accordingly, the transaction has been accounted for as a reverse merger and the total consideration given by eTech of $519,000 has been allocated to the fair values of the pre-merger assets and liabilities of ImproveNet. At the time of the acquisition, the fair value of the net assets of ImproveNet was $361,351 in excess of the consideration given by eTech after all applicable reductions of amounts that otherwise would have been assigned to the acquired assets were considered. This excess is reported in the statement of operations as an extraordinary gain.

         ImproveNet, Inc. ("ImproveNet" or the "Company") was incorporated in California in January 1996, was reincorporated in Deleware in September 1998 and is headquartered in Scottsdale, Arizona. The Company is a source for home improvement information services for homeowners, service providers and suppliers nationwide.

         eTechLogix, Inc. ("eTech"), a wholly-owned subsidiary of ImproveNet, licenses, installs and maintains its proprietary e-commerce software products to companies primarily operating in the building material industry. eTech was formerly known as First Systech International, Inc. and was originally incorporated in March 1989 in the State of Texas. In July of 1994, eTech relocated to the State of Arizona and incorporated itself under the laws of the State of Arizona.

         The following discussion should be read in conjunction with the consolidated financial statements provided under Part II, Item 7 of this Form 10-KSB. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

         The forward-looking information set forth in this Form SB-2 is as of August 23, 2004, and ImproveNet, Inc. undertakes no duty to update this information. Should events occur subsequent to August 23, 2004 that make it necessary to update the forward-looking information contained in this Form SB-2, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-QSB or as an earnings release included as an exhibit to a Form 8-K, each of which will be available at the SEC's website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled "Factors Affecting Future Performance, Results of Operations and Financial Condition" in
Part I--Item 1. Description of Business.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         ImproveNet, Inc.'s discussion and analysis of its financial condition and results of operations are based upon ImproveNet, Inc. consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires ImproveNet to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, ImproveNet evaluates its estimates, including those related to customer programs, bad debts, income taxes, contingencies and litigation. ImproveNet bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         ImproveNet believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

SOFTWARE DEVELOPMENT AND SALES FOR THE BUILDING MATERIALS INDUSTRY SEGMENT

         The Company recognizes revenue in accordance with SOP 97-2, "Software Revenue Recognition." This SOP provides guidance on revenue recognition of software transactions. The Company recognizes revenue principally from the development and licensing of its software and from consulting and maintenance services rendered in connection with such development and licensing activities. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software which is recognized based on the terms of each contract. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

         Revenue from fixed price software development contracts, which require significant modification to meet the customer's specifications, is recognized on the percentage-of-completion method using the units-of-work-performed method to measure progress towards completion. Revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Contract terms may provide for billing schedules that differ from revenue recognition and give rise to costs and estimated earnings in excess of billings on uncompleted software contracts, and billings in excess of costs and estimated earnings on uncompleted software contracts.

         Deferred revenue represents revenue billed and collected but not yet earned.

         The cost of maintenance and research and development related revenues, which consist principally of staff payroll and applicable overhead, are expensed as incurred.

HOME IMPROVEMENT SERVICES SEGMENT

         Revenues in the home improvement services segment are derived from two sources: Service revenues and marketing revenues.

Service revenues:
-----------------

         Service revenues include lead fees and win fees from ImproveNet's contractor matching service paid by service providers in the ImproveNet membership network. Lead fees are recognized at the time we match a homeowner and service provider and the service provider becomes obligated to pay such fee. Win fees are recognized at the time the service provider or the homeowner notifies us that a job has been sold and the service provider becomes obligated to pay such fee. Refunds and credits against the lead fees and win fees are recognized when actually made.

Marketing revenues:
-------------------

         Marketing revenues include co-branding programs surrounding content and site integration. Currently marketing revenues are comprised of cash co-branding programs.

     CASH ADVERTISING

         Cash co-branding revenues generally are derived from flat rate co-branding engagements in which all impressions delivered to our Web site in a particular home improvement category will be delivered to the co-branding participant over a specified period of time for a fixed monthly fee. Cash co-branding revenues are recognized on a monthly basis.

         We follow the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of the individual accounts outstanding and our prior history of uncollectible accounts receivable. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

         Deferred income taxes are provided for on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

         Deferred tax assets are reduced by a valuation allowance, when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     BUSINESS SEGMENTS

         We follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of an entity for which this information is available and is utilized by the chief operating decision maker. We operate in two segments: Software development and sales for the building materials industry through eTechLogix and home improvement information services through ImproveNet. Our consolidated statements of operations and cash flows do not reflect operations for year 2002 of the home improvement services segment as this segment was acquired effective December 31, 2002 through the Merger between ImproveNet and eTech but do reflect both segments for year 2003.

RESULTS OF OPERATIONS

         SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30,
2003

         Our revenues increased to approximately $1,880,000 for the six months ended June 30, 2004 from approximately $1,648,000 for the six months ended June 30, 2003, an increase of approximately $232,000 or 14%. The increase is primarily due to increased revenues from the Home Improvement Services Segment. Our revenues increased to approximately $1,000,000 for the quarter ending June 30, 2004 compared with $841,000 for the year earlier period and from $880,000 for the quarter ending March 31, 2004. The increase is primarily due to the increased revenues from the Home Improvement Services Segment. The increase in our accounts receivable reflects slowed collection activity.

         eTechLogix revenue decreased to approximately $282,000 for the six months ended June 30, 2004, from approximately $287,000 for the six months ended June 30, 2003, a decrease of approximately $5,000 or 2%. The decrease in eTechLogix's revenue resulted from a decrease in sales of the company's products and consulting services. eTechLogix relies on eight primary customers for its revenue.

         ImproveNet revenue increased to approximately $1,598,000 for the six months ended June 30, 2004, from approximately $1,361,000 for the six months ended June 30, 2003, an increase of approximately $237,000 or 17%. The increase in ImproveNet's revenue resulted from the continued building of a network of service providers and an increased number of home improvement projects which were matched to those service providers. ImproveNet revenue consists almost entirely of service revenues from its contractor matching service.

         Cost of revenues decreased to approximately $845,000 for the six months ended June 30, 2004 from approximately $966,000 for the six months ended June 30, 2003, a decrease of approximately $121,000 or 13%. The decrease is primarily due to our improvement of website optimization, ROI analysis of home improvement leads sources, and locating new home improvement lead providers, all of which has increased efficiencies in our acquisition of home improvement leads.

         The following table and discussion highlights our approximate cost of revenues for the six months ended June 30, 2004 and 2003:

                                                             Six months ended June 30,
                                                      ----------------------------------------
                                                         2004           2003          Change
                                                      ----------     ----------     ----------
                                                      (unaudited)    (unaudited)
     Cost of revenues
           Software Sales (eTechLogix)                $   56,000     $   57,000     $   (1,000)
           Home Improvement Services (ImproveNet)        789,000        909,000       (120,000)
                                                      ----------     ----------     ----------
     Total                                            $  845,000     $  966,000     $ (121,000)
                                                      ==========     ==========     ==========

         eTechLogix cost of revenues decreased to approximately $56,000 for the six months ended June 30, 2004, from approximately $57,000 for the six months ended June 30, 2003. The decline in eTechLogix's cost of revenue is primarily a result of a decrease in sales in the current year over the prior year reported period. After evaluating the method of accounting for cost of software sales, management has determined that variable costs associated with software sales revenue is approximately twenty percent (20%) of revenues and therefore has been applied as a cost of revenue and reallocated from selling, general, and administrative expenses. This method was originally implemented in the first quarter of 2004 and will be re-evaluated periodically for application as a cost of revenue.

         ImproveNet cost of revenue decreased to approximately $789,000 for the six months ended June 30, 2004, from approximately $909,000 for the six months ended June 30, 2003, a decrease of approximately $120,000 or 13%. The decrease is primarily due to our improvement of website optimization, ROI analysis of home improvement leads sources, and locating new home improvement lead providers, all of which has increase efficiencies in our acquisition of home improvement leads. The move of our Customer Care Center from Canada to our Scottsdale, Arizona offices for the customer service and operations for the service provider matching service in March 2004 has also contributed to the decrease in the cost of revenues. ImproveNet's cost of revenue consists primarily of the acquisition and processing costs of home improvement leads and the costs of our Customer Care Center, which is responsible for management, staffing and processing of our proprietary matching services. During all of year 2003 and up to late March 2004, our Customer Care Center was outsourced.

         Our selling, general and administrative expenses decreased to approximately $800,000 for the six months ended June 30, 2004 from approximately $844,000 for the six months ended June 30, 2003, a decrease of approximately $44,000 or 5%.

         Our selling, general and administrative expenses include payroll and related costs and travel, recruiting, professional and advisory services and other general expenses for our executive, sales, finance, legal, and human resource departments. The decrease in our general and administrative expenses is primarily the result of a decrease in payroll cost.

         Our research and development expenses increased to approximately $198,000 for the six months ended June 30, 2004 from approximately $193,000 for the six months ended June 30, 2003, an increase of approximately $5,000 or 3%.

         Our research and development costs include the payroll and related costs of our technology staff, other costs of Web site design and new technologies required to enhance the performance of our Web site.

         The increase in research and development expenses in 2004 was primarily attributable to increased payroll and related costs associated with improving the functionality and features of www.improvenet.com and work on the integration and improvement of the eTechLogix software products which management believes will benefit us long-term if we are successful in implementing our sales and marketing strategy.

         Upon review management has determined separating marketing expenses out of selling, general & administrative was not appropriate. Marketing expenses are no longer being reported and discussed as a separate item as of the second quarter 2003.

         Other revenue (expenses) decreased to an expense of approximately $1,906,313 for the six months ended June 30, 2004 from revenue of approximately $109,000 for the six months ended June 30, 2003, a decrease of approximately $2,011,000.

         The following table and discussion highlights our approximate other revenues (expenses) for the three months ended June 30, 2004 and 2003:

                                                            Six months ended June 30,
                                                    ------------------------------------------
                                                       2004            2003           Change
                                                    ----------      ----------      ----------
                                                    (unaudited)     (unaudited)
     Other Revenues (Expenses)
           Interest income                          $    1,000      $    3,000      $   (2,000)
           Interest expense and financing costs       (700,000)         (7,000)       (693,000)
           Relief of debt                                 --           104,000        (104,000)
           Miscellaneous income                         17,000           9,000           8,000
                                                    ----------      ----------      ----------
                                                    $ (682,000)     $  109,000      $ (791,000)
                                                    ==========      ==========      ==========

         The decrease in other revenues (expenses) from the prior year quarter is primarily due to financing costs related the completion of the private placement and conversion of $370,000 of the convertible promissory notes during the quarter.

         We have recorded a 100% valuation allowance against our net deferred tax assets, swhich arose primarily as a result of our aggregate operating losses. The valuation allowance will remain at this level until such time that we believe that the realization of the net deferred tax assets is more likely than not. Accordingly, our results of operations do not reflect any tax benefits for our reported losses.

     YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         Our revenues increased from $777,257 to $3,223,587 in the years ended December 31, 2002 and 2003. The increases from 2002 to 2003 were achieved primarily by revenues from the home improvement information services segment reported in the current year but not included in the prior year. The addition of the service provider matching service resulted in lead fees and win fees from service providers in 2003 that were not included in 2002.

         The following table and discussion highlights our revenue for the years ended December 31, 2003 and 2002.

                                         2003           2002         % CHANGE
                                      ----------     ----------     ----------
     Revenues:
     eTechLogix software revenues     $  548,042     $  777,257            (29)%
     ImproveNet service revenues       2,675,545           --             --
                                      ----------     ----------     ----------


     Total revenues                   $3,223,587     $  777,257            315%
                                      ==========     ==========     ==========

         For the year ended December 31, 2003, eTechLogix revenue decreased 29% to $548,042 compared to $777,257 in 2002. The decrease in eTechLogix's revenue resulted from a decrease in sales of the company's products and consulting services. ETechLogix relies on eight primary customers for its revenue.

         ImproveNet reported revenue of $2,675,545 for the year ended December 31, 2003. No ImproveNet revenue was reported in 2002, as the Merger occurred effective December 31, 2002. ImproveNet revenue consists almost entirely of service revenues from its contractor matching services.

         Cost of revenues increased from $240,394 to $1,787,449 in the years ended December 31, 2002 and 2003, an increase of $1,547,055. The increase is primarily due to cost of revenues from the newly acquired home improvement information services segment.

         The following table and discussion highlights our cost of revenues for the years ended December 31, 2003 and 2002.

                                            2003         2002      % CHANGE
                                         ----------   ----------   ----------
     Cost of revenues:
     Software (eTechLogix)               $  109,609   $  240,394          (54)%
     Information Services (ImproveNet)    1,677,840         --           --
                                         ----------   ----------   ----------


     Total                               $1,787,449   $  240,394          644%
                                         ==========   ==========   ==========

         For the year ended December 31, 2003, eTechLogix cost of revenue decreased 54% to $109,609 compared to $240,394 in 2002. The decrease in eTechLogix's cost of revenue is primarily a result of a decrease in sales in the current year over the prior year reported. Upon further evaluation, management has determined that variable costs associated with software revenue approximates twenty percent (20%) of revenues and has been applied as a cost of revenue from selling, general, and administrative expenses, and we will re-evaluate on a regular basis moving forward, the allocation of variable costs of revenue.

         ImproveNet reported cost of revenue of $1,677,840 for the year ended December 31, 2003. No ImproveNet cost of revenue was reported in 2002, as the Merger occurred effective December 31, 2002. ImproveNet cost of revenue consists primarily of the cost of home improvement leads and the cost for the outsourced project service group, which through year 2003 has been responsible for all phases of our proprietary matching services.

         Selling, general and administrative expense increased from $855,282 to $1,888,746 in the years ended December 31, 2002 and 2003, an increase of $1,033,464. The increase in selling, general and administrative expenses in 2003 was primarily attributable to the acquisition of the home improvement information services segment. The Company's overall infrastructure was enlarged to properly handle increased responsibilities associated with the Merger.

         Our selling, general, and administrative expenses include payroll and related costs, travel, recruiting, professional and advisory services and other general expenses for our executive, sales, finance, legal, and human resource departments.

         Our research and development expenses increased from $86,801 to $399,045 in the years ended December 31, 2002 and 2003.

         Our research and development costs include payroll and related costs of our technology staff, other costs of Web site design and new technologies required to enhance the performance of our Web sites.

         The increase in research and development expenses in 2003 was primarily attributable to increased payroll and related costs improving the functionality and features of www.improvenet.com and working on integration and improvement of the eTechLogix software products which management believes will benefit the Company longer-term if it is able to implement its sales and marketing strategy.

         The following table highlights our other revenues (expenses) for the years ended December 31, 2003 and 2002.

                                              2003         2002        CHANGE
                                           ----------   ----------   ----------
     Other Revenues (Expenses):
     Interest income                       $    3,848   $      220   $    3,628
     Interest expense and financing costs  ($  69,416)  ($ 204,773)  $  135,357
     Loss on disposal of fixed assets      ($  51,294)  $   51,294

     Relief of debt                        $  103,876         --     $  103,876
     Miscellaneous income                      27,157        6,034   $   21,123
                                           ----------   ----------   ----------

     Total                                 $   65,465   ($ 249,813)  $  315,278
                                           ==========   ==========   ==========

LIQUIDITY AND CAPITAL RESOURCES

     SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

     During our recent history we have funded our operations and investments in property and equipment through cash from operations, short term borrowing from private lending sources, and proceeds from private placements of convertible debt. Since inception funding sources have also included private placement and public offerings of equity. The funds raised through the private placement at the end of the second quarter of 2004 are expected to provide sufficient liquidity for the operation of our business and investments in property and equipment for the next 12 months and possibly for additional periods thereafter..

     Cash and cash equivalents totaled approximately $1,073,000 at June 30, 2004, an increase of approximately $690,000 or 180% from approximately $383,000 at December 31, 2003. The increase was primarily due to the $1,050,000 proceeds from the recent private placement.

     Cash used in operating activities for the six months ended June 30, 2004 was approximately $305,000, compared to cash used of approximately $218,000 for the six months ended June 30, 2003. The cash used in operating activities in the current quarter reflects the changes in the operating assets and liabilities. Cash used in operating activities in the prior year first six months period reflected the impact of the Merger and tender offer obligations as well as our net loss before depreciation, offset by changes in operating assets and liabilities.

     Cash used in investing activities was approximately $12,000 for the six months ended June 30, 2004, a decrease of approximately $10,000 above cash used of approximately $22,000 for the six months ended June 30, 2003. In the first six months of both 2004 and 2003 the cash was used to purchase equipment.

     Cash provided by financing activities was approximately $1,007,000 for the six months ended June 30, 2004, an increase of approximately $962,000 from cash provided of approximately $45,000 for the six months ended June 30, 2003. The increase was primarily due to the proceeds from the recent private placement, offset by cash used to repay $30,000 of the convertible promissory notes that did not convert.

     We anticipate increased revenues from the expansion of the home improvement information services segment throughout 2004 and thereafter. Expansion of the home improvement services segment will require us to add additional personnel to our Customer Care Center as well as necessitate new investments in additional property and equipment. We continue to research and develop more innovative ways of pricing our services, expanding our core service offerings, and identifying more efficient ways of operating our business. We continue to experience challenges in expanding sales volume of our primary software products due to a market which is slow to adapt new technologies and increasing competition.

         The additional funds from the expected increase in sales of our home improvement information services segment, continued software sales and the completed private placement will be used to finance continued operations and increase the Company's sales and marketing functions.

         Our operating losses have limited our ability to obtain vendor credit or extended payment terms and bank financing on favorable terms; accordingly, we depend on our cash and cash equivalent balances to fund our operations.

         With funds received from the private placement completed in June 2004, we expect that our available cash resources will be sufficient to meet our anticipated needs for operations and capital expenditures during the next 12 months and possibly for additional periods thereafter. We will strive to make ongoing realignments, if required, to achieve positive cash flow with our existing cash resources. We are additionally decreasing our marketing and other operating expenditures to assist us in maintaining our available cash resources. We may need to raise additional funds in order to develop new or enhance existing services, to respond to competitive pressures or to acquire complementary businesses, services or technologies. No assurances can be made that the funds received from the recent private placement will be adequate or sufficient to fund expansion, react to competitive pressures, or take advantage of unanticipated opportunities that we may identify.

         As a result of the above factors, our auditors have removed the qualification in their opinion to our financial statements doubting our ability to continue as a going concern.

     YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         Cash and cash equivalents totaled $382,415 at December 31, 2003, including $400,000 raised by issuance of the unsecured convertible promissory notes in December 2003, a decrease of $64,418 from $446,833 at December 31, 2002. Most of the decrease came from cash used in operating activities and reducing indebtedness.

         Net cash provided by operating activities was $77,238 in 2002 as compared to net cash used in operating activities of $403,587 in 2003. Net cash provided by operating activities in 2002 primarily represented increases in accrued liabilities, the proceeds from the prior year's income taxes receivable partially offset by the net loss for the period. Net cash used in 2003 operating activities resulted primarily from our net loss.

         Net cash used in investing activities was $102,088 in 2002 and $22,104 in 2003. The purchase of pre-merger net assets of ImproveNet by eTech accounts for $519,000 of the cash used in investing activities in 2002 offset by cash acquired in the merger of $418,000. Net cash used in investing activities was used to purchase property and equipment.

         Net cash provided by financing activities was $440,053 in 2002 and $361,273 in 2003. Net cash provided by financing activities in 2002 was primarily due to proceeds from the convertible notes payable and the sale of eTech common stock partially offset by debt payments on capital lease obligations, notes payable and the line of credit. Net cash provided by financing activities in 2003 was primarily due to proceeds from the unsecured convertible promissory notes issued in December 2003.

         We have continued to sustain losses for the past two years and have negative working capital and negative net worth.

         During 2003 the Company procured contracts for software sales of its products with existing customers. We look to increase sales volume of our primary software products throughout 2004 and thereafter by adding new customers. We anticipate increased revenues from the home improvement information services segment as a result of increasing lead generation, additional contractor participation in our membership network, and greater efficiencies in our operations. We also intend to raise additional capital either through a public or private offering of securities.

         The additional funds from continued software sales, home improvement information services, and capital financing will be used to finance continued operations and increase the Company's sales and marketing functions.

         Our operating losses have limited our ability to obtain vendor credit or extended payment terms and bank financing on favorable terms; accordingly, we depend on our cash and cash equivalent balances to fund our operations.

         As a result of the Merger, both revenue and operating expenses increased significantly in 2004. Prior to the Merger, the ImproveNet business operated at a significant loss. The ImproveNet business has been moved from California to Arizona and has been integrated into the infrastructure of eTechLogix with the expectation of leveraging existing technical, marketing and administrative personnel.

         However, due to the significant level of current liabilities and the history of operating losses, there is no assurance that our available cash resources will be sufficient to meet our anticipated needs for operations and capital expenditures during the next 12 months. We will strive to make ongoing realignments, if required, to achieve positive cash flow with our existing cash resources. We are additionally decreasing our marketing and other operating expenditures to assist us in maintaining our available cash resources. We may need to raise additional funds, however, if results of operations for 2004 do not meet our expectations, or in order to develop new or enhance existing services, to respond to competitive pressures or to acquire complementary businesses, services or technologies. If we raise additional funds by selling equity securities, the percentage ownership of our stockholders will be reduced. We cannot be sure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, our ability to fund expansion, react to competitive pressures, or take advantage of unanticipated opportunities would be substantially limited. If this occurred, our business would be significantly harmed. We will continue to evaluate our needs for funds based on our assessment of access to public or private capital markets and the timing of our need for funds. Although we have no present intention to conduct additional public equity offerings, we may seek to raise these additional funds through private or public debt or equity financings.

         As a result of the above factors, among others, our auditors have modified their opinion to our financial statements indicating there is substantial doubt about our ability to continue as a going concern.

                                  OUR BUSINESS

COMPANY OVERVIEW AND BUSINESS DEVELOPMENT

         We started business in January 1996 as a regional contractor matching service. Originally ImproveNet was a California corporation but reincorporated in Delaware in 1998. We spent most of 1996 and 1997 building our service provider database, developing our services and technology, recruiting personnel and raising capital. We launched our Web site and homeowner/service provider matching service on a national scale in August 1997. In December 1998, we began selling Web site advertising and direct marketing services to suppliers of home improvement products as a way to send targeted messages about their products, including product promotions, to homeowners at the time of purchase, as well as to our network of service providers. In March 1999, we began to hire a new senior management team. In April 1999, we introduced Powered by ImproveNet, a service that allows third parties to offer the ImproveNet matching services and content on their Web sites. We completed the acquisition of two regional contractor referral companies, Contractor Referral Service, LLC and The J.L. Price Corporation, in September and November 1999, respectively. These entities were integrated into our operations during the course of calendar year 2000.

         On March 15, 2000, we completed our initial public offering. We sold 2,760,000 shares of our common stock in the offering at $16.00 per share and received approximately $44,160,000 in gross proceeds. Shares of our common stock were listed for trading on the Nasdaq National Market System. From January through June 2000, we spent substantial amounts primarily on marketing and marketing related activities, as well as the development and expansion of our service and operations infrastructure. Over the following two year period we worked to build our customer base and revenue from our service offerings.

         On June 10, 2002 we entered into a letter of intent with eTechLogix which outlined the substantive terms of an agreement and plan of merger involving the companies. The resulting Merger Agreement was entered into on July 30, 2002. On December 23, 2002, eTechLogix became our wholly-owned subsidiary by way of a merger of a newly created and wholly owned subsidiary, Etech Acquisition, Inc., with and into eTechLogix pursuant to terms of the Merger Agreement. With regard to ImproveNet, it was anticipated that as a result of the merger our stockholders would be offered a share buyback at a price to be finalized on or before the closing that would represent a premium over what they would receive upon a liquidation and dissolution of the company.

         The board of directors of ImproveNet based its decision to enter into the letter of intent, in part, upon a liquidation analysis which it prepared which projected the anticipated proceeds to the stockholders were the company to dissolve and liquidate. The liquidation analysis necessarily made assumptions concerning numerous important factors relevant to the amount of proceeds which would be available, such as the revenues which would be generated by ImproveNet during the dissolution process, the extent to which it could resolve long term liabilities on a reasonable basis and the costs associated with the process of dissolution and liquidation.

While the board recognized that its liquidation analysis involved many uncertainties, the board nevertheless concluded that the analysis provided a basis for its anticipation that the proposed transaction with eTechLogix would likely provide a premium to the stockholders over the proceeds of a possible dissolution and liquidation.

         The board of directors of ImproveNet also based its decision upon its belief that that it was unlikely that ImproveNet could be sold as an entity to a party other than eTechLogix on a basis more favorable to the stockholders of ImproveNet than the transaction with eTechLogix. During the second quarter of 2002, the chairman of ImproveNet contacted five substantial companies in the building materials industry with which he had previous business relationships in order to discuss the possibility of their acquiring ImproveNet as a company or purchasing some or all of its assets. None of the five companies indicated any interest in pursuing a transaction with ImproveNet which would have provided value to the stockholders of ImproveNet comparable to the value they were to be entitled to receive in the proposed transaction with eTechLogix.

         The primary reason for eTechLogix entering into the Merger Agreement was to extend its business to include consumers and contractors in the building materials industry. The company has, to date, directed its business to manufacturers and distributors in that industry. Early in 2002, the board of directors of eTechLogix concluded that eTechLogix would benefit if it could include consumers and contractors in its target market as well as manufacturers and distributors. With the approval and support of the board, the chief executive officer of eTechLogix began a search for companies which eTechLogix could acquire to provide it with a means of reaching consumers and contractors. In February 2002, the chief executive officer identified ImproveNet as a potential candidate and made contact with the chairman of ImproveNet, who was then its chief executive officer. A letter of intent was executed between the parties on June 10, 2002, and the Merger Agreement was executed the following month.

         eTechLogix advised us that the board of directors of eTechLogix approved the Merger Agreement and the Merger for a variety of reasons, including the following:

     o The combination of eTechLogix with ImproveNet will create a combined company with access to strategic relationships not currently available to eTechLogix with companies in the building materials industry which could become key business partners.

     o eTechLogix has developed intellectual property which it has marketed under the brand name Smart FusionSM to manufacturers and distributors in the building materials industry. The combination with ImproveNet will enable the combined company to market this intellectual property to consumers and contractors as well as distributors and manufacturers.

     o eTechLogix has developed intellectual property, marketed under the brand name of SmartDistributorSM, that has been designed to meet the specific needs of distributors and contractors. The board of eTechLogix believes that the combination of eTechLogix and ImproveNet will enable the combined company to generate additional revenue by marketing the software to new potential customers to whom the combined company will have access as a result of the operations of ImproveNet.

     o eTechLogix was a privately held company. The board of eTechLogix believed that the combined company, by continuing to file reports with the SEC and remaining a public company, will be better positioned to raise additional capital under current market conditions than is eTechLogix as a private company.

     o Since the combined company will be a public reporting company, eTechLogix believes that the combined company may be able to utilize its stock to make strategic acquisitions, something which is more difficult for eTechLogix to do as a privately held company.

         The combined company of Etech and ImproveNet, to date, has not experienced the strategic benefits originally anticipated at the time of the Merger.

BUSINESS OF ISSUER

         ImproveNet, Inc. is a nationally recognized provider of home improvement services. There are two major categories of home improvement services. The first category is service provider matching services and marketing services, and the second, offered through our wholly-owned subsidiary eTechLogix, is as a developer of and marketer of Enterprise Commerce Management ("ECM") software sold under the product servicemark of Smart FusionSM for the Building Materials Industry ("BMI"), which is segmented into many vertical markets.

SERVICE PROVIDER MATCHING SERVICES

         Our service provider matching service is the process by which homeowners are matched to our network of pre-screened ImproveNet contractors. This was the core business model upon which the Company was founded and has been the primary source of our revenue. Since our inception, we have invested quite heavily in establishing a pool of national remodeling contractors. We consider this to be the core of our business and we anticipate the major portion of the Company's resources and efforts in the foreseeable future will be devoted to further this service.

MARKETING SERVICES

         We provide advertising and marketing services on behalf of home improvement suppliers and marketing programs for building materials manufacturers, distributors, contractors and trade professionals, as well as other companies who wish to communicate to our consumer and service provider audiences. We also provide content and on-line tools on behalf of companies to assist them in serving their own customers on-line.
DEVELOPER AND MARKETER OF BUSINESS MANAGEMENT SOFTWARE

         With regard to our business management software offerings, we have initially focused our business strategy on the window and door manufacturers and distributors ("WND") niche of the BMI, which accounts for over $25 billion in industry wide annual sales. It encompasses a finite universe of prospective customers with a distinct multi-tiered distribution channel and supply chain procurement processes that can be significantly enhanced with web based Enterprise Commerce Solutions ("ECM"). We provide a comprehensive, integrated software platform that enables manufacturers to quickly create a "Pure Internet" true eCommerce solution specifically with regard to their product order configuration packages and electronic catalogs. Our solutions enable customers to increase profitability through improved sales processes and reduce costs by minimizing operating inefficiencies.

INDUSTRY BACKGROUND

THE HOME IMPROVEMENT INDUSTRY

         According to the United States Census Bureau, there were an estimated 122 million housing units in the United States of America as of the second quarter of 2001. Approximately 107 million housing units were occupied: 73 million by owners and 34 million by renters. Expenditures for improvements and repairs of residential properties in the second quarter 2001, the most recently reported period were at a seasonally adjusted annual rate of $256.3 billion, divided 77% on larger discretionary projects and 23% for maintenance and repair projects. According to the "Improving America's Housing" study from the Joint Center for Housing Studies at Harvard University, the residential remodeling industry accounts for about 2% of gross domestic product.

         The participants in the home improvement market include homeowners, service providers, manufacturers, distributors, and suppliers of home improvement products. These participants face distinct challenges in meeting their objectives.

         HOMEOWNERS

         The appearance and general working condition of their home is highly important to homeowners. Maintaining and improving the home involves an ongoing financial and emotional investment to design, budget, hire service providers, and successfully complete repair and remodeling projects. Traditionally, homeowners must rely upon books, magazines, local newspaper articles and advertisements, Yellow Pages and word-of-mouth recommendations to accomplish these tasks. None of these resources provides immediate, objective, reliable and personalized information. As a result, homeowners are often poorly informed and uncertain about how best to identify and locate reputable, experienced and competitively priced service providers for their projects.

         SERVICE PROVIDERS

         Based upon a compilation of industry sources, we believe there are up to 800,000 service providers including contractors, architects, designers, and handymen in the United States. These service providers have few channels to communicate effectively with homeowners or with one another. There is no industry-wide certification based on work quality or a code of conduct and ethics for contractors as there is for architects and designers. As a result, reputable contractors are often unable to differentiate themselves based on reliability, adequate capitalization and areas of specialization. Service providers currently rely on word-of-mouth recommendations, the Yellow Pages and other traditional mass media advertising that require them to pay upfront fixed costs.

Therefore, service providers must allocate significant time, money and energy to qualifying and verifying the leads they receive. Typically, small independent contractors experience difficulty in predicting lead flow, managing staffing and working capital requirements and systematically building a stable business.

         MANUFACTURERS, DISTRIBUTORS, AND SUPPLIERS OF HOME IMPROVEMENT PRODUCTS

         There are many well-known brand names supplying a wide array of home improvement products on a national basis. There are also a large number of regional firms with limited means to distribute and market their products effectively to homeowners. Currently, the majority of supplier advertising dollars is spent on co-marketing and co-branding advertising and print and broadcast advertising. Although suppliers have often used traditional media effectively to build brand recognition, they have difficulty using traditional media to target homeowners who are in the process of making time-critical purchasing decisions regarding home improvement products. These traditional media lack a centralized database of information that can be searched based on specified terms, and the ability to conduct two-way communications.

THE INTERNET HOME IMPROVEMENT OPPORTUNITY

         According to a study published by the National Telecommunications and Information Administration and the Economics and Statistics Administration, 143 million Americans were online in September 2001 and 239 million will be online by 2005. According to a study done in 2001 by the Pew Internet And American Life Project, 82 percent of people in households earning more than $75,000 per year have Internet access.

         We believe that an opportunity exists for an online home improvement service that provides a central repository of information for the benefit of homeowners, service providers and suppliers. This service would enable homeowners to access design and planning tools, find service providers and obtain other project management services. This service would also enable service providers to access job leads, differentiate themselves from competitors and communicate with fellow professionals. Finally, this service would enable suppliers to market their products to a targeted audience of homeowners and service providers at the time they are making time-critical purchasing decisions.

BUSINESS OBJECTIVES AND STRATEGIES

THE IMPROVENET STRATEGY

         ImproveNet's strategy is to become one of America's premiere web-based home improvement services company. The key elements of our strategy are:

DELIVER A SATISFYING HOME IMPROVEMENT PROJECT EXPERIENCE FOR HOMEOWNERS, SERVICE PROVIDERS AND SUPPLIERS

         The core of our strategy is to make it easy for homeowners, service providers, and suppliers to work together effectively throughout the entire home improvement project experience to deliver a successful result for all of the participants. Our focus on identifying homeowners that are highly interested in undertaking and completing a home improvement project and screened service providers interested in providing such services, in addition to providing homeowners quick and easy access to information on service providers and improved project support allows us to change the current approach and execution of a home improvement project.

         Access to this marketplace allows service providers in our network to increase their own business and financial efficiencies and differentiate themselves from their competitors. Similarly, this access allows suppliers to market their home improvement products and services within a cost effective advertising medium. We believe that the execution of our ongoing strategy requires us to:

     o Strengthen the pool of high quality information and content on our Web sites;

     o Strengthen the size and capabilities of our network of service providers;

     o Strengthen our relationships with suppliers through enhanced co-branded opportunities and highly targeted advertising products; and

     o Strengthen and improve the business management software solutions and marketing programs we offer to manufacturers and distributors in the BMI.

         We believe that achieving these goals will improve the level of professionalism and reliability among service providers as well as the perception of the home improvement industry in general.

ATTRACTING MORE SCREENED SERVICE PROVIDERS TO OUR NETWORK

         We continue our efforts to develop and implement initiatives that will result in additional screened service providers participating in our network by:

     o Upgrading and improving our Web based content to create better quality home improvement jobs;

     o Increasing participation by interested, responsive and screened service providers;

     o Offering tools and incentives to help ImproveNet service providers compete more successfully;

     o Developing tracking systems and procedures to identify wins that are not reported to us by either the service provider or the homeowner; and

     o Initiating service provider recruitment programs to increase participation in our network by utilizing call center operations.

         We have invested heavily in the development of content design tools and services and have refined our submission process to increase the quality of the homeowner experience and the quality and number of jobs submitted. We have also invested in a more highly targeted matching program, increasing the project-types from 28 broad categories to more than 50 specific home improvement project types. This action should permit us to more closely match prospective service providers to each specific home improvement project lead we receive. Again, we require each homeowner to evaluate, on his own, the prospective service providers identified before selecting one for his home improvement project.

COMMERCIAL RELATIONSHIPS WITH SUPPLIERS OF HOME IMPROVEMENT PRODUCTS, SERVICES AND RELATED HOME SERVICES

         For businesses selling to remodeling contractors, ImproveNet provides marketing and loyalty solutions to its service provider network. The network has approximately 30,000 professionals representing, by our estimates, approximately $10 billion in annual product and services purchases. The number of service providers that actually receive leads each month is dependent upon the number of home improvement project leads submitted to us and the type of work required for each project submitted. The number of service providers receiving leads from us in any given month is less than the total number of those service providers actually enrolled in our network. Through electronic communications tools such as pager, e-mail, and ImproveNetPRO.com we can deliver a targeted personalized marketing campaign on behalf of manufacturers, retailers and other service and product providers to our network. In addition, we can supply co-branded content and services to enhance their Internet offering.

BUSINESS MANAGEMENT SOLUTIONS AND MARKETING PROGRAMS FOR THE BUILDING MATERIALS INDUSTRIES

         We recognize the tremendous untapped need within the BMI for technology solutions to solve critical business needs. The Company's strategy for success is to:

     o Target the BMI one vertical segment at a time such as, WND, roofing, plumbing, lumber, etc., providing a highly targeted solution;

     o Continually develop and possess an extensive knowledge base of the vertical market served that is equal to the customer's and unsurpassed by the competition;

     o Develop and market the best web-based solutions that solve pervasive, urgent problems for customers;

     o Ensure seamless integration to the BMI supply chain from end user to manufacturer, enabling companies to leverage their existing IT Infrastructure investment;

     o Define a specific niche market segment utilizing a direct sales model, while leveraging vertical partnerships to penetrate enterprise customers;

     o Deliver customer-driven value propositions based on deep domain experience and understanding of our target market;

     o Maintain technological expertise and competitive advantage to deliver open solutions that are "Pure Internet"; and

     o Create options for significant expansion (geographically, vertically and with new products).

     o Leverage existing relationships and favorable cost and expense structure with companies in India and Bangladesh for continued research and development of business management software, e-commerce and e-distribution technology solutions.

PRINCIPAL SERVICES AND PRODUCTS

THE IMPROVENET SOLUTION

         We provide home improvement information and services leveraging our Internet presence and our network of highly qualified service providers. We aggregate and organize information and design tools for homeowners, generate job leads for our network of service providers and provide value chain management solutions, channel development services, strategic market research services, and e-commerce software solutions on behalf of home improvement manufacturers, distributors, and suppliers. We have built and currently maintain a national network of service providers. We independently screen and monitor to ensure that our homeowners' qualified job leads are matched with pre-screened service providers.

         Our solution offers the following benefits:

         For Homeowners:
         ---------------

     o ONLINE PROJECT PLANNING ASSISTANCE. We believe our online services, including our product showcase, our design gallery and our planning and estimating tools, provide answers to homeowners' diverse questions and needs regarding home improvement and repairs. Our Web site allows each homeowner to generate ideas from the product showcase and design gallery and access the personal project folder, an archive of previous product ideas. In addition, we offer homeowners the ability to search for home improvement services and to plan their current projects using our interactive planning tools.

     o ACCESS TO QUALITY SERVICE PROVIDERS. ImproveNet has built a network of qualified service providers covering most US markets and home improvement trade categories. Our screening process is designed to identify high quality service providers in each local market nationwide. To pass our screening criteria, a service provider must have been in business for a minimum of three (3) years, have no adverse legal or credit actions against it, appropriate general liability insurance and the appropriate licenses (if required by law), and no significant negative references from customers or other service providers. By creating a national network of screened service providers, we improve the likelihood that homeowners who contact us will hire qualified, experienced and reputable service providers.

     o CONVENIENT AND COST EFFECTIVE SERVICES. We choose the service providers by matching their geographical, job type and job size preferences, with the homeowner's job specification. We encourage the selected service providers to contact the homeowner directly to discuss the job in detail within 48 hours. Our matching process typically provides more than one service provider, creating a competitive marketplace for their home improvement bid.

         For ImproveNet Service Providers:
         ---------------------------------

     o QUALITY JOB LEADS. Service providers who receive leads through our proprietary matching service benefit from the likelihood that the homeowner's interest is real and that the potential project is correctly characterized. In addition, service providers give us geographic, job type and job size preferences, which enable us to match the jobs that meet their preferences and expertise. Service providers can change their preferences at any time to reflect their changing needs and circumstances. Through our ImproveNetPro.com website, we communicate job leads in near real-time to the selected service providers.

     o COMPETITIVE DIFFERENTIATION. We believe service providers can differentiate themselves from their competitors by successfully completing our proprietary screening process and joining our network. Approximately 50% of the service providers that we have screened meet our selection standards of professionalism and reliability. Currently, we have approximately 27,000 eligible service providers in our network who may receive qualified job leads from us.

     o BUSINESS AND FINANCIAL EFFICIENCIES. Service providers who participate in our matching service pay only for job leads that they accept and for jobs that they win, allowing them to reduce their upfront marketing costs. New job leads from our matching service supplement the flow of work that contractors, architects and designers receive from their traditional sources, which allows them to plan and operate their businesses more efficiently.

         For Manufacturers, Distributors, and Suppliers Of Home Improvement
         ------------------------------------------------------------------
         Products:
         ---------

     o TARGETED ADVERTISING TO HOMEOWNERS. ImproveNet.com is designed to attract visitors who are focused on remodeling, repairing and maintaining their homes. We believe that this audience is a valuable target for suppliers of home improvement products and services. Co-branding programs surrounding content and site integration allow these suppliers to target their message more efficiently and cost-effectively to a highly responsive and focused audience

     o CO-BRANDED WEB SITES. We offer suppliers the opportunity to place our content and services on their own Web sites or link to co-branded Web sites, without having to expend development time or resources. These co-branded Web sites allow suppliers to offer our content and services to their customers. In many of these arrangements, the suppliers' share in the revenues from jobs referred through their site or the co-branded Web site.

     o LEAD GENERATION PROGRAMS. From our targeted advertising to homeowners, we generate targeted leads for suppliers of home improvement products and services as well as service providers.

     o CHANNEL MARKETING SOLUTIONS. We offer a channel marketing solution that allows manufacturers and distributors entree to a $1.3B+ annual renovation and remodeling market. This channel marketing solution has our wholly-owned subsidiary's SmartFusionSM configuration, ecommerce and cataloging software on the backend making it easier for contractors to buy building materials and products from their favorite manufacturers and distributors. This program also allows manufacturers and distributors to build and reinforce their brand, provide discount, rebate and other types of incentives, and allows them to market and sell directly into a market rich with contractors and homeowners who are spending over $2M dollars per day on remodeling and renovation projects and processing their requests through our site(s). In addition, the communications between our customer service center representatives and homeowners and service providers who utilize our service provider matching services offers a personal touch that can help to enhance the effectiveness of the channel marketing solution.

     o ECOMMERCE SOFTWARE SOLUTIONS. Initially targeted for the window and door manufacturers and distributors, our Smart FusionSM ("SF") provides WND manufacturers with an efficient, easy to deploy and manage, sales oriented eCommerce solution. SF is a fully developed product that integrates seamlessly into any enterprise back office (ERP, CRM) system, allowing Application-to-Application (A2A) capability throughout the entire supply chain. An order placed through SF automatically updates the back-office system without additional input, eliminating errors and reducing order-processing time. SF is scalable to meet the needs of any size company, whether the volume is 10 or 100,000 orders per day, enabling manufacturers to sell off-the-shelf, standard products, as well as complex configurable products and services. SF proves the concept of "mass-customization," completely automating the transaction process, with orders placed based on individual options and specifications. Customers can access a manufacturer's eCommerce site to check availability, evaluate options and obtain pricing in real-time, eliminating delays and errors in the ordering process. They can define a virtually unlimited number of applicable options such as size, model, configurable components and services.

     o EDISTRIBUTION SOFTWARE SOLUTIONS. We recognize that WND distributors required an integrated back-office solution to facilitate eCommerce as well. Therefore, we developed SmartDistributorSM , a comprehensive web-based ERP solution designed specifically to meet the needs of wholesale distributors. It includes: Order Entry, Purchasing (procurement), Inventory Management, Accounts Receivable and Payable, General Ledger, Sales Analysis. It also fully integrates to ETechLogix's SF. Modules are highly open and scalable for communications to other eBusiness products as well as future growth. All applications are fully written in Pure Java and Enhanced Java Beans (EJB) with Oracle or SQL as the back end databases and are fully web enabled. Modules are designed specifically for BMI and allow multi-location distributors to conduct business over a private network or the Internet. Functional security has been provided throughout the product for control and eligibility.

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

         COMPLEMENTARY SERVICE PROVIDERS

         From our targeted advertising to homeowners, we also generate leads for complement services such as home equity financing, and home improvement design planning.

         Our key service offerings and capabilities include:

PRODUCTS AND SERVICES

         FOR HOMEOWNERS

IMPROVENET.COM

         Our consumer Web site, www.ImproveNet.com, enables homeowners to browse, free of charge, pages of ideas and information for use in their home improvement projects and to use our project tools to help them better understand their home improvement project. Our design gallery on our Web site www.ImproveNet.com features color images of the work of leading architects and designers. For most designs, we provide images, comments from both the designer and our editors and a detailed list of products used in the design. Our product showcase on ImproveNet.com contains images of a full range of more than 5,000 distinct home improvement products and includes brands such as Armstrong, DuPont, General Electric Appliances, Owens Corning, Price-Pfister, Masco's KraftMaid and Merrillat. Our eight interactive estimators designed to assist homeowners through the planning and budgeting stage of the home improvement process allow homeowners to calculate prices for a project based on parameters such as physical dimensions, styles and the homeowner's location.

         Homeowners can register as members, which entitle them to access to additional products and services. As part of the on-site registration process, we create a customized interface for each registered member, known as the personal project folder. The personal project folder permanently stores all information related to that homeowner's project and allows us to present custom-tailored information to that homeowner. Homeowners can store ideas they get from our design gallery, product showcase and product estimator, in addition to their own thoughts, as they plan and design their home improvement project.

         Our Web site gives homeowners access to a community of fellow Web site visitors and to service providers and industry professionals who can respond to home improvement questions. Visitors may read discussions currently on our message boards, and registered members may join in the discussions or post a new question. This feature gives homeowners who are now in the home improvement process a friendly environment in which to educate themselves further and to reduce their anxiety related to home improvement.

IMPROVENET'S NETWORK OF SERVICE PROVIDERS

         ImproveNet has built a network of screened service providers covering most U.S. markets and home improvement trade categories. Approximately 27,000 are enrolled in our network. The number of service providers that actually receive leads each month is dependent upon the number of home improvement project leads submitted to us and the type of work required for each project submitted. The number of service providers receiving leads from us in any given month is less than the total number of those service providers actually enrolled in our network. Service Providers join our network by coming directly to our Web site and completing an application and consenting to and undergoing our screening process. In addition, we recruit service providers via direct telemarketing activities. In order to qualify to participate, a service provider must maintain a clear credit history and have no legal judgments for at least three years. They must also provide proof of insurance and valid professional licenses in those jurisdictions that require such licenses. Finally, they must maintain good references with the consumers and suppliers from whom we receive feedback. We offer no warranty or guaranty of the work of any service provider and serve only to identify contractors that meet our screening criteria. Each homeowner must make his own decision regarding the hiring of any service provider.

         We believe that these qualifications make ImproveNet's service providers more likely to deliver quality professional work to our customers. We also believe that ImproveNet service providers are more likely to be successful, making them highly attractive customers for our home improvement supplier partners.

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

IMPROVENET'S MATCHING SERVICES

         We offer homeowners through our network an opportunity to submit to us a home improvement project that we match with local service providers, who want to bid on the project. Homeowners who are starting home improvement projects begin the process by clicking on our homepage links to "Find a Contractor" or "Find a Designer" and are then asked to complete a brief project request form that specifies the type of job the homeowner desires.

         Our proprietary matching service uses the homeowner's project description to select the ImproveNet service providers in the homeowner's geographic area that do the type of work required by the project description. We deliver job leads to selected service providers by email or by posting the leads on ImproveNetPro.com. Currently, we have approximately 27,000 eligible service providers in our network who have indicated an interest in continuing to receive qualified job leads from us. The interested service providers who first contact us get the opportunity to bid on the project. We allow up to four service providers to be matched to each project depending upon the project size and type.

         Service providers contact the homeowner to discuss the job in detail, ideally within 48 hours of receipt of our e-mail. Once the homeowner and service provider have been matched, the service provider is able to bid on the project at any time after meeting with the homeowner. Following the completion of the project, we send a quality-assurance survey form to the homeowner to determine the outcome of the project and the level of homeowner satisfaction.

         We invoice service providers for a win fee based on a pre-determined percentage of the job's value for every job they win through our matching service. We ask our service providers not to charge the win fee in the bid quote to the homeowner. We currently collect our win fees directly from service providers once the service provider or the homeowner informs us that the homeowner has hired a service provider through our matching service.

         FOR SERVICE PROVIDERS, CONTRACTORS AND BUILDERS

         A. SERVICES

SERVICE PROVIDER MATCHING SERVICES

         With one of the most robust web-based matching services for professional builders, general and remodeling contractors available in the market, we have over 350,000 registered contactors in our national network. Over 27,000 of them are activated in our Membership Program. The number of service providers that actually receive leads each month is dependent upon the number of home improvement project leads submitted to us and the type of work required for each project submitted. The number of service providers receiving leads from us in any given month is less than the total number of those service providers actually enrolled in our network. This elite group of trade professionals receives over 10,000 renovation and home improvement project leads each month that have been qualified by our highly skilled, professional staffed customer service center located in Canada.

         Leads are qualified and opened daily by our highly-skilled customer service center staff, some of whom are former trade professionals and contractors themselves. We qualify these leads to ensure they are authentic and reliable, and so we don't waste time of contractors participating in our Membership Program. Better leads equal more work for participating contractors, and an expected increase in revenues.

IMPROVENETPRO.COM

         Our commercial Web site, www.ImproveNetPro.com, provides new or enhanced services to our service providers. ImproveNetPro.com allows us to communicate in near real-time with participating service providers who are online. ImproveNetPro.com provides our contractors, architects and designers with immediate access to new job postings. Once a service provider enters the password-protected section of ImproveNetPro.com, he or she is immediately presented with the status of new jobs available to the service provider that matches their location, preferences and expertise. ImproveNetPro.com also has information similar to our consumer design gallery and product showcase to help our service providers be better informed. Finally, ImproveNetPro.com includes supplier information and special offers or products and services that are relevant to their business. We believe that ImproveNetPro.com assists us to enhance the loyalty of our contractors, architects and designers.

CUSTOMER SERVICE AND OPERATION FUNCTIONS

         All of our customer service and operation functions for homeowners and service providers regarding the service provider matching services have been relocated in-house to our headquarters in Scottsdale, Arizona. The functions performed in Scottsdale

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

include (i) receipt and processing of homeowner projects leads, (ii) verification of homeowner project leads, (iii) distribution of homeowner project leads to screened service providers, (iv) screening of service provider applicants for participation in our network, and (v) collection of accounts receivable from participating service providers. The communications activities with homeowners and service providers that is performed as part of the customer service and operations functions provides a personal touch that we believe enhances the effectiveness of the service provider matching services.

         FOR MANUFACTURERS AND DISTRIBUTORS

DISTRIBUTION METHOD - The service offerings and programs for manufacturers and distributors set forth below are distributed through our in-house direct sales force.

IMPROVENET MARKETMAKERSM - Is a value chain management solution for building materials manufacturers and distributors. Comprised of hosted and enterprise web-based business management software, online services, and marketing programs, Market Maker provides building materials manufacturers and distributors direct access to a $1.3B+ annual renovation and remodeling market.

MarketMaker helps companies to:

     o Define strategic marketing and product launch activities through our state-of-the-art market research services that tap into tens of thousands of contractors and hundreds of thousands of consumers who spend over $2M dollars per day on remodeling and renovation projects

     o Define, develop and optimize your channel marketing efforts to deploy best practice go-to-market activities and increase revenues

     o Save money, increase revenues and maximize distribution by streamlining critical manufacturing processes like product configuration, bill of material generation and order entry, and by commerce-enabling your business with seamless integration into your back-office system

     o Increase profitability, reduce inefficiencies, and effectively manage your distribution processes by leveraging leading edge web-based back office business management and e-commerce technology that provides end-to-end accounting, sales analysis, market trending, inventory, channel management functionality and more

MarketMaker contains five modules:

     o    Strategic market research services

     o    Channel development services

     o    Channel management services

     o    E-commerce software for manufacturers

     o    Web-based business management software for distributors

          B. Software

         According to Harris Information, a leading market research authority for the building materials and construction trade industry, "Early adopters of technology that supports web-based back-office automation and provides e-commerce front-end access to trade partners and customers, will leapfrog dominant brands who continue to do business as they always have. "Expensive software based supply chain solutions, coupled with traditionally extended implementation times and costs, will be replaced by niche, best of breed web-based systems. The need for building materials manufacturers to web-enable critical manufacturing and go-to-market processes, necessitates that the traditionally fragmented software providers to the industry find better ways of consolidating their offerings and moving the industry toward the same economies e-commerce applications afford other industries." Our focus in our software offerings is to address our customers' needs for web-enabled and web-based e-commerce systems that better automate their business processes. We have two primary software offerings that target those needs as follows:

         SMARTFUSIONSM - Web-based configuration, order entry and e-commerce software SmartFusionSM is a web-based software solution that allows manufacturers to increase revenues and profitability by streamlining order entry, simple and complex product configuration, and bill of material generation (complete with product visualizers). SmartFusionSM allows manufacturers the ability to leverage e-commerce functionality to provide an `always on' sales and support infrastructure to their customers. SmartFusionSM integrates seamlessly into any enterprise back office (ERP, CRM) system, allowing Application-to-Application
(A2A) capability throughout the entire supply chain. An order placed through SmartFusionSM automatically updates the back-office system without additional input, eliminating errors and reducing order-processing time.

         SmartFusion's web-based infrastructure takes the business of our clients to the next level, a level that exceeds the limitations of many client-server software systems available today. Customers are migrating to the Internet at a rapid pace. SmartFusionSM ensures customer loyalty for channel participants, and ongoing support for sales of products offered. SmartFusionSM ensures that our clients will deliver value to your customers that exceeds their expectations.

         SMARTDISTRIBUTORSM - Web-based business management and e-commerce software SmartDistributorSM is a web-based business management and e-commerce software solution that provides distributors with a fully integrated sales and order entry, purchase order management, inventory control and management, accounts receivable, accounts payable and general ledger management, sales analysis, product configuration, bar code interface, channel management, marketing program management, and lead management. SmartDistributorSM is an entirely web-based solution that improves productivity and accelerates profitability.

         Our Smart FusionSM software has been developed with best of class technologies including JAVA, Enterprise JAVA Beans, Oracle DB, and WebLogix, and integrates seamlessly to any back office technology platform using Extensible Markup Language (XML).

         COMPETITION

         Our current competitors with regard to home improvement projects include:

     o LOCAL, PRIMARILY PHONE-BASED, CONTRACTOR REFERRAL BUSINESSES. These are generally small operations that take phone requests from homeowners that they attract through Yellow Pages advertising or direct marketing initiatives and that refer projects to contractors with whom they often have a personal relationship.

     o ONLINE REFERRAL COMPANIES. Some of our competitors such as ServiceMagic.com offer a publicly accessible online database and other companies such as Contractor.com have matching services but do not have national coverage. Homestore.com, also offers a matching service

     o SUPPLIERS OF HOME IMPROVEMENT PRODUCTS. Retailers and manufacturers of home improvement products such as The Home Depot, Lowe's, Masco, and Sears Roebuck & Co. offer installation services.

Additional information on some of the competitors identified above.

-------------------------------------------------------------------------------
SERVICE MAGIC.COM
Headquartered in Golden, Colorado and founded in 1998, ServiceMagic.com provides an online marketplace connecting homeowners to prescreened contractors and service professionals. ServiceMagic.com's service is designed to provide consumers with up to three qualified and interested home service professionals in their local areas within one business day. All of ServiceMagic.com contractors are pre-screened for licensing, bankruptcy and insurance. ServiceMagic.com addresses more than 500 different home service needs in more than 40 markets nationwide. ServiceMagic.com also offers educational online tools to homeowners including; expert advice, design ideas, quick tips, over thousands of articles and a homeowner toolbox containing estimating tools, example contracts and guides on licensing and insurance.

Strategic Partners include: Certainteed Building Solutions, HomeStore, Maytag, Quest, Sequel, Mobius and Tango.

Funding: (1) $16M in October 1999 from SOFTBANK, Sequel and Tango, (2) $29M in May 2000 from CertainTeed, Maytag, QwestDex, SOFTBANK, Sequel and Tango and (3) $5M in early 2002. Recently announced that the company is being purchased by ICA/InterActiveCorp.
--------------------------------------------------------------------------------
ICASTLE
Headquartered in Walnut Creek, California, iCastle is a division of Next Phase Media, a referral source for qualified business services, leads and professionals. iCastle is a one-stop resource providing property owners with a complete archive of original articles, tips on home improvement topics and access to
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
qualified contractors for residential and commercial property improvement projects. All of iCastle.com contractors are prescreened for proper insurance, licensing and must offer a warranty. iCastle is in the process of building an internal network of qualified service professional and leverages ServiceMagic.com to provide service coverage in areas where they are currently weak.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CONTRACTOR.COM
Headquartered in Denver, Colorado, Contractor.com maintains a comprehensive nationwide directory of service providers allowing homeowners the ability to search by trade and zip code, on their own, for home improvement service providers in their area (a customer rates system has been put in place to provide a quasi "word of mouth environment"). Contractor.com contractors are prescreened for liability insurance and must provide business references in order to be listed in the Contractor.com directory. Contractor.com also provides homeowners with tips on how to find and hire the right contractor for their home improvement projects.

Contractor.com offers membership programs to contractors which provide access to free home improvement leads and unlimited use of business solutions including; sales and marketing tools, information on the construction industry, cost estimators, and business management and financing tools.

Partners include: HomePlanFinder, Eloan, NetClerk, 4Spec.com, YellowPages.com and Respond.com.
--------------------------------------------------------------------------------

         In addition, parties with which we have commercial relationships and other suppliers of home improvement products could choose to develop their own Internet strategies or competing home improvement services. Many of our existing and potential competitors have longer operating histories, greater name recognition, larger homeowner bases and significantly greater financial, technical and marketing resources than we do. We believe that we and any competitor seeking to establish web enabled home improvement services confront significant challenges, including:

     o The number of visitors to the Web sites, the number of home improvement jobs submitted by those visitors, the time spent by those visitors at those Web sites and the resultant loyalty created among those visitors, the degree to which Web site content and loyalty create allegiance to the service provider, and, ultimately, the ability to generate repeat customers;

     o The ability to cost effectively recruit and retain a network of quality service providers that have broad trade and geographical coverage so that a large number of jobs can be successfully completed;

     o The ability to generate significant traffic from online homeowners and qualify their projects so that they can be efficiently handled by a network of service providers;

     o The ability to develop an effective process for handling a large volume of homeowner requests and delivering a high level of customer service;

     o The ability to develop and maintain an excellent performance record on repair and remodeling jobs in which we act as the contractor of record; and

     o The ability to develop commercial relationships with suppliers of home improvement products and services that provide value to consumers and service providers, as well as revenue from advertising.

Nevertheless, the service provider matching services operate on a localized basis and it is challenging for one company to dominate in all locations. Various locations where we experience service provider matching opportunities are greater in number than others. We believe that because of our web site presentation and our customer service and operation center, we compare favorably with others offering service provider matching services.

         Our current competitors with regard to business management software and marketing programs for the BMI include:

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

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SOFTTECH
SoftTech offers configuration software ("V6 Manufacturer") designed to enable manufacturers of framed products to configure, price and fabricate their products. The program can be interfaced with other programs to accommodate ERP/MRP, distribution and accounting functions. In addition to V6, manufacturers can distribute a scaled-down version, "V6 Dealer", to their distribution channel or customers, enabling clients to configure and price products remotely. Orders can then be sent directly to the manufacturer's V6 program.
--------------------------------------------------------------------------------
EDGENET
EdgeNet is focused on electronic catalog development. m2o is EdgeNet's custom configuration software for the WND industry. Customers include: The Home Depot, Anderson Windows, Pella Windows.
--------------------------------------------------------------------------------
BIDMASTER
BidMaster develops electronic catalogs. Their software products incorporate an electronic catalog with quoting functions. The program prompts the user for all options available for any selected unit.
--------------------------------------------------------------------------------
SELECTICA, INC. (NASDAQ: SLTC)
Selectica ISS is a comprehensive software application that accelerates the process of selecting, configuring, pricing, and purchasing complex products with efficiency and accuracy. Three primary functions include: knowledge capture; information dissemination; configuration and ordering. Software suggests product configurations based on business rules, sales objectives, marketing information, and product constraints and connects with Siebel, SAP and Oracle applications. Services account for 45% of sales. The company targets financial services and manufacturing industries. Clients include: Dell, BMW, Cisco, Fireman's Fund, Hewlett-Packard. Revenue: FY 2001 = $53.9 million up from $16.1 million in 2000.
--------------------------------------------------------------------------------
CALICO COMMERCE, INC. (NASDAQ: CLIC)
Calico is a provider of interactive selling software for manufacturers. With its advanced configuration and recommendation technology, Calico enables clients to better understand and best serve their customers. The company recently filed for bankruptcy protection and its software assets have been acquired by PeopleSoft.

Calico targets telecommunications, financial services, retail, industrial manufacturing, electronic finished goods, and medical industries. Customers include: Telia, Nortel, Best Buy, Staples, and Honeywell. Recent alliance with Toshiba Information Systems. Revenue: FY 2001 = $29.7 Million down from $35.6 Million FY 2000.
--------------------------------------------------------------------------------
SOFTWARE SOLUTIONS
Software Solutions provides custom and turnkey eCommerce solutions native on the AS/400 computer system for all industries, including manufacturing and wholesale or retail distribution applications. AS/400 Platform. Software installed at hundreds of sites throughout the US. Not a business partner of any of the large software providers.
--------------------------------------------------------------------------------
NXTREND
NxTrend provides software solutions for supply-chain management designed to enable the distributor to implement best practices for inventory management, order processing, sales, customer service, warehouse logistics, and strategic business analysis. The company targets electrical, building materials, industrial, PHAC, paper and medical industries. Installed base of over 1000. Includes Huttig Building Products - the largest distributor of building products in the nation. Its expanding list of products include: doors, windows, moldings, lumber, house wrap, decking, fencing, trusses, dry wall, paneling, installation. In 2000, NxTrend was acquired by BuildNet (an industry vertical exchange), which provides software to homebuilders and suppliers in the residential construction industry. BuildNet's objective was to become the B2B eCommerce solution for the residential construction industry. In August of 2001 BuildNet filed under Chapter 11 - NxTrend was not included in the filing.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
WINDOWMAKER
Provides solutions for the window industry supply chain. Solutions include a comprehensive product suite made up of a number of integrated modules. Manufacturers pick and choose elements most appropriate to their requirements. Drag and drop design tools allow creation of custom design on the fly with engineering rules and limitations automatically checked.
--------------------------------------------------------------------------------

         OUR WEB ENABLED AND BASED BUSINESS MANAGEMENT SOFTWARE OFFERINGS ARE PROPRIETARY IN NATURE, FOCUSED ON THE BUILDING MATERIALS INDUSTRY, AND WE BELIEVE COMPARE MORE FAVORABLY TO OUR CUSTOMERS THAN THOSE OF MANY OF OUR COMPETITORS.

CUSTOMER CONCENTRATION - Almost all of the revenues generated from our manufacturer and distributor customer base are concentrated among eight primary customers.

OTHER BENEFICIAL RELATIONSHIPS

POWERED BY IMPROVENET AND FIND A CONTRACTOR

         We provide a customized product superimposing ImproveNet.com content including our matching services on third-party Web sites so that the content looks like the third party's own content but is actually Powered by ImproveNet. This customized product allows our logo and our products and services to be placed across a broad spectrum of third-party Web sites related to home improvement, from online versions of traditional media properties to Web sites related to manufacturing, finance, real estate and local and regional guides. If a customer of these third parties uses our matching services, we pay the supplier a portion of any service revenue from that match. We also advertise on third party Web sites through our Find a Contractor service. We place a "Find a Contractor" banner or button on third party Web sites that links the user to ImproveNet.com. We pay these third parties either a flat fee or on a per referral basis. Since many of the third-party Web sites that use Powered by ImproveNet and Find a Contractor are related to the home improvement industry, we believe these programs will deliver more qualified traffic to our Web site. We also believe that Web sites that are related to the home improvement industry and that participate in these programs will benefit from the access to our service provider matching services.

THIRD PARTY PROVIDERS

         We believe that contracting with the best companies in the Internet and home improvement space is an important component in ImproveNet's effort to be America's home improvement destination. Our primary means of creating demand for ImproveNet services has been through interactive marketing. We have entered into these arrangements, which are generally performance based, long term in length but cancellable with reasonable notice, that obligate us to pay based upon performance including revenue sharing and cost per acquisition :

     o    Frequently visited portals, such as Yahoo!, Google, Overture and MSN;
          and

     o    Web sites related to home improvements, such as HomeTime and Mills
          Pride.

         In addition, we have supplemented our online advertising with offline advertising in print media and through customary public relations initiatives.

TECHNOLOGY INFRASTRUCTURE

         Our Web sites are designed to provide fast, reliable, high quality access to our online services. Our hardware and software systems must assimilate and process large volumes of visitor traffic and store, process and disseminate large amounts of user data, and process interactive applications.

         We have implemented a broad array of site management, customer interaction and processing systems using our own proprietary technologies and, where appropriate, commercially available licensed technologies. Our systems use Windows NT, Linux, Unix, SQL, BEA WebLogix, and Oracle and are designed for a high level of automation and performance. We have redundant power supplies, fail-over machines and fully clustered databases and Web servers to optimize up-time and user experience. We monitor our network and machines 24 hours a day for reliability.

         Our Web sites have been developed internally using a Microsoft platform. In developing our Web sites we use a variety of tools to support rapid database/Web application development. Our ability to successfully receive homeowner job submissions online, provide high-quality homeowner service, and serve a high volume of advertisements largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our Web sites and databases are hosted by AT&T in Phoenix, Arizona. All of our computer, communications systems and database back-ups are located in our administrative headquarters in Scottsdale, Arizona. Visitor traffic to our Web sites varies significantly. Spikes in visitor traffic and user demand can affect expected performance of our Web sites and could cause outages. Since we have been keeping logs on our Web sites, we believe that our ImproveNet.com Web site has been unintentionally interrupted for periods ranging from two minutes to one hour, except that on one occasion, some users experienced interruptions in part of our service for a period of 48 hours. We believe that we have had no unintentional interruptions or outages of our ImproveNetPro.com Web site since its inception in December 1999. The primary reason for interruptions in service relate to new content introductions onto our Web sites, such as our visualizer or estimator tools, which involve a complex code base. Implementation of increased security measures, such as additional firewalls, has caused interruptions in our Internet-based services. Having fatal system failures or serious catastrophe to the systems could result in a significant downtime.

         We seek to maintain and advance our market position by continually enhancing the performance of our Web sites and expanding the features that we offer homeowners, service providers and suppliers. We expect that enhancements to our Web sites and services will continue.

INTELLECTUAL PROPERTY RIGHTS

         Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights, including our databases of homeowners, service providers, distributors and manufacturers and our matching criteria and algorithms. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals. Our databases are trade secrets, and our matching service is protected by trade secret and copyright laws.

         In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

         Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our services or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the authorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

         In the ordinary course of business, we have received, and may receive in the future, notices from third parties claiming infringement of their proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us were successful and we could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, our business would be harmed.

GOVERNMENT REGULATION

         Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in Arizona, the United States of America government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     o PRIVACY LAW. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to leverage our databases to generate revenues; and

     o BUILDING REQUIREMENTS. The Company's activities and that of our service providers are subject to various federal, state and local laws, regulations and ordinances relating to, among other things, the licensing of home improvement contractors, OSHA standards, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In addition, many jurisdictions require the contractor of record to obtain a building permit for each home improvement project.

         Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

EMPLOYEES
         As of December 31, 2003, we employed 15 full-time persons. None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relations are good.

PROPERTIES

         Our principal administrative offices and part of our business and systems operations are located in Scottsdale, Arizona in approximately 3,529 square feet of office space under a lease agreement with gross lease payments of $5,000.00 per month plus tax at 1.9% for a two year term commencing June 15, 2003.

         We believe that our facilities are adequate for our current operations and that additional office space, if required, can be readily obtained. See Note 6 of the Notes to the Consolidated Financial Statements for information regarding the Company's lease obligations.

         At this time, the registrant has no policy in terms of investment in real estate nor does it have any investment in real estate. The registrant has no immediate plans to invest in real estate mortgages.

LEGAL PROCEEDINGS

         From time to time, we may be involved in routine litigation relating to claims arising out of or incidental to our operations. As of the date of this filing, we are engaged in various legal proceedings that are incidental to our business. As of the date of this filing, we are engaged in legal proceedings that could materially affect our business should an adverse judgment be entered against us. Should a third party in any of the ongoing litigation matters obtain a judgment against the Company or its subsidiary, it is unlikely the Company or its subsidiary would have sufficient working capital available to timely pay any such judgment. In addition, we have received preliminary information regarding possible erroneous cancellation of health insurance benefits for former employees under COBRA for which we may have potential liability.

         One arbitration matter in Phoenix, Arizona involved First Systech International, Inc., a predecessor to Etech, our wholly-owned subsidiary. This proceeding concerns the 1998 sale of an ERP software product to a client who is demanding a refund of the purchase price, and First Systech International counterclaimed for the balance due on the contract plus additional work performed and professional expenses of the litigation. The matter was before an arbitrator who recently entered an award against First Systech for $116,886 plus simple interest at 10% per year. Recently, First Systech International reached agreement with Friedman Corporation ("friedman") pursuant to terms and conditions of a Repayment and Security Agreement effective May 25, 2004 (the "Agreement") which finalizes a payment plan for First Systech International's obligations for the arbitration award that Friedman has paid. The amount owing is approximately $182,000 with interest accruing at 8% per annum from April 2, 2004 and attorney's fees incurred by Friedman in the minimum amount of $4,500 and not to exceed $10,000 as set forth therein. Payments of $5,000 per month commencing June 20, 2004 are to be made with annual increases of a minimum of $5,000 per month until the outstanding balance is paid in full. The payments due June 20 and July 20, 2004 were made timely. Pursuant to provisions of the Agreement, First Systech International has granted a security interest and lien on all of its assets to secure performance of its obligations under the Agreement. First Systech International continues to maintain ownership of all of the assets that it has pledged. The Agreement allows First Systech International to quantify its specific payment obligations for the arbitration award.

         In late March 2004, we initiated litigation in Nova Scotia, Canada against the Canadian corporation that had been performing our Customer Care Center and operations for the service provider matching service to enforce and protect our rights under the services agreement regarding our proprietary material. On March 26, 2004, the Canadian court entered an order prohibiting the Canadian corporation from utilizing in any way ImproveNet's proprietary materials and from soliciting or contacting any ImproveNet contractor. At a court hearing in Canada on March 31, 2004, the order entered by the court provided very specific limitations on the Canadian corporation's ability to contact contractors that are participating in our membership program for a specified period of time. The provisions of that agreement were set forth in a writing filed with the Canadian court. Although no further matters are pending before the Canadian court, we are prepared to pursue additional litigation in the Canadian court or by arbitration in Arizona, if necessary, to protect our proprietary material.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Information concerning the directors and executive officers of ImproveNet is set forth below:

NAME                          AGE            POSITION
----                          ---            --------

Jeffrey I. Rassas              41  Co-Chairman, Chief Executive Officer

Homayoon J. Farsi              50  Co-Chairman, President & Acting CFO

Naser Ahmad                    50  Co-Chairman, Chief Technology
                                   Officer

Ronald B. Cooper               49  Director

Jay Stead                      40  Director

Alok Mohan                     56  Director

Jeffrey R. Perry               45  General Counsel & EVP, Mergers &
                                   Acquisitions

         The following is a brief summary of the directors and executive officers including their business experience for at least the past five years.

NASER AHMAD

         Mr. Ahmad, 50, is the co-chairman, chief technology officer and a co-founder of eTechLogix. He became chief technology officer, a director, and co-chairman of ImproveNet on January 7, 2003. He has been active for over 25 years in the development of computer solutions for distribution and manufacturing companies. Throughout his career, Mr. Ahmad has held technical leadership positions with both entrepreneurial ventures as well as Fortune 100 companies including Caterpillar International, Inc., Sante Fe International and Taylor Management Systems.

         In 1989, Mr. Ahmad and Mr. Farsi co-founded SysTech International, Inc., a Texas corporation, which was the predecessor-in-interest to eTechLogix. In 1994, SysTech International, Inc. was merged into an Arizona corporation named First SysTech International, Inc. which changed its name to eTechLogix, Inc. in 2000. Mr. Ahmad served as executive vice president and chief technology officer of SysTech International, Inc. from 1989 to 1994 and has held the same positions with eTechLogix since 1994.

         At Sante Fe International, Mr. Ahmad was a member of the task force for evaluating and determining the next generation of application systems for the organization. At Caterpillar, he was the software development manager and the chief architect of the Company's enterprise resource planning (ERP) distribution system.

         Mr. Ahmad has been instrumental in the development of technology products throughout his career. He co-founded the National Institute of Technology in Karachi, Pakistan, is a member of the Advisory council of the Darul Islam University, Dhaka, Bangladesh and serves as a director of several privately held U.S. and foreign corporations. Mr. Ahmad is a graduate of the University of Karachi with a BA in Accounting and a postgraduate degree in Computer Science.

HOMAYOON J. FARSI

         Mr. Farsi, 50, is the co-chairman, president and a co-founder of eTechLogix. He became president, a director, and co-chairman of ImproveNet on January 7, 2003. He has over 20 years experience as an entrepreneur in the computer software industry. Mr. Farsi is knowledgeable concerning manufacturing, distribution business processes and information systems and has been instrumental in the development and launch of numerous software products throughout his career. Mr. Farsi has held senior technical and operations management positions with software and hardware companies including Taylor Management Systems and Unisys, Inc.

         In 1989, Mr. Farsi and Mr. Ahmad co-founded SysTech International, Inc., a Texas corporation, which was the predecessor-in-interest to eTechLogix. In 1994, SysTech International, Inc. was merged into an Arizona corporation named First SysTech International, Inc. which changed its name to eTechLogix in 2000. Mr. Farsi served as president of SysTech International, Inc. from 1989 to 1994 and has served as president of eTechLogix since 1994. Mr. Farsi has an MS Degree in Computer Systems from the University of Salford, Manchester, England.

JEFFREY I. RASSAS

         Mr. Rassas, 41, has served as chief executive officer of eTechLogix since October, 2001. He became chief executive officer, a director, and co-chairman of ImproveNet on January 7, 2003. Mr. Rassas also helped launch and fund two private Arizona companies, the TOLIS Group, Inc., a data back-up and recovery software company supporting both the Linux and Unix operating systems, and Channel Pros, Inc., a technology marketing and sales organization which services clients across the country. Mr. Rassas founded EBIZ Enterprises, Inc., a Linux solution provider and computer cluster developer, in 1995. The common stock of EBIZ Enterprises has been traded on the NASD Over-The-Counter Bulletin Board. Mr. Rassas served as chief executive officer of EBIZ Enterprises from 1995 to October, 2000 and as its chairman of the board from 1995 until May 21, 2002. EBIZ Enterprises filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code on September 7, 2001. Its Plan of Reorganization was confirmed on April 11, 2002, and became effective on May 21, 2002.

         Between 1989 and 1994, Mr. Rassas founded and operated The Wilsaac Group, Inc. dba DLC Consulting, an office services outsourcing firm for large corporations. The Wilsaac Group, Inc. was acquired by a division of Air Canada in 1994. Mr. Rassas co-founded ITS Travel Group, Inc., in 1985 and was involved in its management until it was sold in 1989. By the time of its sale, it had become the third largest travel organization in Arizona. From 1982 to 1985, Mr. Rassas held the position of Magnetics Design Engineer at CTM Magnetics.

RONALD B. COOPER

         Mr. Cooper, 49, has served as a director since September 1999 and as chairman of the board of directors from August 2000 until January 7, 2003. He served as chief executive officer and president of ImproveNet, Inc. from March 1999 until he stepped down from those positions on June 7, 2002. From July 1996 to March 1999, Mr. Cooper was president of Price Pfister, Black and Decker's plumbing products division. From August 1992 to July 1996, Mr. Cooper was president of three other Black and Decker divisions: Power Tool Accessories, PRC Realty Systems and PRC Commercial Systems Group.

JAY STEAD

         Mr. Stead, 40, based in Auckland, New Zealand, became a director on January 7, 2003. He is currently the managing director of Mokka Enterprises, LLP, a technology-oriented private investment firm focused on emerging companies, which he joined in 2001. From 1999 to 2000 Mr. Stead was the President & CEO of Sagebrush Corporation, an educational software company, and from 1994 to 1998 was a senior executive at Reynolds and Reynolds. In addition, Mr. Stead has held key management positions with Allen-Bradley and McKinsey & Company. His career includes general management, marketing and business development roles across software, services, consulting, hardware and manufacturing sectors.

         Mr. Stead holds a Bachelor of Science in Industrial Management from Purdue University and received a Masters in Management from Northwestern's Kellogg School of Management in 1989. Mr. Stead also serves on the board of directors for MD Online and GolfLogix.

ALOK MOHAN

         Mr. Mohan, 56, has been a director of Tarantella, Inc. (formerly SCO) since 1994 and became Chairman of the Board in April 1998. From May to December of 1994, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of the Company. In December 1994 he was elected a director and assumed the position of President and Chief Operating Officer. He served as the Company's Chief Executive Officer from July 1995 until April 1998.

         Prior to joining Tarantella, Inc., Mr. Mohan was employed with NCR Corporation for over 20 years. He served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993. From July 1993 to May 1994 he served as Vice President of Strategic Planning and Controller responsible for financial planning, analysis, and worldwide reporting.

         Mr. Mohan serves as a director on the boards of Rainmaker Systems, Inc.and Crystal Graphics. He is also a venture partner with Blue Chip Venture Company. From November 2000 until July 2001, Mr. Mohan served as a director of Ebiz Enterprises, Inc. a Linux solution provider and computer cluster developer.

JEFFREY R. PERRY

         Mr. Perry, 45, has served as general counsel of eTechLogix since May 2002 and served as chief financial officer until December 2002. In January 2003, he began his duties as executive vice-president mergers & acquisitions and general counsel with ImproveNet. From October 2000 to April 2003 he has also served as general counsel of EBIZ Enterprises, Inc., a Linux solution provider and computer cluster developer. Shares of the common stock of EBIZ Enterprises have been traded on the NASD Over-The-Counter Bulletin Board. Mr. Perry began private law practice in 1988 and served as an investment manager and financial advisor with Prudential Securities from 1997 to 2000. Mr. Perry previously founded and held the position of president and principal financial officer for several private companies involved in the development of proprietary consumer sports products and sports themed gifts with distribution through a network of national catalog companies.

         Mr. Perry holds business, political science, and law degrees from Southern Methodist University. He holds law licenses in Arizona and Texas.


         None of the executive officers or directors of ImproveNet or eTechLogix has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. All of the executive officers and directors of ImproveNet and eTechLogix are citizens of the United States.

EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid by the Company to certain of the Company's executive officers whose annual compensation, including salary and bonus, exceeded $100,000 ("the Named Executive Officers"). Note that the executive officers' employment during the year of 2002 was solely as an employee of eTechLogix, our wholly owned subsidiary. The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002 all compensation paid by ImproveNet, Inc. to Mssr. Rassas, Farsi and Ahmad in all capacities:

                                              Summary Compensation Table


                                                                                                    Long-Term Compensation
                                                                                             ---------------------------------------
                                                    Annual Compensation                                       Awards
                                      --------------------------------------------------     ---------------------------------------
                                                                          Other Annual       Restricted Stock  Securities Underlying
Name and Principal Position    Year        Salary         Bonus           Compensation            Awards         Options/SARS (#)
---------------------------    ----        ------         -----           ------------            ------         ----------------
Jeffrey I. Rassas              2003   $     174,166   $           -     $              -     $            -
Chief Executive Officer        2002   $      60,000   $           - (1) $              -     $            -                      -
                               2001   $           -   $           -     $              -     $            -                      -

Homayoon J. Farsi              2003   $     174,166   $           -     $              -     $            -
President and                  2002   $      67,500   $           - (1) $              -     $            -                      -
Acting CFO                     2001   $     127,000   $           - (2) $              -     $            -

Naser Ahmad                    2003   $     174,166   $           -     $              -     $            -
Chief Technology Officer       2002   $      67,500   $           - (1) $              -     $            -
                               2001   $     127,500   $           - (2) $              -     $            -                      -

-----------

        1. Salary totaling $52,500 in 2002 was deferred and paid in 2003.

        2. Salary totaling $47,000 in 2001 was deferred and paid 2002.

                        Option Grants in Last Fiscal Year

AGGREGATED OPTION/SAR EXERCISES IN 2003 FISCAL YEAR AND FY-END OPTION/SAR VALUES

                               SHARES                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              ACQUIRED                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                                 ON                                  OPTIONS/SARS AT FY-END     OPTION/SARS AT FY-END
                              EXERCISE                                 (#) EXERCISABLE/           ($) EXERCISABLE/
NAME              POSITION       (#)        VALUE REALIZED ($)          UNEXERCISABLE             UNEXERCISABLE (1)
----              --------       ---        ------------------          -------------             -----------------
Jay Stead          Director       0                0                    106,111/13,889                    0/0
                                            ------------------          -------------             -----------------
Ronald B. Cooper   Director       0                0                    338,213/18,889                    0/0
                                            ------------------          -------------             -----------------

-------------

        1. Closing price on 12/31/03 was $0.12.

COMPENSATION OF DIRECTORS

         Directors currently receive no cash compensation from the Company for their services as members of the Board or for attendance at committee meetings. Members of the Board are reimbursed for some expenses in connection with attendance at Board and committee meetings. Under the Company's 1999 Equity Incentive Plan, each non-employee director is entitled to receive options to purchase 100,000 shares of common stock for each year of service as a director with an option to purchase an additional 50,000 shares of common stock for chairman of the audit committee. For fiscal year 2003, Jay Stead and Ronald B. Cooper, each received two grants of options to purchase a total of 120,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and footnotes set forth certain information regarding the ownership of the common stock of ImproveNet as of June 30, 2004 by: (i) all those known by ImproveNet to be beneficial owners of more than five percent of its common stock;

(ii) each director of ImproveNet; and (iii) all executive officers and directors of ImproveNet as a group. Unless indicated below, the address for each listed stockholder is c/o ImproveNet, Inc., 10799 N. 90th Street, Suite 200 Scottsdale, AZ 85260.

                                                      NUMBER OF
                                                      SHARES OF
                                                     COMMON STOCK     PERCENT
                                                     BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                OWNED         OWNED(1)
----------------------------------------                -----         --------

Kinderhook Partners, LP (2)                           16,150,000        30.00%
Jeffrey I Rassas (3)                                   9,399,580        17.50%
Naser Ahmad (4)                                        8,875,580        16.52%
Homayoon J. Farsi (5)                                  8,619,580        16.05%
Joel A. Stead (6)                                      3,768,666        7.02%
Jay Stead(7)                                             160,555          *
Ronald B. Cooper(8)                                   397,652             *
Alok Mohan (9)                                            75,000          *
All executive officers and directors as a group       47,446,613        51.26%

---------------

* Less than one percent.

1. This table is based upon information supplied by officers, directors and principal stockholders and Forms 3, 4 and 5 and Schedule 13D as filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ImproveNet believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,707,715 shares outstanding on August 14, 2004, adjusted as required by rules promulgated by the SEC. Such SEC rules require that shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 14,, 2004 are deemed to be outstanding and to be beneficially owned by the person or entity holding the options or warrants but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

2. Includes 6,460,000 shares issuable upon exercise of warrants at $0.15 per share. The General Partner of Kinderhook Partners, LP is Kinderhook GP, LLC. Stephen J. Clearman is the managing member of Kinderhook GP, LLC. Kinderhook GP, LLC and Stephen J. Clearman each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

3.   Shares held indirectly by Hayjour Family Limited Partnership.

4.   Shares held indirectly by Ahmad Family Trust.

5.   Shares held indirectly by Farsi Family Trust.

6. Includes 1,252,000 shares and 666,666 shares issuable upon the exercise of warrants at $0.15 per share held indirectly by Joel A. Stead Trust dated February 7, 2002, and 1,250,000 shares and 666,666 shares issuable upon the exercise of warrants at various prices ranging from $0.10 to $0.25 per share held directly.

7. Includes the right to directly acquire within 60 days, 10,555 shares at $0.12 per share, 100,000 at $0.15 per share and 50,000 at $0.20 per share upon the exercise of non-employee director options.

8. Includes 177,102 shares issuable at a per share exercise price of $0.25 pursuant to options that vest within 60 days and 60,000 shares issuable at a per share exercise price of $6.25. Mr. Cooper retains a seat on the Company's Board of Directors and has the right to acquire 10,555 shares at $0.12 per share, 100,000 at $0.15 per share and 50,000 at $0.20 per share pursuant to non-employee director options that vest within 60 days.

9. Includes the right to directly acquire within 60 days, 75,000 shares at $0.20 per share upon the exercise of non-employee director options.

     The following information is set forth as of the close of the 2003 Fiscal Year for outstanding options.

                                                 NUMBER OF
                                             SECURITIES TO BE
                                                ISSUED UPON             WEIGHTED-AVERAGE              NUMBER OF
                                                EXERCISE OF            EXERCISE PRICE OF             SECURITIES
                                                OUTSTANDING               OUTSTANDING           REMAINING AVAILABLE
                                                 OPTIONS,                  OPTIONS,             FOR FUTURE ISSUANCE
                                                WARRANTS AND              WARRANTS AND              UNDER EQUITY
                                                  RIGHTS                    RIGHTS               COMPENSATION PLANS
                                            --------------------      --------------------      ---------------------
Equity compensation plans approved
by security holders (1999 Equity
Incentive Plan)                                  2,005,991                   $0.31                   5,286,509
                                            ====================      ====================      =====================

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We subcontract a portion of our research and development to eTechLogix Systems India Pvt. Ltd. and eTechLogix Systems Bangladesh Ltd., each owned equally by Homayoon J. Farsi and Naser Ahmad, two of our officers and directors. During the years ended December 31, 2003 and 2002, the Company incurred expenses from these companies totaling approximately $102,000 and $38,000, respectively, which is included in research and development expenses in the accompanying financial statements.

                     DESCRIPTION OF IMPROVENET'S SECURITIES

         ImproveNet is a Delaware corporation and is authorized to issue 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of July 31, 2004, 53,707,715 shares of common stock were outstanding, and no shares of preferred stock are outstanding and there has been no designation of any series or class of preferred stock. The rights, preferences, privileges and limitations of the undesignated preferred stock may be determined by the Board of Directors, and may be issued in more than one series. As of July 31, 2004, ImproveNet had a total of 3,872,675 awards granted under its 1999 Equity Incentive Plan and outstanding, of which 1,451,210 were vested, each award entitling the holder thereof to acquire one share of ImproveNet's common stock. As of July 31, 2004, ImproveNet had outstanding warrants to purchase 14,104,260 shares of its common stock which were exercisable at prices ranging from $0.01 to $13.50 per share.

COMMON STOCK

         The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of ImproveNet. In addition, holders are entitled to ratably receive dividends, if any, as declared from time to time by the Board of Directors out of funds legally available for payment of dividends. No dividends are payable on the common stock until all accrued but unpaid dividends on any outstanding preferred shares have been paid. In the event of the dissolution, liquidation or winding up of ImproveNet, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of ImproveNet and the preference amount distributable to holders of any outstanding preferred shares. The holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.

         Under the terms of ImproveNet's bylaws, except for any matters which, pursuant to Delaware law, require a greater percentage vote for approval, the holders of a majority of the outstanding common stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of ImproveNet's shareholders. Except as to any matters which, pursuant to Dleaware law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the common stock present in person or by proxy at any meeting (provided a quorum is present) is sufficient to authorize, affirm or ratify any act or action, including the election of the Board of Directors.

         The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of common stock can elect all of the directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of common stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

         In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware law and ImproveNet's bylaws provide that shareholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of ImproveNet entitled to vote on the action. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders will be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with special meetings of shareholders.

PREFERRED STOCK

         Under ImproveNet's Articles of Incorporation, shares of preferred stock may, without any action by the shareholders of ImproveNet, be issued by the Board of Directors from time to time in one or more series as designated by the Board of Directors, for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board of Directors has the power, without shareholder approval, to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of preferred stock issued in the future, which could adversely affect the voting power or other rights of the holders of common stock.

         The Board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a person or group to gain control of ImproveNet. ImproveNet has no present plans to issue any shares of preferred stock.

OPTIONS AND OTHER WARRANTS

         As of July 31, 2004, 14,104,260 warrants were outstanding, which consist of 245,000 warrants expiring on November 23, 2004 with a $0.01 per share exercise price; 100,000 warrants expiring on December 6, 2004 with a $0.01 per share exercise price 583,333 warrants expiring on December 6, 2004 with a $13.50 per share exercise price; 750,000 warrants expiring on December 12, 2004 with a $0.01 per share exercise price and 259,263 warrants expiring on December 12, 2004 with a $13.50 per share exercise price; 1,500,000 warrants expiring on December 23, 2004 with a $0.15 per share exercise price; 200,000 warrants expiring on June 27, 2005 with a $0.10 per share exercise price; 150,000 warrants expiring on September 25, 2005 with a $0.25 per share exercise price; 500,000 warrants expiring on December 4, 2005 with a $0.16 per share exercise price; 20,000 warrants expiring on December 12, 2005 with a $0.16 per share exercise price; ,5,000 warrants expiring on June 16, 2007 with a $1.00 per share exercise price; and 10,466,664 warrants expiring on June 23, 2007 with a $0.15 per share exercise price.

         As of July 31, 2004, ImproveNet had outstanding 3,172,675 options granted to employees and consultants with exercise prices ranging from $0.05 to $6.25 per share, of which 1,451,210 had vested. Each outstanding warrant and option is exercisable for one share of ImproveNet's common stock.

TRANSFER AGENT

         The transfer agent for ImproveNet's common stock is American Stock Transfer & Trust, Inc., 59 Maiden lane- Plaza Level, New York, New York 10038.

           SHARES ELIGIBLE FOR FUTURE SALE AND SELLING SECURITYHOLDERS

         ImproveNet currently has 53,707,715 shares outstanding as of August 14, 2004 and will have a total of 66,544,379 shares outstanding assuming the exercise in full of the warrants exercisable for shares registered in the offering and a total of 67,811,975 shares outstanding assuming the exercise in full of other warrants issued and outstanding. All the shares being registered under the registration statement of which this prospectus is a part will be freely transferable by persons except "affiliates" of ImproveNet, as that term is defined under the Securities Act, without restriction or further registration.

         ImproveNet has agreed to register 38,147,074 additional shares of its common stock for resale by certain securityholders. Of these 38,147,074 shares, 25,310,410 are outstanding and 12,836,664 are underlying outstanding warrants. ImproveNet currently has outstanding 48,524,150 shares of "restricted securities" of which 36,524,150 are currently or relatively soon will be eligible for resale under Rule 144(k). An additional 5,183,565 shares outstanding are not deemed "restricted securities". The remaining 12,000,000 shares of these restricted securities are held by the New Investors which acquired them on June 24, 2004.

         ImproveNet is unable to estimate the number of shares that may be sold in the future by its existing securityholders or the effect, if any, that sales of shares by such holders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing shareholders could adversely affect prevailing market prices. See "RISK FACTORS - Future sales of our common stock could cause our stock to decline in price." for additional discussion concerning this risk.

RULE 144

         In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

         - 1% of the number of shares of Common Stock then outstanding (approximately 537,077 shares as of July 31, 2004; or

         - the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         No prediction can be made as to the effect, if any that market sales of the Company's Common Stock, or the availability of the Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the Company's Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair our future ability to raise capital through an offering of equity securities. See "RISK FACTORS - Future sales of our common stock could cause our stock to decline in price." for additional discussion concerning this risk.

                                SHARES BENEFICIALLY OWNED                                          SHARES BENEFICIALLY OWNED
                                     BEFORE OFFERING                                                     AFTER OFFERING
                  ----------------------------------------------------                          --------------------------------
                                       NUMBER OF SHARES
                                         ISSUABLE UPON                    NUMBER OF SHARES
SECURITYHOLDER    NUMBER OF SHARES   EXERCISE OF WARRANTS   PERCENTAGE         OFFERED                                PERCENTAGE
    NAME          OF COMMON STOCK     AND SHARES OFFERED     OF CLASS           HEREBY             NUMBER              OF CLASS
    ----          ---------------     ------------------     --------           ------             ------              --------
Kinderhook
   Partners,
   L.P. (2)          9,690,000          6,460,000            17.50%           16,150,000              0                   *

Hayjour Family
   Limited
   Partnership
   (3)               9,399,580               0               17.50%            1,000,000          8,399,580            15.64%

Ahmad Family
   Trust (4)         8,875,580               0               16.52%            1,000,000          7,875,580            14.66%

Farsi Family
   Trust (5)         8,619,580               0               16.05%            1,000,000          7,816,580            14.55%

JMJS Group,
   L.L.L.P.          1,801,000            333,333             3.97%            2,134,333              0                   *

DKCP 5, L.P.         1,500,000          1,000,000             4.65%            2,500,000              0                   *

Joel A. Stead
   Trust dated
   2/7/02            1,253,000          1,266,666             4.70%            2,518,666              0                   *

Joel A. Stead
   (6)               1,400,000               0                2.61%            1,400,000              0                   *

Hexon
   Technology
   PTE LTD           1,002,000            666,666             3.11%            1,668,666              0                   *

Rod & Kim
   Cullum              833,960            750,000             2.95%            1,568,960             15,000               *

James T.
   Donnelly            818,960            750,000             2.92%            1,568,960              0                   *

John
   Hassenmiller
   & Joann
   Baxter              517,920               0                0.96%              517,920              0                   *

Mark Ploen (7)         501,000            333,333             1.55%              834,333              0                   *

Elthem Kabir           501,000            383,333             1.65%              884,333              0                   *

Timothy M.
   Riley (8)           538,149            333,333             1.62%              833,332             38,150               *

Vinodray Shah          310,001            206,667             0.96%              516,668              0                   *

Jamshid Farsi          201,170               0                0.37%              201,170              0                   *

James R. Perry
   (9)                 200,400            133,333             0.62%              333,733              0                   *

Jerre Stead
   (10)                150,000             50,000             0.37%              200,000              0                   *

Osama Ahmad            130,000               0                0.24%              130,000              0                   *

Mesbah Ahmad           130,000               0                0.24%              130,000              0                   *

Henry Lim (11)            0               100,000             0.18%              100,000              0                   *

QualiTech,
   Inc.                   0                50,000             0.09%               50,000              0                   *

June Perry (12)           0                20,000             0.03%               20,000              0                   *
                    ---------------------------------------------------------------------------------------

Mehdi Farsi            368,000               0                0.69%              368,000              0                   *

Reza Farsi             368,000               0                0.69%              368,000              0                   *

Najmuddin Ahmad        130,000               0                0.24%              130,000              0                   *

Nazemuddin Ahmad       130,000               0                0.24%              130,000              0                   *

Heidi Lisherness        50,000               0                0.09%               50,000              0                   *

Hassan U. Ahmad          5,000               0                0.01%                5,000              0                   *

Alya Ahmad               5,000               0                0.01%                5,000              0                   *
                    ---------------------------------------------------------------------------------------
TOTAL               49,429,300          12,836,664                            38,147,074         24,144,890
                    =======================================================================================

------------
* Less than 1%.

(1) Applicable percentages are based on 53,707,715 shares outstanding on August 14, 2004, adjusted as required by rules promulgated by the SEC.
(2) The General Partner of Kinderhook Partners, LP is Kinderhook GP, LLC. Stephen J. Clearman is the managing member of Kinderhook GP, LLC. Kinderhook GP, LLC and Stephen J. Clearman each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. Kinderhook Partners, LP has the right to appoint a nominee to the Company's Board of Directors.
(3) Jeffrey I. Rass?s is a general partner, along with his spouse, of Hayjour Familt Limited partnership. He serves as the Co-Chairman and Chief Executive Officer of the Company.
(4) Naser Ahmad is trustee of the Ahmad Family Trust. He serves as Co-Chairman and Chief Technology Officer of the Company.
(5) Homayoon J. Farsi is trustee of the Farsi Family Trust. He serves as Co-Chairman, President, and recently as the Acting Chief Financial Officer.
(6) Joel Stead holds indirect beneficial ownership in the Joel A. Stead Trust dated February 7, 2002. (7) Mark Ploen is an officer, director and primary shareholder of Quali Tech, Inc. (8) Includes 150 shares held as custodian for his son under the New York Uniform Transfers to Minors Act and 15,000 held jointly with his wife and 23,000 shares held in his wife's IRA. Mr. Riley disclaims all beneficial interest in 23,000 shares held in his wife's IRA.
(9)  James R. Perry and June Perry are husband and wife.
(10) Jerre Stead is the general partner of JMJS Group, LLLP and holds indirect beneficial ownership in the shares held by JMJS Group, LLLP.
(11) Henry Lim is a director, officer and Principal shareholder of Hexon Technologies PTE LTD. (12) June Perry and James R. Perry are husband and wife.

                              PLAN OF DISTRIBUTION

         Securityholders whose shares of common stock are being registered with this prospectus may sell or distribute their common stock directly or indirectly in transactions through underwriters, brokers, dealers or agents, as they determine. The securityholders may also transfer, devise or gift their shares by other means not described in this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the securityholders may sell such shares pursuant to Rule 144 rather than pursuant to this prospectus. They may sell their shares through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the shareholders. These securityholders are not restricted as to the prices at which they may sell their shares, and sales at less than market price may depress the market price of ImproveNet's common stock. These securityholders are also not restricted as to the number of shares they may sell at any one time. It is possible that a significant number of shares being sold at the same time may also depress the price of ImproveNet's common stock.

         There are no contractual arrangements between or among ImproveNet and any of the securityholders, other than Kinderhook Partners, L.P., DKCP 5, L.P., Timothy M. Riley and Vinodray Shah (the "New Securityholders") to whom we provided certain registration rights in the ImproveNet, Inc. Common Stock Subscription Agreement dated June 23, 2004 (the "Subscription Agreement") with each of these securityholders. To fulfill our obligations regarding the registration rights granted, ImproveNet will file this registration statement on Form SB-2 with the SEC covering the shares of common stock each of those parties under the Subscription Agreement as well as shares of common stock underlying the Warrants each of the New Securityholders. We have also agreed to prepare and file any amendments and supplements to such registration statement and the prospectus as may be necessary to keep it effective until the earlier of (i) two
(2) years from the effectiveness date of such registration statement, or (ii) the date when the New Securityholders may sell their shares under Rule 144(k), or (iii) the date when the New Securityholders have disposed of all of their shares of ImproveNet common stock including shares of common stock underlying the Warrants. We have also agreed to indemnify and hold the New Securityholders harmless from and against certain liabilities under the Securities Act that could arise in connection with their sale of the underlying shares of common stock and have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement.

         In addition, under provisions of the Subscription Agreement ImproveNet may include other selling securityholders in the registration statement. In addition to the New Securityholders, we have elected to allow the other securityholders listed above to be included in the registration statement as selling securityholders of the securities set forth opposite their respective names as noted above.

         No professional underwriter in its capacity as such will be acting for the securityholders. We anticipate that the sale of common stock by the selling securityholders will be made through customary brokerage channels. However, the distribution of the common stock may be effected from time to time in one or any combination of the following transactions (which may involve crosses or block transactions): (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market (including on any national security exchange or quation service on which the common stock may be listed at the time of sale, including the Nasdaq Smallcap Market), or any privately negotiated transaction, (iii) through the granting of options on the common stock (whether such options are listed on an options exchange or otherwise),
(iv) by pledge to secure debts or other obligations, or (v) to cover short sales made pursuant to this prospectus. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In effectuating sales, brokers or dealers engaged by the securityholders may arrange for other brokers or dealers to participate in the resales. The securityholders may enter into hedging transactions with broker-dealers and in connection with those transactions, broker-dealers may engage in short sales of the shares. The securityholders may also sell the shares short and deliver shares to close out such short positions. The securityholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The securityholders may also pledge the shares to a broker-dealer or other person to secure obligations, and upon default, the pledgee may effect sales of the pledged securities pursuant to the prospectus.

         If the securityholders effect any of these transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved). The securityholders and any brokers, dealers or agents that participate in the distribution of the common stock might be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         A securityholder may pledge its common stock from time-to-time in connection with such securityholder's financing arrangements. To the extent any such pledgees exercise their rights to foreclose on and sell the underlying common stock, such pledgees may be deemed underwriters with respect to such common stock and sales by them may be effected under this prospectus.

         Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the common stock may not simultaneously engage in market making activities with respect to the common stock, depending on the circumstances, for five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the securityholders

         Under the securities laws of certain states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                     EXPERTS

         The financial statements of ImproveNet as of December 31, 2002 and 2003 and for each of the two years in the period ended December 31, 2003 included in this prospectus and elsewhere in the registration statement have been audited by Semple & Cooper L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of such firm as experts in accounting and auditing in rendering the reports. Reference is made to such report, which includes an explanatory paragraph with respect to the uncertainty regarding ImproveNet's ability to continue as a going concern as discussed in the Note 1 to the financial statements. However, in the most recent quarterly filing on Form 10-QSB for the period ended June 30, 2004, our auditors have removed the qualification in their opinion to our financial statements doubting our ability to continue as a going concern.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered will be passed upon by ImproveNet's legal counsel, Law Office of Jeffrey
R. Perry, Scottsdale, Arizona.

                             ADDITIONAL INFORMATION

         ImproveNet has filed with the Commission a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information, please refer to the registration statement, including the exhibits filed or incorporated as part thereof. The registration statement and exhibits are available for inspection without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. All statements contained in this prospectus are qualified in their entirety by such reference.

                             REPORTS TO SHAREHOLDERS

         ImproveNet will furnish holders of shares of common stock annual reports containing audited financial statements and any such other periodic reports as may be appropriate or as may be required by law. ImproveNet is subject to the periodic reporting requirements of the Exchange Act. In accordance with the Exchange Act, ImproveNet will file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be read and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 0549; and at the regional offices maintained by the Commission at 500 West Madison Street , Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, 13th Floor, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants                                     F-2

Balance Sheets at June 30, 2004, (unaudited)
         December 31, 2003 and December 31, 2002                             F-3

Statements of Operations for the Years Ended December 31, 2003 and
        2002 and the Six Months Ended June 30, 2004 and 2003 (unaudited)     F-5


Statements of Stockholders' Equity for the Years Ended December 31, 2003
        and 2002 and the Six Months Ended June 30, 2004 and 2003 (unaudited) F-6


Statements of Cash Flows for the Years Ended December 31, 2003 and 2002 and
        for the Six Months Ended June 30, 2004 and 2003 (unaudited)          F-7



Notes to Financial Statements                                               F-10

INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and Board of Directors of ImproveNet, Inc.

We have audited the accompanying consolidated balance sheets of ImproveNet, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImproveNet, Inc. as of December 31, 2003 and 2002, and the results of its consolidated operations, stockholders' equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses and had an accumulated deficit and negative working capital as of December 31, 2003 and 2002. These factors raise doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to the amounts and classifications of assets or liabilities that might result should the Company be unable to continue as a going concern.

/s/ Semple & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
March 26, 2004

                                IMPROVENET, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              June 30, 2004    December 31,   December 31,
                                                               (unaudited)        2003           2002
                                                                ----------     ----------     ----------
         Cash and cash equivalents                              $1,072,627     $  382,415     $  446,833
         Accounts receivable, net                                  494,189        330,472        329,657
         Receivable from stock transfer agent                         --             --          594,715
         Other receivables                                            --             --            1,000
         Prepaid expenses                                           48,298          7,833         55,054
         Costs and estimated earnings in excess of billings
             on uncompleted software contracts                        --             --            4,100
                                                                ----------     ----------     ----------

             Total Current Assets                                1,615,114        720,720      1,431,359

     Property and equipment, net                                    68,707         99,800        157,994
                                                                ----------     ----------     ----------

             Total Assets                                       $1,683,821     $  820,520     $1,589,353
                                                                ==========     ==========     ==========









                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                                IMPROVENET, INC.
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                     June 30, 2004     December 31,     December 31,
                                                                      (unaudited)          2003             2002
                                                                      -----------      -----------      -----------

Current Liabilities:
         Notes payable - current portion                              $       --       $       --       $    12,592
         Obligations under capital leases - current portion                17,824           17,824           15,843
         Line of credit                                                    61,532           65,619           77,755
         Accounts payable                                                 363,227          378,679          221,096
         Accrued compensation                                                --              1,329          194,082
         Accrued customer claims                                          248,005          305,588          137,080
         Accrued furniture lease buyout - current portion                  37,500           60,000          216,376
         Accrued merger and tender offer redemption liabilities              --               --          2,378,029
         Deferred revenue                                                  37,642           49,292           35,958
         Billings in excess of costs and estimated earnings
           on uncompleted software contracts                                 --               --             89,250
         Other liabilities and accrued expenses                           124,869          129,877           23,453
                                                                      -----------      -----------      -----------

             Total Current Liabilities                                    890,599        1,008,208        3,401,514

     Long-Term Liabilities:
         Notes payable - long-term portion                                   --            400,000              605
         Obligations under capital leases - long-term portion               2,122           10,900           26,275
         Accrued furniture lease buyout - long-term portion                  --              7,500             --
                                                                      -----------      -----------      -----------

             Total Liabilities                                            892,721        1,426,608        3,428,394
                                                                      -----------      -----------      -----------


     Stockholders' Deficit:
         Common stock, $.001 par value, 100,000,000 shares
           authorized, 53,767,715, 39,210,315 and 53,124,290
           shares outstanding at June 30, 2004, December 31, 2003          53,768           53,124           53,124
           and 2002, respectively
         Additional paid-in capital                                     2,700,428          539,770          482,570
         Accumulated deficit                                           (1,963,096)      (1,198,982)        (412,794)
                                                                      -----------      -----------      -----------

                                                                          791,100         (606,088)         122,900
         Less:  Treasury stock, at cost,
                underlying 13,913,975 shares                                 --               --         (1,961,941)
                                                                      -----------      -----------      -----------

             Total Stockholders' Equity (Deficit)                         791,100         (606,088)      (1,839,041)
                                                                      -----------      -----------      -----------

             Total Liabilities and Stockholders' Equity               $ 1,683,821      $   820,520      $ 1,589,353
                                                                      ===========      ===========      ===========

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                                IMPROVENET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Six Months Ended June 30,           Year Ended December 31,
                                                                 ------------------------------      ------------------------------
                                                                     2004              2003              2003              2002
                                                                 ------------      ------------      ------------      ------------
                                                                  (unaudited)       (unaudited)
Revenues                                                         $  1,880,247      $  1,648,548      $  3,223,587      $    777,257
Cost of Revenues                                                      845,043           966,423         1,787,449           240,394
                                                                 ------------      ------------      ------------      ------------

Gross Profit                                                        1,035,204           682,125         1,436,138           536,863

Selling, General and Administrative Expenses                          899,081           844,015         1,888,746           855,282
Research and Development Expenses                                     198,378           193,488           399,045            86,801
                                                                 ------------      ------------      ------------      ------------

Loss from Operations                                                  (62,255)         (355,378)         (851,653)         (405,220)

Other Revenues (Expenses):
    Interest income                                                       607             3,269             3,848               220
    Interest expense and financing costs                             (719,946)           (6,965)          (69,416)         (204,773)
    Loss on disposal of fixed assets                                     --             (51,294)
    Relief of Debt                                                       --             103,876           103,876
    Miscellaneous revenues                                             17,480             9,300            27,157             6,034
                                                                 ------------      ------------      ------------      ------------

Loss from Operations before Income Taxes and Extraordinary Gain      (764,114)         (245,898)         (786,188)         (655,033)

Benefit for Income Taxes                                                 --                --                --                --
                                                                 ------------      ------------      ------------      ------------

Loss before Extraordinary Gain                                       (764,114)         (245,898)         (786,188)         (655,033)

Extraordinary Items:
Gain on Merger with eTech                                                --                --                --             361,357
                                                                 ------------      ------------      ------------      ------------

Net Loss                                                         $   (764,114)     $   (245,898)     $   (786,188)     $   (293,676)
                                                                 ============      ============      ============      ============

Net earnings (loss) per common share, basic and diluted:
      Loss before extraordinary gain on Merger with eTech        $      (0.02)     $      (0.01)     $      (0.02)     $      (0.02)
      Extraordinary gain on Merger with eTech                    $       --        $       --        $       --        $       0.01
                                                                 ------------      ------------      ------------      ------------
Net loss per common share                                        $      (0.02)     $      (0.01)     $      (0.02)     $      (0.01)
                                                                 ============      ============      ============      ============

Weighted average common shares: basic and diluted                  39,778,895        39,210,315        39,210,315        28,909,573
                                                                 ============      ============      ============      ============

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
           EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2003 AND
                   2002 AND THE SIX MONTHS ENDED JUNE 30, 2004

                                  Common Stock                       Treasury Stock
                                     Shares            Amount            Shares            Amount
                                  ------------      ------------      ------------      ------------
Balance at December 31, 2001             3,600      $     10,000             6,400      $   (110,000)

Conversion of a related party
  note payable for stock                 1,800            12,000              --                --

Effect of Merger with eTech         53,118,890            31,124            (6,400)          110,000

Tender offer of common shares             --                --                --                --

Net loss                                  --                --                --                --
                                  ------------      ------------      ------------      ------------

Balance at December 31, 2002        53,124,290            53,124              --                --

Detachable warrants issued
  with convertible debt                   --                --                --                --

Payment of treasury stock
  subscribed                              --                --                --                --

Net loss                                  --                --                --                --
                                  ------------      ------------      ------------      ------------

Balance at December 31, 2003        53,124,290            53,124              --                --

Retirement of treasury stock       (13,913,975)          (13,913)             --                --

Issuance of new common stock
   in private placement             10,500,000            10,500              --                --

Warrants issued in conversion
  of debt                                 --                --                --                --

Issuance of bonus stock to
compensate outside directors           100,000               100              --                --

Issuance of common stock for
consulting services                    250,000               250              --                --

Conversion of convertible
  promissory notes and interest      3,707,400             3,707              --                --

Net loss                                  --                --                --                --


Balance at June 30, 2004            53,767,715            53,768              --            --
                                  ============      ============      ============      ============

                                                                                          Total
                                   Additional        Treasury          Retained        Stockholders'
                                    Paid-In           Stock            Earnings          Equity
                                    Capital         Subscribed         (Deficit)        (Deficit)
                                  ------------     ------------      ------------      ------------
Balance at December 31, 2001              --               --            (119,118)         (219,118)

Conversion of a related party
  note payable for stock                  --               --                --              12,000

Effect of Merger with eTech            482,570             --                --             623,694

Tender offer of common shares             --         (1,961,941)             --          (1,961,941)

Net loss                                  --               --            (293,676)         (293,676)
                                  ------------     ------------      ------------      ------------

Balance at December 31, 2002           482,570       (1,961,941)         (412,794)       (1,839,041)

Detachable warrants issued
  with convertible debt                 57,200             --                --              57,200

Payment of treasury stock
  subscribed                              --          1,961,941              --           1,961,941

Net loss                                  --               --            (786,188)         (786,188)
                                  ------------     ------------      ------------      ------------

Balance at December 31, 2003           539,770             --          (1,198,982)         (606,088)

Retirement of treasury stock           (13,913)            --                --                 --

Issuance of new common stock
   in private placement              1,039,500             --                --           1,050,000

Warrants issued in conversion
  of debt                              694,562             --                --             694,562

Issuance of bonus stock to
compensate outside directors            10,900             --                --              11,000

Issuance of common stock for
consulting services                     34,750             --                --             (35,000)

Conversion of convertible
  promissory notes and interest        367,033             --                --             370,740

Net loss                                  --               --            (764,114)         (764,114)

                                  ------------     ------------      ------------      ------------

Balance at June 30, 2004             2,700,428             --          (1,963,096)          791,100
                                  ============      ============      ============      ============

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                                IMPROVENET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Six Months Ended June 30,        Year Ended December 31,
                                                                      --------------------------      --------------------------
                                                                         2004            2003            2003            2002
                                                                      ----------      ----------      ----------      ----------
                                                                      (unaudited)     (unaudited)
Cash flows from operating activities:
Net Loss                                                              $ (764,114)     $ (245,898)     $ (786,188)     $ (293,676)
   Adjustments to reconcile net loss to net cash
     provided by operations:
        Depreciation and amortization                                     42,623          38,656          80,298          95,695
           Interest coverted to equity                                       740            --              --              --
        Loss on disposal of property and equipment                          --              --              --            51,294
        Consulting fees paid through the issuance of stock                35,000            --              --            25,000
           Issuance of bonus stock to directors                           11,000            --              --              --
           Debt conversion expense                                       694,562
        Relief of Debt                                                      --              --          (103,876)           --
        Treasury stock subscribed                                           --              --         1,961,941            --
        Extraordinary gain                                                  --              --              --          (361,357)
        Financing costs paid through the issuance of warrants               --          (103,876)         57,200          81,318
        Interest expense recognized through the conversion of               --         1,961,941            --              --
           convertible notes payable                                        --              --              --            17,376
   Changes in assets and liabilities:
        Accounts receivable, net                                        (163,717)        (18,765)           (815)        (33,158)
        Other receivables                                                   --             1,000           1,000          (1,000)
        Prepaid expenses                                                 (40,465)        (28,088)         47,221          43,910
        Income tax refund receivable                                     134,180
        Receivable from stock transfer agent                                --           594,715         594,715            --
        Costs and estimated earnings in excess of billings on
           uncompleted software contracts                                   --           (35,425)          4,100          (4,100)
        Other current assets                                                --              --
        Accounts payable                                                 (15,452)          3,393         157,583          98,488
        Accrued compensation                                              (1,329)       (183,598)       (192,753)         60,082
        Accrued merger and tender offer redemption liabilities              --              --        (2,378,029)           --
        Accrued customer claims                                          (57,583)           --           168,508           6,634
        Accrued furniture lease buyout                                   (30,000)        (15,000)        (45,000)         67,563
           Accrued merger and tender offer redemption liabilities           --        (2,378,029)           --              --
        Deferred revenue                                                 (11,650)         (9,625)         13,334          (6,042)
        Billings in excess of costs and estimated earnings on
           uncompleted software contracts                                   --           (66,750)        (89,250)         89,250
        Income taxes payable                                                --              --              --
        Other liabilities and accrued expenses                            (5,008)        267,782         106,424           5,781
                                                                      ----------      ----------      ----------      ----------
      Net cash provided by (used in) operating activities               (305,393)       (217,567)       (403,587)         77,238
                                                                      ----------      ----------      ----------      ----------

Cash flows from investing activities:
   Purchase of property and equipment                                    (11,530)        (22,104)        (22,104)         (1,372)
   Purchase of the pre-merger net assets of ImproveNet by
     eTech through the Merger with eTech                                    --              --              --          (519,000)
   Cash and cash equivalents acquired in the Merger with eTech              --              --              --           418,284
                                                                      ----------      ----------      ----------      ----------
      Net cash used in investing activities                              (11,530)        (22,104)        (22,104)       (102,088)
                                                                      ==========      ==========      ==========      ==========

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                                IMPROVENET, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                   Six Months Ended June 30,            Year Ended December 31,
                                                                 -----------------------------      ------------------------------
                                                                     2004             2003              2003              2002
                                                                 ------------     ------------      ------------      ------------
                                                                 (unaudited)      (unaudited)
Cash flows from financing activities:
           Repayment of debt                                          (30,000)         (13,197)
   Proceeds from convertible notes payable                               --               --             400,000           250,000
   Proceeds from eTech Common Stock sale                                 --               --                --             250,000
           Proceeds from issuance of common stock                                                                        1,050,000
   Repayment of notes payable                                            --               --             (13,197)          (19,526)
   Payments on capital lease obligations                               (8,778)          (6,352)          (13,394)          (46,363)
   Line of credit, net                                                 (4,087)         (10,045)          (12,136)            5,942
           Proceeds from debt incurred                                   --             75,000              --                --
   Proceeds from related party note payable                              --               --                --                --
                                                                 ------------     ------------      ------------      ------------
      Net cash provided by financing activities                     1,007,125           45,406           361,273           440,053
                                                                 ------------     ------------      ------------      ------------
Net increase (decrease) in cash and cash equivalents                  690,212         (194,265)          (64,418)          415,203
Cash and cash equivalents at beginning of year                         382415          446,833           446,833            31,630
                                                                 ------------     ------------      ------------      ------------
Cash and cash equivalents at end of year                         $  1,072,627     $    252,568      $    382,415      $    446,833
                                                                 ============     ============      ============      ============
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                    $     20,326     $      6,965      $     16,189      $     81,080
                                                                 ============     ============      ============      ============
     Income taxes                                                $       --       $       --        $       --        $       --
                                                                 ============     ============      ============      ============
   Non-Cash Activity:
     Conversion of a related party note payable into
       Common Stock                                              $       --       $       --        $       --        $     12,000
                                                                 ============     ============      ============      ============
     Assumption of notes payable on automobiles by
       related parties                                           $       --       $       --        $       --        $     80,444
                                                                 ============     ============      ============      ============
     Conversion of convertible notes payable into
       Common Stock                                              $    370,000     $       --        $       --        $    250,000
                                                                 ============     ============      ============      ============
           Issuance of common stock for consulting services      $     35,000     $       --                --                --
                                                                 ============     ============      ============      ============
     Transfer of capital lease obligations to current assets     $       --       $       --        $       --        $    148,813
                                                                 ============     ============      ============      ============
     Extraordinary gain recognized on the Merger with eTech      $       --       $       --        $       --        $    361,357
                                                                 ============     ============      ============      ============
     Relief of Debt recognized on furniture lease settlement     $       --       $       --        $    103,876      $       --
                                                                 ============     ============      ============      ============
     Financing costs paid through the issuance of warrants       $       --       $       --        $     57,200      $       --
                                                                 ============     ============      ============      ============

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                                IMPROVENET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

ImproveNet, Inc. ("ImproveNet" or the "Company") was incorporated in California in January 1996 and was reincorporated in Delaware in September 1998. The Company is headquartered in Scottsdale, Arizona. The Company is a source for home improvement information services for homeowners, service providers and suppliers nationwide.

eTechLogix, Inc. ("eTech"), a wholly-owned subsidiary of ImproveNet, licenses, installs and maintains its proprietary e-commerce software products to companies primarily operating in the building material industry. eTech was formerly known as First Systech International, Inc. and was originally incorporated in March 1989 in the State of Texas. In July of 1994, eTech relocated to the State of Arizona and incorporated itself under the laws of the State of Arizona.

BASIS OF PRESENTATION AND MERGER WITH ETECH

On December 23, 2002, eTech merged into Etech Acquisition, Inc., (the "Merger") an Arizona corporation and wholly owned subsidiary of ImproveNet. Through this merger, the former shareholders of eTech acquired a controlling interest in ImproveNet and accordingly, the Merger is accounted for as a reverse merger, with eTech being the accounting acquirer of ImproveNet. Accordingly, the financial statements present the historic financial position, operations and cash flows of eTech for all periods presented with the December 31, 2002 balance sheet adjusted to consolidate and reflect the fair values assigned to the acquisition balance sheet of ImproveNet. ImproveNet had de minimus operations from December 23, 2002 to December 31, 2002. Refer to Note 8, Merger with eTech, for additional information and disclosures related to the Merger.

GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has continued to sustain losses for the past two years, but with funds received in 2004 from its recent private placement in June 2004, the Company now has positive working capital and positive net worth.

During 2003 the Company procured contracts for sales of its software products with existing clients. The Company looks for increased sales volume of their primary software products throughout 2004 and thereafter by adding new clients. The Company also anticipates increased revenues from the home improvement information services segment as a result of increasing lead generation, recruiting contractors to the ImproveNet membership network, and through increased efficiencies in operations. The Company also intends to raise additional capital either through a public or private offering of securities.

The additional funds from continued software sales and capital financing will be used to finance continued operations and increase the Company's sales and marketing functions.

The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classifications of assets of the amounts and classifications of liabilities that may result from the uncertainty of the Company's ability to continue as a going concern

PRINCIPLES OF CONSOLIDATION

As discussed above, the consolidated financial statements include the accounts of eTech for all periods presented and ImproveNet from the effective date of the Merger. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an initial maturity of three (3) months or less to be cash and cash equivalents.

CONCENTRATIONS OF RISK

The Company maintains its cash balances in a financial institution. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation
(FDIC). At December 31, 2003 and 2002 and June 30, 2004, the Company had uninsured cash of approximately $291,000, $388,000, $967,000 (unaudited) respectively.

The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of those customers, believes that its accounts receivable credit risk exposure is limited. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the building material and home improvement service industries.

ACCOUNTS RECEIVABLE

The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of the individual accounts outstanding and the Company's prior history of uncollectible accounts receivable. As of December 31, 2003 and 2002, the Company has established an allowance for uncollectible accounts receivable of approximately $275,000 and $37,000, respectively. As of June 30, 2004, the Company had established an allowance for uncollectible accounts receivable of approximately $283,000 (unaudited). The Company does not record interest income on delinquent accounts receivable balances until it is received.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives. Maintenance and repairs that neither materially add to the value of the property and equipment nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets.

Estimated useful lives are as follows:

                  Equipment                                5 Years
                  Furniture and fixtures                   5-7 Years
                  Automobiles                              5 Years
                  Leasehold improvements                   5 Years

The Company is the lessee of equipment and furniture and fixtures under various capital lease agreements expiring through July, 2005. Assets under the capital lease agreements are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are being depreciated over their estimated productive lives.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of computer software development costs begins upon the establishment of technological feasibility for the Company's computer software products. Technological feasibility is generally based upon the achievement of a detail program design free of high-risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology. Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis and is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product.

During the years ended 2003 and 2002 and the six months ended June 30, 2004 (unaudited), the Company did not capitalize any software development costs, as amounts related to internal software development that could be capitalized under this statement were immaterial.

Research and development costs are charged to expense as incurred. Research and development costs incurred in relation to third-party contracts are included in cost of revenue.

REVENUE RECOGNITION

SOFTWARE DEVELOPMENT AND SALES FOR THE BUILDING MATERIALS INDUSTRY SEGEMENT

The Company recognizes revenue in accordance with SOP 97-2, "Software Revenue Recognition." This SOP provides guidance on revenue recognition of software transactions. The Company recognizes revenue principally from the development and licensing of its software and from consulting and maintenance services rendered in connection with such development and licensing activities. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software which is recognized based on the terms of each contract. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

Revenue from fixed price software development contracts, which require significant modification to meet the customer's specifications, is recognized on the percentage-of-completion method using the units-of-work-performed method to measure progress towards completion. Revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Contract terms may provide for billing schedules that differ from revenue recognition and give rise to costs and estimated earnings in excess of billings on uncompleted software contracts, and billings in excess of costs and estimated earnings on uncompleted software contracts.

Deferred revenue represents revenue billed and collected but not yet earned.

The cost of maintenance and research and development related revenues, which consist principally of staff payroll and applicable overhead, are expensed as incurred.

HOME IMPROVEMENT SERVICES SEGMENT

Revenues in the home improvement services segment are derived from two sources:
Service revenues and marketing revenues.

SERVICE REVENUES:
-----------------
Service revenues include lead fees and win fees from ImproveNet's contractor matching service, enrollment fees from new contractors joining the ImproveNet network, and project revenues from those jobs in which ImproveNet acts as the contractor of record. Lead fees are recognized at the time a homeowner and contractor are matched by the Company and the service provider becomes obligated to pay such fee. Win fees are recognized at the time the service provider or the homeowner notifies the Company that a job has been sold and the service provider becomes obligated to pay such fee. Enrollment fees from service providers are recognized as revenue ratably over the expected period they participate in our contractor matching service, which is initially estimated to be between one and two years. Payments of enrollment fees received in advance of providing services are deferred until the period the services are provided. This deferred revenue is included in current liabilities. Project revenues are recognized on the completed contract method. The Company establishes a refund reserve at the time of revenue recognition based on the Company's historical experience.

MARKETING REVENUES:
-------------------
Marketing revenues include the sale of banner, SmartLeads and other Web site advertisements. Revenues are generally derived from short-term advertising contracts in which the Company typically guarantees that a minimum number of impressions will be delivered to its Web site visitors over a specified period of time for a fixed fee. Cash marketing revenues from banner, button and other Web site advertisements are recognized at the lesser of the amount recorded ratably over the period in which the advertising is delivered or the percentage of guaranteed impressions delivered. SmartLeads revenues are also paid for in cash and are recognized when the SmartLeads have been delivered to the customer. Cash marketing is recognized when the Company has delivered the advertising, evidence of an agreement is in place and fees are fixed, determinable and collectible.

ADVERTISING COSTS

The Company recognizes advertising expenses in accordance with SOP 93-7, "Reporting on Advertising Costs." As such, the Company expenses advertising costs as they are incurred. Advertising expense totaled approximately $24,000 and $11,000 for the years ended December 31, 2003 and 2002, respectively. Advertising expense totaled approximately $0.00 and $18,000 (unaudited) for the six months ended June 30, 2004 and 2003, respectively.

BUSINESS SEGMENTS

The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of an entity for which this information is available and is utilized by the chief operating decision maker. The Company operates in two segments: Software development and sales for the building materials industry and home improvement information services. As is discussed in the "Basis of Presentation" portion of this footnote, the Company's consolidated statements of operations and cash flows do not currently reflect operations for the home improvement services segment as this segment was acquired effective December 31, 2002 through a merger between ImproveNet and eTech. Refer to Note 8, Merger with eTech for additional information and disclosures related to the Merger.

The following table highlights our revenue for the years ended December 31, 2003 and 2002, and the six months ended June 30, 2004 and 2003 (unaudited).

                                    SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                   ----------------------------                    ----------------------------
                                       2004            2003          # CHANGE          2003            2002          # CHANGE
                                   ------------    ------------    ------------    ------------    ------------    ------------
                                    (unaudited)     (unaudited)
Revenues:
   eTechLogix software revenues    $    281,926         287,250         (2)%       $    548,042    $    777,257        (29)%

   ImproveNet service revenues        1,598,321       1,361,298         17%           2,675,545              --         --
                                   ------------    ------------                    ------------    ------------
   Total Revenues                     1,880,247       1,648,548         14%        $  3,223,587    $    777,257        315%
                                   ============    ============                    ============    ============

The following table highlights our cost of revenues for the years ended December 31, 2003 and 2002, and the six months ended June 30, 2004 and 2003 (unaudited).

                                    SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                   ----------------------------                    ----------------------------
                                       2004            2003          # CHANGE          2003            2002          # CHANGE
                                   ------------    ------------    ------------    ------------    ------------    ------------
                                    (unaudited)     (unaudited)
Cost of Revenues:
   Software (eTechLogix)           $     56,386          57,432         (2)%       $    109,609    $    240,394        (54)%

   ImproveNet service revenues          788,657         908,991        (13)%          1,677,840              --         --
                                   ------------    ------------                    ------------    ------------
   Total Revenues                       845,043         966,423        (13)%       $  1,787,449    $    240,394        644%
                                   ============    ============                    ============    ============

INCOME TAXES

Deferred income taxes are provided for on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

Deferred tax assets are reduced by a valuation allowance, when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

COMPREHENSIVE LOSS

The Company follows SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for any periods presented in the accompanying consolidated financial statements.

STOCK-BASED COMPENSATION PLANS

The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." Under FAS No. 123, companies can, but are not required to, elect to recognize compensation expense for all stock-based awards using a fair value methodology. The company has adopted the disclosure-only provisions, as permitted by FAS No. 123. The company applies APB Opinion No. 25 and related interpretations in accounting for its stock-based plans. Accordingly, there is no related compensation expense recorded in the Company's financial statements for the periods presented. Had compensation cost for stock-based compensation been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share for the six months ended June 30, 2004 and 2003 would have been reduced to the pro forma amounts presented below:

For 2003 and 2002, there were no differences between net loss and net loss per share as reported in these consolidated financial statements and on a pro forma basis, as if the fair value based method described in SFAS No. 123 had been adopted.

                                   SIX MONTHS ENDED                       YEAR ENDED
                                       JUNE 30,                          DECEMBER 31,
                            ------------------------------      ------------------------------
                                2004              2003              2003              2002
                            ------------      ------------      ------------      ------------
                                      (UNAUDITED)
Net Loss:

As reported                 $   (764,114)     $   (245,898)     $   (786,188)     $   (293,676)

Pro Forma                   $   (980,116)     $   (320,898)     $   (786,188)     $   (293,676)
Loss Per Share
            As Reported     $      (0.02)     $      (0.01)     $      (0.02)     $      (0.01)
            Pro Forma       $      (0.02)     $      (0.01)     $      (0.02)     $      (0.01)

The fair value of the 1,900,016 option grants during the six months ended June 30, 2004 (inclusive of 1,200,016 issued in the quarter ending June 30, 2004) is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants, expected life of options of ten (10) years, risk-free interest rates of four percent (4%), volatility varies from 140% to 177%, and a zero percent (0%) dividend yield.

NET EARNINGS (LOSS) PER COMMON SHARE

Basic net loss per common share is calculated by dividing net loss by the average number of outstanding common shares during the period. Diluted net loss per common share is calculated by adjusting the average number of outstanding common shares assuming conversion of all potentially dilutive stock options and warrants under the treasury stock method. For all fiscal years presented, potentially dilutive securities, including stock options and warrants, were excluded from the calculation of diluted net loss per common share, as their effect would have been anti-dilutive.

For purposes of reporting shares outstanding and weighted average shares outstanding, the financial statements reflect the conversion of eTech common shares as if the Merger (recapitalization) were effective for all periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of the Company's financial instruments included in current assets and current liabilities approximated their respective fair values at each balance sheet date due to the immediate or short-term maturity of these financial instruments. The fair value of long-term notes payable and lease obligations is based on current rates at which the Company could borrow funds with similar remaining maturities.

RECLASSIFICATIONS

Certain items have been reclassified to be consistent with current presentation. The reclassifications have no effect on previously disclosed net loss or stockholders' equity (deficit).

RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of any related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on May 15, 2002 for transactions occurring after such date with no material impact on its financial statements. The Company's management currently does not expect that the adoption of the remaining provisions of SFAS No. 145, as required, on January 1, 2003 will have a material impact on its financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. The Company's management currently does not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on its financial statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 requires that acquisitions of financial institutions be accounted in accordance with SFAS Nos. 141 and 142. The Company adopted SFAS No. 147 in October 2002, with no impact on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123 to provide methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, as well as requiring prominent disclosure about the method and effect of accounting for stock-based compensation. The Company adopted the provisions of SFAS No. 148 as of December 31, 2002 with no material effect on its consolidated financial statements

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies the disclosure, recognition, and measurement requirements related to certain guarantees. The provisions related to recognizing a liability at the inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivative instruments. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted the provisions of Interpretation No. 45 in December 2002, with no impact on its consolidated financial statements.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses how revenue arrangements with multiple deliverables should be divided into separate units of accounting and how the arrangement consideration should be allocated to the identified separate accounting units. Issue No. 00-21 is effective for fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF 00-21 to have a material impact on its financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). This statement affects the classification, measurement and disclosure requirements of the following three types of freestanding financial instruments: 1) mandatory redeemable shares, which the issuing company is obligated to buy back with cash or other assets; 2) instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, which includes put options and forward purchase contracts; and 3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. In general, SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have an impact on the Company's consolidated financial position or disclosures.

NOTE 2 - SOFTWARE CONTRACTS IN PROGRESS

At December 31, 2003, the Company did not have any contracts in progress that resulted in costs and estimated earnings in excess of billings or billings in excess of costs and estimated earnings on uncompleted software contracts.

NOTE 3 - PROPERTY AND EQUIPMENT

As of December 31, 2003 and 2002 and June 30, 2004 (unaudited), property and equipment consist of the following:

                                     June 30,      December 31,    December 31,
                                       2004            2003            2002
                                    ----------      ----------      ----------
Equipment                           $  205,214      $  193,686      $  185,892
Furniture and fixtures                 234,123         234,123         231,985
Leasehold improvements                  12,171          12,171            --
                                    ----------      ----------      ----------
                                    $  451,508         439,980         417,877
Less:  accumulated depreciation       (382,801)       (340,180)       (259,883)
                                    ----------      ----------      ----------

                                    $   68,707      $   99,800      $  157,994
                                    ==========      ==========      ==========

NOTE 4 - LINE OF CREDIT

The Company has an unsecured $95,000 line of credit agreement with a bank. The agreement calls for interest at the bank's prime rate plus 2.75%, (6.75% at December 31, 2003) and is due on demand. The Company had outstanding balances on the line of credit of approximately $66,000 and $78,000 as of December 31, 2003 and 2002, respectively. The Company had an outstanding balance on the line of credit of approximately $62,000 (unaudited) as of June 30 2004.

NOTE 5 - NOTES PAYABLE

In December 2003, ImproveNet, Inc. completed a private placement of $400,000 of 8% unsecured convertible promissory notes, each with a maturity of December 15, 2005, issued to accredited investors. The notes will accrue 8% interest per year payable quarterly commencing March 15, 2004. The principal of each note and all accrued but unpaid interest is convertible into shares of the Company's common stock at the rate of five shares for each one dollar of debt represented by each note. Proceeds received from the issuance of the notes will be used for working capital and general corporate purposes.

As of December 31, 2003 and 2002 and June 30, 2004 (unaudited), notes payable consist of the following:

                                                                          June 30,       December 31,      December 31,
                                                                           2004              2003              2002
                                                                       ------------      ------------      ------------
9.00% note payable to a bank, monthly payments of $1,100 including
principal and interest, secured by equipment, due May 2004             $       --        $        417       $    13,197

8.00% unsecured convertible promissory note to accredited
investors, due December 2005                                                      0           400,000              --
                                                                       ------------      ------------      ------------
                                                                               --             400,417            13,197
Less: current maturities                                                       (417)          (12,592)
                                                                       ------------      ------------      ------------

                                                                       $       --        $    400,000      $        605
                                                                       ============      ============      ============

The long-term portion of notes payable as of December 31, 2003 of $400,000 is due in 2005.

On June 24, 2004 principal balance and all accrued interest on $370,000 of the $400,000 outstanding convertible promissory notes issued to accredited investors in December 2003 were converted into 3,707,400 shares of common stock. The principal balance on the remaining $30,000 outstanding convertible promissory notes along with all accrued interest was paid in full.

NOTE 6 - COMMITMENTS

CAPITAL LEASES

The Company leases phone equipment through 2005 under capital leases. The following is an analysis of leased property under these capital leases:

                                    June 30,             December 31,
                                      2004           2003            2002
                                   ----------     ----------      ----------
Capitalized cost                   $   72,259     $   72,259      $   72,259
Less: accumulated depreciation         61,470        (54,244)        (39,792)
                                   ----------     ----------      ----------

Net carrying value                     10,789     $   18,015      $   32,467
                                   ==========     ==========      ==========

Depreciation expense on the equipment under the capital leases was approximately $14,000 and $15,000 for the years ended December 31, 2003 and 2002, respectively and $7,000 (unaudited) for the six months ended June 30, 2004.

The following is a schedule of future minimum lease payments under the capital leases described above, together with the present value of the net minimum lease payments:

               Year
              Ended
           December 31,
          -------------
               2004                                           20,530
               2005                                           11,976
                                                          ----------

          Total minimum lease payments                        32,506
          Less: imputed interest                              (3,782)
                                                          ----------

          Present value of net minimum lease payments         28,724
          Less: current portion                              (17,824)
                                                          ----------

          Long-term portion                               $   10,900
                                                          ==========

The interest rates under the capital lease obligations range from approximately 13% to 14% per annum, and are imputed based on the lessor's implicit rate of return at the inception of the lease.

During 2001, the Company ceased making payments under the terms of a furniture lease agreement. This lease is being accounted for as a capital lease as of December 31, 2001. During 2002, the Company decided to allow the leasing company to obtain a judgment in the amount of $216,376. Accordingly, during 2002, the Company has reclassified the total principal due under the furniture lease from obligations under capital leases to accrued furniture lease buyout on the accompanying balance sheets. The Company has adjusted the accrual for the amount due the leasing company based on the amount of the judgment. The relief of debt recognized in the first quarter 2003 of $103,876 is attributable to a favorable settlement of a liability under the furniture lease agreement. Payments of $5,000 per month are being made on this obligation under the furniture lease agreement with a final payment due in February 2005.

OPERATING LEASES

On May 1, 2000, the Company entered into a lease agreement for its operating facility in Scottsdale, Arizona. The lease is with Apple Investments, LLC, a Company wholly owned by two of the Company's officers. Rent expense under the lease was approximately $10,000 and $102,000 for the years ended December 31, 2002 and 2001, respectively.

On January 31, 2002, the Company terminated the related party lease agreement and entered into a new operating lease agreement with an unrelated third party that calls for monthly payments of $4,060 expiring in March, 2003. Rent expense under this agreement for the year ended December 31, 2002 was approximately $45,000. Future minimum lease payments under the lease through March 2003 are approximately $12,000.

In connection with the termination of the related party lease agreement, the Company expensed the net carrying value of certain leasehold improvements of approximately $66,000.

On June 1, 2003 the Company entered into a lease agreement for its operating facility in Scottsdale, Arizona consisting of approximately 3,529 square feet with gross lease payments of $5,000.00 per month plus tax at 1.9%. The new operating lease agreement expires in July, 2005. Rent expense under this agreement for the year ended December 31, 2003 was approximately $21,000 and for the six months ended June 30, 2004 was approximately $30,000.

NOTE 7 - RELATED PARTY TRANSACTIONS

RELATED PARTY NOTE PAYABLE

During 2001, the Company borrowed a total of $12,000 from a shareholder of a related corporation under the same common control as that of the Company. During the year ended December 31, 2002, this amount was converted to 1,800 shares of Common Stock of eTech, which was converted to 10,000,000 Common Shares of ImproveNet at the time of the Merger.

As described in Note 8, Merger with eTech, during 2002, eTech entered into subordinated convertible notes payable. An aggregate of $30,000 of the $100,000 subordinated convertible notes payable issued during August 2002 were to officers of eTech.

RELATED PARTY FACILITY LEASE

From May 1, 2001 to January 31, 2002, the Company leased office space for its corporate headquarters under an operating lease from Apple Investments, a company wholly owned by two of the Company's officers (Refer to Note 6, Commitments).

ROYALTY FEE REVENUES

Included in revenues are royalty fees that were recognized by the Company from Smart Fusion, Inc. ("Smart Fusion") a company wholly owned by two of the Company's officers. The Company recognized royalty fees from Smart Fusion in the amounts of approximately $285,000 and $26,000 for the years ended December 31, 2002 and 2001, respectively. The fees are based on a percentage of sales that Smart Fusion generated as a result of sales of the Company's software products. No royalty fees were recognized for 2003, as the license agreement to sell the Company's software products expired.

RESEARCH AND DEVELOPMENT

The Company subcontracts a portion of its research and development to companies wholly owned by two of the officers of the Company. During the years ended December 31, 2003 and 2002 and the six months ended june 30, 2004 and 2003, the Company incurred expenses from these companies totaling approximately $102,000, $38,000, $198,000 (unaudited) and $193,000 (unaudited) respectively, which is included in research and development expenses in the accompanying financial statements.

ACCRUED OFFICER SALARIES PAYABLE

For cash management purposes, some of the Company's officers have elected to defer their regular salary payments. Total amounts deferred by these officers are approximately $0, $190,000 and $134,000 at December 31, 2003, 2002 and 2001,
respectively and are included in accrued compensation in the accompanying balance sheets.

NOTE 8 - MERGER WITH ETECH

OVERVIEW

On December 23, 2002, eTech merged with eTech Acquisition, Inc., an Arizona corporation and wholly-owned subsidiary of ImproveNet, that was created during 2002 to merge eTech and ImproveNet. This Merger occurred pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated July 30, 2002. As consideration for this merger, eTech paid $500,000 to ImproveNet and incurred $19,000 in costs directly related to the merger. At the time of the Merger, each outstanding share of eTech Common Stock, no par value per share, was converted into the right to receive and became exchangeable for 5,555.555556 shares of ImproveNet Common Stock, par value $.001 per share. A total of 35,417,750 shares of ImproveNet common stock were issued in the Merger to eleven (11) different shareholders of eTech. Through the merger, the former directors of eTech collectively received 30,310,740 shares of ImproveNet Common Stock and as a result, acquired control of the Company.

Un-expired outstanding options to purchase eTech Common Stock were converted, on the same vesting schedule, into options to purchase a number of shares of ImproveNet Common Stock equal to the number of shares of eTech Common Stock that could have been purchased under such option multiplied by 5,555.555556, at a price per share of ImproveNet Common Stock equal to the per share exercise price of $0.05 per share. Options to acquire 788,889 shares of ImproveNet Common Stock were issued in the Merger as a result of these outstanding options, of which, 222,222 had vested as of the date of the Merger and carried an exercise price of $0.05 per share.

Warrants to purchase 1,500,000 shares of ImproveNet were issued as a result of the Merger. These warrants were issued in conjunction with subordinated convertible notes payable, as discussed below.

TENDER OFFER

Under the terms of the Merger Agreement, the Company agreed to present a cash tender offer ("Tender Offer") to pre-merger shareholders of ImproveNet. The price per share is based in part on ImproveNet's available cash balance at the closing of the merger. The Tender Offer was available from the time of the merger through January 2, 2003.

Prior to the closing of the merger, ImproveNet deposited approximately $2,557,000 with its stock transfer agent for payments to be made under the Tender Offer. In conjunction with the Tender Offer, the Company disbursed a total of approximately $1,962,000 to various pre-merger ImproveNet shareholders in January 2003 resulting in the acquisition of 13,913,975 treasury shares in January 2003. Funds remaining with the stock transfer agent in excess of disbursements of approximately $595,000 are classified as receivable from stock transfer agent on the accompanying balance sheets.

CONVERSION OF SUBORDINATED CONVERTIBLE NOTES PAYABLE

During July 2002, eTech issued an aggregate of $150,000 of subordinated convertible notes payable to two accredited investors. The notes are secured by substantially all of the Company's assets and are subordinated to the eTech's 9.00% note payable to a bank (Refer to Note 5, Notes Payable). In conjunction with the issuance of these subordinated convertible notes payable, eTech also issued one-year warrants to purchase an aggregate of 1,500,000 shares of ImproveNet at a purchase price of $0.15 per share. The subscription of the warrants is expressly conditioned upon the closing of the Merger. The Company expensed approximately $81,000 in connection with these warrants to recognize the fair value of the warrants.

During August 2002, eTech issued an aggregate of $100,000 of subordinated convertible notes payable to accredited investors and officers of eTech (refer to Note 7, Related Party Transactions). The notes are secured by substantially all of eTech's assets and are subordinated to the $150,000 of aggregate subordinated notes payable discussed above and to the 9.00% note payable to bank (Refer to Note 5, Notes Payable).

All of the subordinated convertible notes payable described above bear interest at a rate of 10.00% per annum and are due two years after the date of issue, provided they are not converted prior to this date. The notes are convertible into Common Shares of eTech in whole, or in part, at the option of the lender at any time during the term of the note at a rate of one share for every $555.5555556 of debt converted. The notes will automatically be converted if there is a transfer of more than 50% of the voting control of the Company, in one transaction or a series of transactions with ImproveNet directly or by merger or consolidation in which the existing shareholders of eTech do not directly retain more than 50% of the voting control of eTech, or a sale of all or substantially all assets of eTech to ImproveNet or one of ImproveNet's subsidiaries. The shares of eTech that will be received by the note holders if automatic conversion occurs will be converted to shares of ImproveNet using the same conversion rate as all other eTech shares converted in a merger transaction.

The proceeds of the subordinated notes payable of $250,000 were to be used for a portion of a $500,000 deposit with ImproveNet. This deposit was made prior to the Merger and in accordance with the Merger Agreement.

ACCOUNTING FOR THE MERGER

The Company accounted for this merger in accordance with SFAS No. 141, "Business Combinations." As discussed above, the former shareholders of eTech acquired a controlling interest in the Company, accordingly, the transaction has been accounted for as a reverse merger and the total consideration given by eTech of $519,000 has been allocated to the fair values of the pre-merger assets and liabilities of ImproveNet. At the time of the acquisition, the fair value of the net assets of ImproveNet was $361,351 in excess of the consideration given by eTech after all applicable reductions of amounts that otherwise would have been assigned to the acquired assets were considered. This excess is reported in the statement of operations as an extraordinary gain.

A summary of the amounts assigned to the assets and liabilities of ImproveNet at the time of the merger is as follows:

     Consideration provided                                                             519,000

     Assets
           Cash and cash equivalents                                  $  418,284
           Accounts receivable                                           293,924
           Receivable from stock transfer agent                          594,715
           Prepaid expenses and other current assets                      98,964
                                                                      ----------
                       Allocation to assets                                          (1,405,887)

     Liabilities
           Accounts payable                                              109,442
           Accrued merger and tender offer redemption liabilities      2,378,029
                                                                      ----------
                       Allocation to liabilities                                      2,487,471

     Allocation to treasury stock subscribed                                         (1,961,941)
                                                                                     ----------

     Extraordinary gain recognized                                                     (361,357)
                                                                                     ==========

NOTE 9 - STOCKHOLDERS' EQUITY

MERGER WITH ETECH

Refer to Note 8, Merger with eTech, for information related to the Merger with eTech.

SALE OF ETECH COMMON STOCK

During October 2002, eTech issued an aggregate of 450 shares of eTech Common Stock to accredited investors resulting in proceeds of $250,000. In conjunction with this sale, eTech distributed 45 shares of its common stock to consultants who assisted in the Common Stock sale and recognized financing expenses of $25,000 related to the services performed. At the time of the Merger in December 2002, all 495 shares described above were converted into shares of ImproveNet at a rate of 5,555.555556 per share of eTech Common Stock.

The proceeds of the eTech stock sale of $250,000 were to be used for a portion of a $500,000 deposit with ImproveNet. This deposit was made prior to the Merger and in accordance with the Merger Agreement.

COMMON STOCK OPTIONS

Prior to the Merger on May 1, 2002, eTech issued 142 common stock options to an employee. The options vesting schedule is as follows: 10 options on June 1, 2002 and 5 options on July 1, 2002 and each succeeding month thereafter until September 1, 2004 when all options shall be vested. The options expire on May 1, 2012 and have an exercise price of $277.78 per share. At the time of the Merger, these options were converted to options to purchase a number of shares of ImproveNet Common Stock equal to the number of shares of eTech Common Stock that could have been purchased under such options multiplied by 5,555.555556, at a price per share of ImproveNet Common Stock equal to the per share exercise price of $.05 per share.

Subsequent to the Merger, the Company retained ImproveNet's already existing stock option plans. These plans consist of the following:

1996 STOCK OPTION PLAN

Under the Company's 1996 Stock Option Plan, as amended, the Company may issue incentive stock options or non-statutory stock options to purchase up to 2,700,000 shares of common stock. Incentive stock options may be granted to employees at exercise prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Non-statutory stock options may be granted to employees, directors and consultants, at exercise prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options up to a maximum of ten years. Options granted generally vest over four years. Unexercised options expire three months after termination of employment with the Company.

1999 EQUITY INCENTIVE PLAN

The Company's Board of Directors adopted the 1999 Equity Incentive Plan (the "Incentive Plan") on December 3, 1999 under which 1,300,000 shares have been reserved for issuance. The number of shares reserved under the Incentive Plan will automatically increase on January 1 of each year by the lesser of 4% of the total number of shares outstanding or 1,300,000 shares. The Board of Directors implemented a program of automatic option grants to each non-employee director such that each non-employee director will receive options to purchase 20,000 shares of common stock upon commencement of service as a director, which will vest monthly over three years and 5,000 shares annually thereafter, which will vest monthly over twelve months.

EMPLOYEE STOCK PURCHASE PLAN

The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") on December 3, 1999 under which 300,000 shares have been reserved for issuance. The Purchase Plan was effected upon the effective date of the Company's initial public offering ("IPO"). The number of shares reserved under the Purchase Plan will automatically increase on January 1 of each year by the lesser of an amount equal to 1% of the total number of shares outstanding, or 300,000 shares. Under the Purchase Plan, eligible employees may purchase common stock valued at the lesser of $25,000 or 15% of their compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan defined dates. The Purchase Plan was suspended on June 29, 2001.

A summary of stock option activity is as follows:

                                                             Weighted
                                              Number of       Average
                                               Shares      Exercise Price
                                             ----------      ----------

Outstanding - January 1, 2002                      --        $     --

Options granted by eTech                            142          277.78
Effect of eTech Merger
     - conversion of eTech options
          - reversal of eTech options              (142)        (277.78)
          - conversion of eTech options         788,889            0.05
     - recognition of ImproveNet options
            existing prior to the merger        304,102            2.29

Outstanding - December 31, 2002               1,092,991      $     0.67

Options granted                                 980,000            0.17
Options exercised                                  --
Options forfeited during 2003                   (67,000)          (4.15)

Outstanding - December 31, 2003               2,005,991      $     0.31
                                             ==========

Options granted                               1,900,016
Options exercised                                  --
Options forfeited                                  --

Outstanding - June 30, 2004                   3,906,007
                                             ==========

As of December 31, 2003, there were 5,286,809 shares available for grant under the various stock option and incentive plans described above. As of June 30, 2004, there were 6,586,809 (unaudited) shares available for grant under the various stock option and incentive plans described above.

The following table summarizes information with respect to stock options outstanding at December 31, 2003:

                                          Options Outstanding                                         Options Exercisable
                   ------------------------------------------------------------------    -------------------------------------------
                                                Weighted
                                                Average                Weighted                                       Weighted
                                               Remaining               Average                                        Average
    Exercise              Number              Contractual              Exercise                Number                 Exercise
     Price             Outstanding            Life (Years)              Price                Outstanding               Price
----------------   --------------------   --------------------   --------------------    --------------------   --------------------
     $0.05                     788,889                    8.4                  $0.05                 555,558                  $0.05
     $0.12                      40,000                    9.1                  $0.12                  12,222                  $0.12
     $0.15                     540,000                    9.1                  $0.15                 200,000                  $0.15
     $0.20                     400,000                    9.9                  $0.20                       -                  $0.20
     $0.25                     177,102                    5.3                  $0.25                 177,102                  $0.25
     $6.25                      60,000                    6.3                  $6.25                  55,000                  $6.25
                   --------------------                                                  --------------------
                             2,005,991                                         $0.31                 999,882                  $0.45
                   ====================                                                  ====================

The following table summarizes information with respect to stock options outstanding at June 30, 2004:

                                                                           (Unaudited)
                                      Options Outstanding                                           Options Exercisable
                   ----------------------------------------------------------        -----------------------------------------
                                               Weighted
                                                Average            Weighted                                      Weighted
                                               Remaining           Average                                       Average
   Exercise              Number               Contractual          Exercise                Number                Exercise
     Price            Outstanding            Life (Years)           Price               Outstanding               Price
---------------    -------------------    -------------------    ------------        -------------------    ------------------
    $0.05                788,889                  8.4                $0.05                 722,228                 $0.05

    $0.09                800,000                 10.0                 0.09                  66,668                  0.09

    $0.11                300,016                 10.0                 0.11                  33,336                  0.11

    $0.12                 40,000                  9.1                $0.12                  20,000                 $0.12

    $0.13                100,000                 10.0                 0.13                  58,332

    $0.15                540,000                  9.1                $0.15                 200,000                 $0.15

    $0.20                750,000                  9.9                $0.20                    --                   $0.20

    $0.25                177,102                  5.3                $0.25                 177,102                 $0.25

    $6.25                 60,000                  6.3                $6.25                  55,000                 $6.25
                        --------                                                          --------

                       3,906,007                                     $0.31                 999,882                 $0.45
                      ==========                                                          ========

FAIR VALUE DISCLOSURES

The fair value of each option granted by the Company during years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 has been estimated on the date of grant using the minimum value method with the following assumptions:

                                      June 30,      December 31,    December 31,
                                        2004            2003            2002
                                        ----            ----            ----
                                    (unaudited)
Assumptions
        Risk-free interest rate         4.00%           3.00%           4.30%
        Expected lives               10 years         4 years         4 years
        Dividend yield                                    --              --
        Volatility                    177.00%         146.00%         138.00%

COMMON STOCK WARRANTS

The Company issued warrants to approved finders of the participating accredited investors in conjunction with the private placement completed in December 2003. These warrants have an exercise price of $0.20 and expire in December 2005. Compensation expense related to the issuance of these warrants was $57,200.

A summary of common stock warrant activity is as follows:

                                                                    Weighted
                                                     Number of       Average
                                                       Shares     Exercise Price
                                                     ----------     ----------

Outstanding - January 1, 2002                              --       $     --

Effect of eTech Merger
     - grant of eTech warrants contingent on the
            occurrence of the merger                  1,500,000           0.15
     - recognition of ImproveNet warrants
            existing prior to the Merger              1,267,596           8.98

Outstanding - December 31, 2002                       2,767,596     $     4.19
                                                     ----------
Warrants issued                                       2,370,000           0.16
Warrants exercised                                         --
Warrants expired                                     (1,500,000)         (0.15)
                                                     ----------

Outstanding - December 31, 2003                       3,637,596     $     0.15


Warrants issued                                      10,466,664           0.15
Warrants exercised                                         --
Warrants expired                                           --             --
                                                     ----------

Outstanding - June 30, 2004 (unaudited)              14,104,260     $     0.94
                                                     ==========

The following table summarizes warrants outstanding at December 31, 2003:

         Number of            Exercise           Term        Expiration
          Shares               Price            (Years)          Date
         ---------            ------            -------    ------------------
           245,000            $ 0.01                       November 23, 2004
           100,000            $ 0.01                       December 6, 2004
            75,000            $ 0.01                       December 12, 2004
             5,000            $ 0.01                       June 16, 2007
         1,500,000            $ 0.15             1.00      December 23, 2004
           200,000            $ 0.10             2.00      June 27, 2005
           150,000            $ 0.25             2.00      September 25, 2005
           500,000            $ 0.16             2.00      December 4, 2005
            20,000            $ 0.16             2.00      December 12, 2005
           583,333            $13.50                       December 6, 2004

The following table summarizes warrants outstanding at June 30, 2004:

         Number of            Exercise           Term        Expiration
          Shares               Price            (Years)          Date
         ---------            ------            -------    ------------------
           245,000            $ 0.01                       November 23, 2004
           100,000            $ 0.01                       December 6, 2004
            75,000            $ 0.01                       December 12, 2004
             5,000            $ 0.01                       June 16, 2007
         1,500,000            $ 0.15             1.00      December 23, 2004
           200,000            $ 0.10             2.00      June 27, 2005
           150,000            $ 0.25             2.00      September 25, 2005
           500,000            $ 0.16             2.00      December 4, 2005
            20,000            $ 0.16             2.00      December 12, 2005
       -----------
        10,466,664            $ 0.15             3.00      June 23, 2004
           583,333            $13.50                       December 6, 2004
       ===========
           259,263            $13.50                       December 12, 2004
       ===========
        14,104,260
       ===========

NOTE 10 - INCOME TAXES

The Company accounts for income taxes using an asset and liability approach. Deferred income taxes arise from timing differences resulting from revenues and costs reported for financial and tax reporting purposes in different periods. In addition, a valuation allowance is recognized if it is more likely than not that some or all of the deferred income tax assets will not be realized. A valuation allowance is used to offset the related net deferred income tax assets due to uncertainties of realizing the benefits of certain net operating losses.

Significant components of the Company's deferred income tax assets are as follows:

                                                  June 30,                 December 31,
                                                    2004              2003              2002
                                                ------------      ------------      ------------
Deferred Income Tax Assets:
   Allowance for doubtful accounts                   119,000      $    116,000      $     16,000
   Excess of book over tax depreciation              (10,000)          (12,000)          (27,000)
   Federal net operating loss carryforwards        1,290,000           960,000           790,000
   State net operating loss carryforwards            169,000           108,000            68,000
                                                ------------      ------------      ------------
Total deferred income tax asset                    1,568,000         1,172,000           847,000
Valuation allowance                               (1,568,000)       (1,172,000)         (847,000)
                                                ------------      ------------      ------------
Net deferred income tax asset                   $       --        $       --        $       --
                                                ============      ============      ============

At December 31, 2003 and 2002 and June 30, 2004, the Company had state net operating loss carryforwards of approximately $1,346,000 and $843,000 and $2,132,000 (unaudited), respectively which expire through 2008. At December 31, 2003, and June 30, 2004 the Company had a federal net operating loss of approximately $2,825,000, and $3,611,000 (unaudited)which expires on various dates up to the year 2023.

Due to the Merger with eTech, ImproveNet's pre-merger net operating losses are limited in use subsequent to the merger. The amount of net operating losses that can be used on an annual basis for the next twenty years is based on the value of ImproveNet at the time of the merger and the adjusted applicable federal long-term rate.

NOTE 11 - RETIREMENT PLAN

Effective April 16, 1997, the Company adopted a 401(k) retirement plan. Employees are eligible to participate in the plan after four (4) months of service. Salary deferral may range from 1% to 15%. The Company matches 100% of the amounts deferred by employees, up to 6% of an employee's annual compensation. The Company matched contributions totaling approximately $0, and $1000 for the years ended December 31, 2002 and 2001 respectively.

Effective November 1, 2003 the Company amended the 401(k) retirement plan. The Company provides a 401(k) retirement plan, which allows participating employees to elect to contribute up to 90% of their gross compensation. The 401(k) plan is subject to certain government-mandated restrictions which limit the amount of each employee's contribution. Employees are eligible to participate 90 days after their date of hire. The Company will not make a matching contribution at this time. The Company matched contributions totaling approximately $0 for the year ended December 31, 2003. The Company has made no match of contributions in the six months ended June 30, 2004.

NOTE 12 - CONTINGENCIES

As of December 31, 2003 and 2002, the Company had various pending claims arising from former customer disputes. The Company intends to vigorously defend these claims and expects to prevail in all cases. In conjunction with the defense of these claims, the Company has accrued approximately $306,000 and $137,000 as of December 31, 2003 and 2002, respectively, which represents the Company's best estimate of future costs associated with defending the claims. The Company has accrued approximately $248,000 as of June 30, 2004 which represents the Company's best estimate of future costs associated with defending the claims.

NOTE 13 - SERVICE AGREEMENT

The Company entered into an agreement with a third party service provider to operate and manage the contractor matching operation of ImproveNet's home improvement services segment. The agreement commenced on the date of the Merger, has a term of two years, is cancelable by the Company with 90 days written notice and cancelable by the service provider with 180 days written notice.

The agreement calls for the Company to remit, on a weekly basis, 25% of collected revenues related to the contractor matching function that the service provider manages and operates. On a monthly basis, the Company is required to reconcile total revenues related to the service agreement. The Company is required to pay the service provider an additional 2.5% of monthly revenues in excess of $400,000 but less than $500,000 and an additional 5% of revenues greater than $500,000.

NOTE 14 - CONCENTRATIONS

During 2002, the Company had four customers that accounted for 69% of the Company's revenues (Customer A - 25%, Customer B - 19%, Customer C - 14% and Customer D - 11%). During 2001, the Company had one customer (Customer A) that accounted for 71% of the Company's revenues.

NOTE 15 - SUBSEQUENT EVENTS

Our customer service and operations for the service provider matching service are performed under terms of a services agreement with a Canadian corporation in Nova Scotia, Canada which provides for termination without cause upon 180 days notice by the Canadian corporation. In January 2004, the Canadian corporation provided written notice to us of termination of the services agreement. We have staffed our Scottsdale, Arizona offices for the customer service and operations for the service provider matching service. In late March 2004, the transition of our customer service and operations was made to our Scottsdale, Arizona offices. It is unclear if the transition has been implemented smoothly or if the customer service and operations will be performed adequately in the new location. There is an element of goodwill associated with the customer relationship aspect of the customer service center and it is unclear if this will be maintained through this transition. We have experienced some disruption in customer support, collections of accounts receivable and revenues.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO OR FROM ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

================================================================================
                              _____________________

                                TABLE OF CONTENTS
                              _____________________

                                                         PAGE
SUMMARY......................................................
THE OFFERING.................................................
SUMMARY FINANCIAL DATA.......................................
RISK FACTORS.................................................
DIVIDEND POLICY..............................................
MARKET FOR COMMON STOCK......................................
USE OF PROCEEDS..............................................
SELLING SECURITYHOLDERS......................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............
OUR BUSINESS.................................................
MANAGEMENT...................................................
PRINCIPAL SHAREHOLDERS.......................................
CERTAIN TRANSACTIONS.........................................
DESCRIPTION OF IMPROVENET'S SECURITIES.......................
SHARES ELIGIBLE FOR FUTURE SALE..............................
PLANS OF DISTRIBUTION .......................................
EXPERTS......................................................
LEGAL MATTERS................................................
ADDITIONAL INFORMATION.......................................
REPORTS TO SHAREHOLDERS......................................
INDEX TO COMBINED FINANCIAL STATEMENTS.......................



================================================================================



                                IMPROVENET, INC.

                                  COMMON STOCK

                                ________________


                                   PROSPECTUS
                                ________________



                                ___________, 2004



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of ImproveNet in connection with this Offering.

                                                                      Amount(1)
                                                                      ---------

    SEC Registration Fee.............................................. $  1,140
    NASD Filing Fee...................................................
    Legal Fees and Expenses...........................................
    Accounting Fees and Expenses......................................
    Printing Expenses.................................................
    Blue Sky Fees and Expenses........................................
    Miscellaneous.....................................................
    Total.............................................................

(1) ALL FEES AND EXPENSES EXCEPT THE SEC REGISTRATION FEE AND THE NASD FILING FEE ARE ESTIMATES.

ITEM 25.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

         As permitted by Delaware law, our Fourth Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under
Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

         As permitted by Delaware law, our Fourth Amended and Restated Certificate of Incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Restated Certificate of Incorporation, our bylaws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the Restated Certificate of Incorporation are not exclusive.

         Our Amended and Restated Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other offices and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Amended and Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Amended and Restated Bylaws would permit indemnification.

         We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

ACQUISITION

     On December 23, 2002, eTech Acquisition, Inc., an Arizona corporation and wholly-owned subsidiary of ImproveNet, merged with and into eTechLogix, Inc. ("Etech"). This Merger occurred pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated July 30, 2002. Under the terms of the Merger Agreement, eTech paid $500,000 to ImproveNet and incurred $19,000 in costs directly related to the Merger. At the time of the Merger, each outstanding share of eTech Common Stock, no par value per share, was converted into the right to receive and became exchangeable for 5,555.555556 shares of ImproveNet Common Stock, par value $.001 per share. A total of 35,417,750 shares of ImproveNet common stock were issued in the Merger to eleven (11) different shareholders of eTech. Through the Merger, the former directors, who were also shareholders, of eTech collectively received 30,310,740 shares of ImproveNet Common Stock and as a result, acquired control of the Company.

     Un-expired outstanding options to purchase eTech Common Stock were converted, on the same vesting schedule, into an option to purchase a number of shares of ImproveNet Common Stock equal to the number of shares of eTech Common Stock that could have been purchased under such option multiplied by 5,555.555556, at a price per share of ImproveNet Common Stock equal to the per share exercise price of $.05 per share. Options to acquire 788,889 shares of ImproveNet Common Stock were issued in the Merger as a result of these outstanding options, of which, 222,222 had vested as of the date of the Merger.

     Warrants to purchase 1,500,000 shares of ImproveNet were issued as a result of the Merger. These warrants were issued in conjunction with subordinated convertible notes payable, as discussed below.

TENDER OFFER

     Under the terms of the Merger Agreement, the Company agreed to present a cash tender offer ("Tender Offer") to pre-merger shareholders of ImproveNet. The price per share was based in part on ImproveNet's available cash balance at the closing of the Merger. The Tender Offer was available from the time of the Merger through January 2, 2003.

     Prior to the closing of the Merger, ImproveNet deposited approximately $2,557,000 with its stock transfer agent for payments to be made under the Tender Offer. In conjunction with the Tender Offer, the Company disbursed a total of approximately $1,962,000 to various pre-merger ImproveNet shareholders in January 2003 resulting in the acquisition of 13,913,975 treasury shares in January 2003. Funds in excess of disbursements of approximately $595,000 were returned to the Company from stock transfer agent in January 2003.

CONVERSION OF SUBORDINATED CONVERTIBLE NOTES PAYABLE

         During July 2002, eTech issued an aggregate of $150,000 of subordinated convertible notes payable to two accredited investors. The notes are secured by substantially all of the Company's assets and are subordinated to the eTech's 9.00% note payable to a bank (Refer to Note 5, Notes Payable). In conjunction with the issuance of these subordinated convertible notes payable, eTech also issued one-year warrants to purchase an aggregate of 1,500,000 shares of ImproveNet at a purchase price of $0.15 per share. The subscription of the warrants was expressly conditioned upon the closing of the Merger. The Company expensed approximately $81,000 in connection with these warrants to recognize the fair value of the warrants.

         During August 2002, eTech issued an aggregate of $100,000 of subordinated convertible notes payable to accredited investors and officers of eTech (refer to Note 7, Related Party Transactions). The notes are secured by substantially all of eTech's assets and are subordinated to the $150,000 of aggregate subordinated notes payable discussed above and to the 9.00% note payable to a bank (Refer to Note 5, Notes Payable).

         All of the subordinated convertible notes payable described above bear interest at a rate of 10.00% per annum and are due two years after the date of issue, provided they are not converted prior to this date. The notes are convertible into common shares of eTech in whole, or in part, at the option of the lender at any time during the term of the note at a rate of one share for every $555.5555556 of debt converted. The notes will automatically be converted if there is a transfer of more than 50% of the voting control of the Company, in one transaction or a series of transactions with ImproveNet directly or by merger or consolidation in which the existing shareholders of eTech do not directly retain more than 50% of the voting control of eTech, or a sale of all or substantially all assets of eTech to ImproveNet or one of ImproveNet's subsidiaries. The shares of eTech that will be received by the note holders if automatic conversion occurs will be converted to shares of ImproveNet using the same conversion rate as all other eTech shares converted in a merger transaction. Immediately prior to the closing of the Merger, all of the subordinated convertible notes payable were converted into shares of Etech common stock and upon closing of the Merger were exchanged into shares of ImproveNet common stock.

         The proceeds of the subordinated notes payable of $250,000 were to be used for a portion of a $500,000 deposit by Etech with ImproveNet. This deposit was made prior to the Merger and in accordance with the Merger Agreement.

SHORT TERM PROMISSORY

                  In June 2003 following the closing of the Merger, we borrowed $75,000 for a 90-day period represented by a promissory note that we issued to an accredited investor. Warrants to purchase 200,000 shares of our common stock were also issued in that transaction. The promissory note was renewed in September 2003 for $80,000 including accrued but unpaid interest, and a warrant to purchase an additional 150,000 shares of our common stock was issued at that time. The promissory note was paid in full in December 2003. The issuances of the promissory notes and the warrants were made under applicable registration exemptions from both state and federal securities laws including section 4(2) of the Securities Act of 1933.

ISSUANCE OF UNSECURED CONVERTIBLE PROMISSORY NOTES

         In December 2003, we completed a private placement of $400,000 of 8% unsecured convertible promissory notes, each with a maturity of December 15, 2005, issued to a limited group of accredited investors. The issuance was made under applicable registration exemptions from both state and federal securities laws including section 4(2) of the Securities Act of 1933.

         The notes will accrue 8% interest per year payable quarterly commencing March 15, 2004. The first quarterly payment was made on March 15, 2004. The principal of each note and all accrued but unpaid interest is convertible into shares of our common stock at the rate of five (5) shares for each one dollar of debt represented by each note. Proceeds received from the issuance of the notes are being used for working capital and general corporate purposes. In addition, approved finders of the participating accredited investors were collectively issued warrants to purchase 520,000 shares of our common stock. The warrants were also issued under applicable registration exemptions from both state and federal securities laws including section 4(2) of the Securities Act of 1933.

PRIVATE PLACEMENT AND CONVERSION OF CONVERTIBLE PROMISSORY NOTES

         On June 24, 2004, we completed a sale of 10,500,000 shares of our common stock, par value $0.001 per share, for $0.10 per share to several accredited investors (collectively, the "Investors"), for an aggregate purchase price of $1,050,000 in a private placement transaction pursuant to provisions of a Common Stock Subscription Agreement dated June 23, 2004 (the "Agreement"). We also granted the Investors 3-year warrants to purchase a total of 8,000,000 shares of our common stock at an exercise price of $0.15 per share. The right to designate a nominee to our Board of Director's was also granted to one of the accredited investors. The funds received will be used for general corporate purposes and to increase our financial flexibility.

         As part of the transaction, the Investors also purchased 1,500,000 shares of common stock from affiliates of three of our officers and directors for an aggregate purchase price $150,000. Each of these three selling parties entered into a lock-up agreement restricting future sales of their common stock for a specified period as well as a voting agreement regarding the accredited investor's designated nominee to our Board of Directors.

         In addition, the principal balance and all accrued interest on $370,000 of the $400,000 outstanding convertible promissory notes we issued to accredited investors in December 2003 were converted into common stock and warrants on similar terms to the private placement (the "Converting Investors") on June 24, 2004 as more specifically set forth in each respective Second Amendment to ImproveNet, Inc. Unsecured Convertible Promissory Note Subscription Agreement and 8% Unsecured Convertible Promissory Note (the "Second Amendments"). A total of 3,707,400 shares of common stock were issued along with 3-year warrants to purchase an additional 2,466,666 shares of common stock at an exercise price of $0.15 per share.

         We have agreed to file a registration statement with the Securities Exchange Commission within sixty days of the closing of the Agreement covering the resale of the common stock by the Investors and the Converting Investors.

         There were no underwriters involved in these transactions, and no underwriting discounts or commissions paid.

         The securities were issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"), or Regulation D promulgated thereunder or another exemption under the Act, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
------    --------------------------------------------------------------------

2.1 Stock Purchase Agreement by and between the Registrant and The J.L. Price Corporation. (1)

2.2 Asset Purchase Agreement by and between the Registrant and Contractor Referral Service, LLC. (1)

2.3 Agreement and Plan of Merger by and between the Registrant, eTechLogix, Inc. and Etech Acquisition, Inc. dated July 30, 2002, as amended (2)

2.4       Amendment No. 1 to Agreement and Plan of Merger dated October 1, 2002
          (7)

2.5       Amendment No. 2 to Agreement and Plan of Merger dated November 12,
          2002 (7)

3.1 Fourth Amended and Restated Certificate of Incorporation of the Registrant. (1)

3.2       Amended and Restated Bylaws of the Registrant. (1)

4.1       Specimen Stock Certificate. (1)

5.1       Opinion of Law Office of Jeffrey R. Perry

10.1      Amended and Restated 1996 Stock Option Plan. (1)

10.2      Form of 1999 Equity Incentive Plan. (1)

10.3      Form of 1999 Employee Stock Purchase Plan. (1)

10.4 Commercial Office Lease by and between Florcor I Limited Partnership and the Registrant. (1)

10.5 Commercial Office Lease by and between Chestnut Bay LLC and the Registrant. (1)

10.6      Employment agreement by and between the Registrant and Ronald Cooper.
          (1)

10.7 Series A Preferred Stock and Warrant Purchase Agreement by and between the Registrant and certain investors of the Registrant dated June 30, 1997. (1)

10.8 Series B Preferred Stock and Warrant Purchase Agreement by and between the Registrant and certain investors of the Registrant dated March 17, 1998. (1)

10.9 Series C Preferred Stock Agreement by and between the Registrant and certain investors of the Registrant dated March 29, 1999. (1)

10.10 Series D Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant dated September 10, 1999. (1)

10.11 First Series E Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant dated November 23, 1999. (1)

10.12 Second Series E Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant dated November 23, 1999. (1)

10.13 Form of Warrant Purchase Agreement by and between the Registrant and certain investors of the Registrant dated December 7, 1999. (1)

10.14 Fourth Amended and Restated Voting Agreement by and between the Registrant and certain investors of the Registrant dated November 23, 1999. (1)

10.15 Form of Indemnity Agreement by and between the Registrant and each of its directors and executive officers. (1)

10.16 Internet-based Service Agreement between the Registrant and Owens Corning dated October 1, 1999. (1)

10.17 Collaboration Agreement between the Registrant and E.I. du Pont de Nemours and Company dated December 3, 1999. (1)

10.18 Internet Development, Marketing and Distribution Agreement between the Registrant and General Electric Appliances dated September 10, 1999.
          (1)

10.19 Relationship Agreement between the Registrant and Microsoft HomeAdvisor dated December 7, 1999. (1)

10.20 Agreement between the Registrant and CompleteHome Operations, Inc. dated December 13, 1999. (1)

10.21     Form of 1996 Stock Option Plan Grant Notice. (1)

10.22     Form of 1999 Equity Incentive Plan Stock Option Agreement. (1)

10.23 Form of Warrant to Purchase an aggregate of 420,000 shares of common stock. (1)

10.24 Form of Warrant to Purchase an aggregate of 10,000 shares of common stock. (1)

10.25 Form of Warrant to Purchase an aggregate of 842,596 shares of common stock. (1)

10.26 Form of Warrant to Purchase an aggregate of 96,400 shares of Series A preferred stock. (1)

10.27 Form of Warrant to Purchase an aggregate of 47,009 shares of Series B preferred stock. (1)

10.28     Form of Warrant to purchase 47,167 shares of Series C preferred stock.
          (1)

10.29 Form of Warrant to purchase an aggregate of 326,000 shares of Series D preferred stock. (1)

10.30 Fourth Amended and Restated Investor Rights Agreement by and between the Registrant and certain investors of the Registrant dated November 23, 1999. (1)

10.33 Commercial Office Lease by and between Bennett Center, LLC and the Registrant. (3)

10.34     Improvenet, Inc. Stock Repurchase Agreement dated July 12, 2001. (4)

10.35 Services Agreement dated December 16, 2002 regarding contractor matching operation (confidential treatment requested) (7)

10.36 Commercial Office Lease by and between Phil & Brenda Frandsen and Registrant (8)

14.1      Code of Ethics

16.1 Concurrence of PricewaterhouseCoopers LLP, former independent accountants, regarding resignation. (5)

23.1      Consent of Semple & Cooper LLP, Independent Accountants.

23.2      Consent of Law Office of Jeffrey R. Perry included in Exhibit 5.1.

24.1      Power of Attorney. (3)

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-92873), as amended.

(2) Incorporated by reference to the Registrant's Form 8-K filed on August 6, 2002.

(3) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2000.

(4) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2001.

(5) Incorporated by reference to the Registrant's Form 8-K filed on January 21, 2003.

(6) Incorporated by reference to the Registrant's Schedule TO with exhibits and amendments thereto and eTechLogix's Schedule TO with exhibits and amendments thereto.

(7) Incorporated by reference to the Registrant's Form 10-KSB for the fiscal year ended December 31, 2002.

(8) Incorporated by reference to the Registrant's Form 10-QSB for the 2nd quarter ended June 30, 2004.

ITEM 28.  UNDERTAKINGS

         1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the small business issuer will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

         2. The undersigned small business issuer will: (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form or prospectus filed by the small business issuer under Rule 424(b)(1), or (4) 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective and
(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         3. The undersigned small business issuer will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, County of Maricopa, Arizona, on August 23, 2004.

                                        IMPROVENET, INC.

                                        By     /s/ Jeffrey I. Rassas
                                           ------------------------------------
                                            Jeffrey I. Rass?s
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Rass?s and Homayoon J. Farsi and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and capacities, to sign any or all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: August 23, 2004                        /s/ Jeffrey I. Rassas
                                              --------------------------------
                                              Jeffrey I. Rassas, Director

Dated: August 23, 2004                        /s/ Homayoon J. Farsi
                                              --------------------------------
                                              Homayoon J. Farsi, Director

Dated: August 23, 2004                        /s/ Naser Ahmad
                                              --------------------------------
                                              Naser Ahmad, Director

Dated: August 23, 2004                        /s/ Ronald B. Cooper
                                              --------------------------------
                                              Ronald B. Cooper, Director

Dated: August 23, 2004                        /s/ Jay Stead
                                              --------------------------------
                                              Jay Stead, Director

Dated: August 23, 2004                        /s/ Alok Mohan
                                              --------------------------------
                                              Alok Mohan, Director